UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-190728	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lise-Meitner-Strasse 30

85354 Freising-Weihenstephan, Germany

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +49 81 6114 11400

Marika Inc.

2360 Corporate Circle Suite 400

Henderson NV 89074-7722

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Pieris Pharmaceuticals, Inc., a Nevada corporation formerly known as Marika Inc., is providing the disclosure contained in this Current Report on Form 8-K in connection with the closing of the Acquisition, as defined below, under the following items of Form 8-K: Item 1.01, Item 2.01, Item 3.02, Item 3.03, Item 4.01, Item 5.01, Item 5.02, Item 5.03, Item 5.06, Item 5.07 and Item 9.01.

A table of contents for this Current Report on Form 8-K is as follows:

Page No.

Forward-Looking Statements	3

Item 1.01 Entry into a Material Definitive Agreement	4

Item 2.01 Completion of Acquisition or Disposition of Assets	4

Business	6

Risk Factors	34

Management’s Discussion and Analysis of Financial Condition and Results of Operations	62

Security Ownership of Certain Beneficial Owners and Management	75

Management	77

Executive Compensation	80

Certain Relationships and Related Transactions and Director Independence	86

Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters	90

Recent Sales of Unregistered Securities	92

Description of Securities	92

Indemnification of Directors and Officers	95

Financial Statements	96

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	96

Item 3.02 Unregistered Sales of Equity Securities	96

Item 3.03 Material Modification of Rights of Security Holders	97

Item 4.01 Changes in Registrant’s Certifying Accountant	97

Item 5.01 Changes in Control of Registrant	97

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	97

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	98

Item 5.06 Change in Shell Company Status	99

Item 5.07 Submission of Matters to a Vote of Security Holders	99

Item 9.01 Financial Statements and Exhibits	99

As used in this Current Report on Form 8-K, unless the context indicates or otherwise requires, all references to “Pieris” refer to Pieris Pharmaceuticals, Inc., a Nevada corporation formerly known as Marika Inc.; all references to “Pieris Operating” refer to Pieris AG, a company organized under the laws of Germany that became the wholly owned subsidiary of Pieris following the completion of the Acquisition, as described in this report; all references to the “Combined Company” refer to Pieris and its subsidiaries, including Pieris Operating; and all references to “we,” “our” and “us” refer to the Combined Company from and after the closing of the Acquisition.

We have registered trademarks for Pieris®, Anticalin® and Pocket Binding™. All other trademarks, trade names and service marks included in this Current Report on Form 8-K are the property of their respective owners.

Currency Presentation and Currency Translation

Unless otherwise indicated, all references to “dollars,” “$,” “U.S. $” or “U.S. dollars” are to the lawful currency of the United States. All references in this annual report to “euro” or “€” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended. We prepare our financial statements in U.S. dollars.

The functional currency for our operations is the euro. With respect to our financial statements, the translation from the euro to U.S. Dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of other comprehensive income.

Where in this report we refer to amounts in euros, we have for your convenience also in certain cases provided a conversion of those amounts to U.S. Dollars in parentheses. Where the numbers refer to a specific balance sheet account date or financial statement account period, we have used the exchange rate that was used to perform the conversions in connection with the applicable financial statement. In all other instances, unless otherwise indicated, the conversions have been made using the noon buying rate of €1.00 to U.S. $1.3779 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2013.

The conversions provided in this report should not be construed as representations that the euro amounts actually represent U.S. Dollar amounts or could be converted into U.S. Dollars at the rates indicated.

FORWARD-LOOKING STATEMENTS

Statements in this Current Report on Form 8-K that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, however not all forward-looking statements contain one or more of these identifying terms. Factors that could cause actual results to differ materially from those currently anticipated include those set forth in the section titled “Risk Factors” including, without limitation, risks relating to:

•	the results of our research and development activities, including uncertainties relating to the discovery of potential drug candidates and the preclinical and ongoing or planned clinical testing of our drug candidates;

•	the early stage of our drug candidates presently under development;

•	our ability to obtain and, if obtained, maintain regulatory approval of our current drug candidates and any of our other future drug candidates;

•	our need for substantial additional funds in order to continue our operations and the uncertainty of whether we will be able to obtain the funding we need;

•	our future financial performance;

•	our ability to retain or hire key scientific or management personnel;

•	our ability to protect our intellectual property rights that are valuable to our business, including patent and other intellectual property rights;

•	our dependence on third-party manufacturers, suppliers, research organizations, testing laboratories and other potential collaborators;

•	our ability to successfully market and sell our drug candidates in the future as needed;

•	the size and growth of the potential markets for any of our approved drug candidates, and the rate and degree of market acceptance of any of our approved drug candidates;

•	competition in our industry; and

•	regulatory developments in the U.S. and foreign countries.

We operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking statements regarding future events and circumstances discussed in this report may not occur and actual results, or the timing thereof, could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. The forward-looking statements included in this report speak only as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this report to conform these statements to actual results or to changes in our expectations.

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition Agreement

On December 17, 2014, Pieris, Pieris Operating and the former stockholders of Pieris Operating entered into an Acquisition Agreement, or the Acquisition Agreement. Pursuant to the Acquisition Agreement, the stockholders of Pieris Operating contributed all of their equity interests in Pieris Operating to Pieris for shares of Pieris common stock, which resulted in Pieris Operating becoming a wholly owned subsidiary of Pieris, which we refer to as the Acquisition. The Acquisition closed on December 17, 2014 promptly following the execution of the Acquisition Agreement. Reference is made to the descriptions of the Acquisition and the Acquisition Agreement included in Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. The description of the Acquisition Agreement set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

In connection with the Acquisition and pursuant to the Split-Off Agreement, as defined below, Pieris transferred its pre-Acquisition assets and liabilities to its former majority stockholder, Aleksandrs Sviks, in exchange for the surrender by him and cancellation of 11,363,635 shares of Pieris common stock, or the Split-Off. Reference is made to the descriptions of the Split-Off and the Split-Off Agreement included in Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. The description of the Split-Off Agreement set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached hereto as Exhibit 10.33 and is incorporated herein by reference.

Indemnification Agreements

On December 15, 2014, the Pieris Board of Directors approved a form of indemnification agreement to be entered into between us and our directors and executive officers. Immediately following the closing of the Acquisition on December 17, 2014, we entered into indemnification agreements in the form approved by our Board of Directors with each of the following newly appointed executive officers and directors: Stephen S. Yoder, Chau Khuong, Dr. Christina Takke, Michael Richman, and Steven Prelack. For information about our indemnification agreements, see the disclosure under the heading “Indemnification of Directors and Officers” included in Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. The foregoing is only a brief description of the indemnification agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the form of indemnification agreement filed as Exhibit 10.10 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The Acquisition

The Acquisition closed on December 17, 2014 promptly following the execution of the Acquisition Agreement.

On December 5, 2014, Pieris completed a 2.272727-for-1 forward split of its common stock in the form of a share dividend, with the result that 6,100,000 shares of common stock outstanding immediately prior to the stock split became 13,863,635 shares of common stock outstanding immediately thereafter. Effective as of December 16, 2014, prior to the closing of the Acquisition, Pieris amended and restated its Articles of Incorporation to, among other things, change its name from Marika Inc. to “Pieris Pharmaceuticals, Inc.,” and increase its authorized capital stock from 75,000,000 shares of common stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. On December 17, 2014, Pieris transferred its pre-Acquisition assets and liabilities to its former majority stockholder, Aleksandrs Sviks, in exchange for the surrender by him and cancellation of 11,363,635 shares of Pieris common stock. All share and per share numbers in this report relating to our shares of common stock have been adjusted to give effect to the stock split unless otherwise stated.

At the closing of the Acquisition and pursuant to the terms of the Acquisition Agreement, Pieris issued an aggregate of 20,000,000 shares of its common stock to the former stockholders of Pieris Operating in exchange for all of the outstanding shares of Pieris Operating’s capital stock. The number of shares of Pieris common stock issued in the Acquisition was negotiated and agreed to by Pieris, Pieris Operating and the former stockholders of Pieris Operating prior to entering into the Acquisition Agreement. Upon the closing of the Acquisition, Pieris Operating became a wholly owned subsidiary of Pieris, and the former stockholders of Pieris Operating became the owners of approximately 89% of the outstanding shares of Pieris’ common stock.

The Acquisition Agreement includes customary representations, warranties and covenants made by Pieris and Pieris Operating as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Acquisition Agreement and are not intended to provide factual, business or financial information about Pieris, Pieris Operating or the Combined Company. Moreover, those representations and warranties were made solely for the benefit of the parties to the Acquisition Agreement, and some or all of them (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to stockholders or different from what a stockholder might view as material, and/or (iii) may have been qualified by certain disclosures of Pieris or Pieris Operating not reflected in the Acquisition Agreement. The description of the Acquisition Agreement set forth in this report does not purport to be complete and is qualified in its entirety by reference to the full text of that document. A copy of the Acquisition Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

The Split-Off

Upon the closing of the Acquisition, under the terms of the Split-Off Agreement, dated December 17, 2014 among Pieris, Marika Enterprises Inc. and Aleksandrs Sviks, or the Split-Off Agreement, and a general release agreement, Pieris transferred all of its pre-Acquisition operating assets and liabilities to its wholly-owned special-purpose subsidiary, Marika Enterprises Inc., a Nevada corporation, or the Split-Off Subsidiary, formed on December 15, 2014. Thereafter, pursuant to the Split-Off Agreement, Pieris transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Aleksandrs Sviks, the pre-Acquisition majority stockholder of Pieris, and the former sole officer and director of Pieris, in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 11,363,635 shares of Pieris common stock held by Mr. Sviks (which were cancelled and will resume the status of authorized but unissued shares of Pieris common stock) and (ii) certain representations, covenants and indemnities. Under the terms of a General Release Agreement, dated December 17, 2014, among Pieris, Split-Off Subsidiary and Aleksandrs Sviks, Split-Off Subsidiary and Mr. Sviks agreed to a general release of all claims and liabilities of Pieris and Pieris Operating, as well as certain other customary covenants. The description of the Split-Off Agreement and the General Release Agreement set forth in this report does not purport to be complete and is qualified in its entirety by reference to the full text of those documents. A copy of the Split-Off Agreement and General Release Agreement are attached to this Current Report on Form 8-K as Exhibit 10.33 and 10.34, respectively, and are incorporated herein by reference.

Post-Acquisition Ownership of Pieris

As of immediately after the closing of the Acquisition and the Split-Off, our securities (on a fully diluted basis) are owned as follows:

•	Former holders of Pieris Operating’s capital stock hold an aggregate of 20,000,000 shares of our common stock, or approximately 78% on a fully diluted basis;

•	Holders of our common stock prior to the closing of the Acquisition hold an aggregate of 2,500,000 shares of our common stock, or approximately 10% on a fully diluted basis; and

•	3,200,000 shares of our common stock are reserved for issuance under the 2014 Employee, Director and Consultant Equity Incentive Plan of Pieris Pharmaceuticals, Inc., or the Pieris Plan, representing approximately 12% on a fully diluted basis. As of the date hereof, options to purchase 2,519,500 shares of our common stock have been issued under the Pieris Plan to our executive officers, directors, employees and consultants. For additional information, see “Executive Compensation—Director Compensation” and “Executive Compensation—Description of the Pieris Plan.” As a result of such grants, 680,500 shares of our common stock are available for future issuances under the Pieris Plan.

Accounting Treatment of the Acquisition

The Acquisition is being accounted for as a reverse-merger and recapitalization. Pieris Operating is the acquirer for financial reporting purposes and Pieris is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Acquisition will be those of Pieris Operating and will be recorded at the historical cost basis of Pieris Operating, and the consolidated financial statements after completion of the Acquisition will include the assets and liabilities and results of operations of Pieris Operating up to the day prior to the closing of the Acquisition and the assets and liabilities and results of operations of the Combined Company from and after the closing date of the Acquisition.

Smaller Reporting Company

Following the Acquisition, the Combined Company continues to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the Securities and Exchange Commission, or the SEC.

Background of Pieris; Form 10 Requirements

Pieris was incorporated on May 24, 2013 in Nevada with the name “Marika Inc.” Prior to the Acquisition, Pieris pursued a business of an errand concierge service online marketplace. Upon the closing of the Acquisition and the Split-Off, Pieris discontinued its pre-Acquisition business plans and is now pursuing the business of Pieris Operating.

Pieris filed a registration statement on Form S-1 (File No. 333-190728) that was declared effective by the SEC on January 28, 2014, and sold an aggregate of 2,500,000 shares of its common stock (on a post forward stock split basis) under that registration statement.

Prior to the closing of the Acquisition, Pieris was a “shell company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, pursuant to the requirements of Item 2.01(f) and Item 5.01(a)(8) of Form 8-K, this Item 2.01 sets forth the information that would be required if the Combined Company were filing a general form for registration of a class of securities on Form 10 under the Exchange Act, with such information reflecting the Combined Company and its securities upon completion of the Acquisition. Following the Acquisition, Pieris is a holding company, without any operations or employees, and the sole stockholder of Pieris Operating. Solely for purposes of filings with the SEC, the principal contact for Pieris shall be at the principal executive office of Pieris Operating, located at Lise-Meitner-Strasse 30 85354 Freising-Weihenstephan, Germany, or under the telephone number +49 81 6114 11400.

BUSINESS

Overview

We are a clinical stage biopharmaceutical company dedicated to the discovery and development of our Anticalin® class of biotherapeutics for patients with diseases in which we believe there is high unmet medical need. Anticalin proteins are a class of low molecular-weight therapeutic proteins derived from lipocalins, which are naturally occurring low-molecular weight human proteins typically found in blood plasma and other bodily fluids.

Anticalin®-branded proteins function similarly to monoclonal antibodies, or mAbs, by binding tightly and specifically to a diverse range of targets. An antibody is a large protein used by the immune system that recognizes a unique part of a foreign target molecule, called an antigen. We believe Anticalin proteins possess numerous advantages over antibodies in certain applications. For example, Anticalin proteins are small in size and are monomeric, meaning single protein units rather than a multi-protein complex. Therefore, we believe Anticalins are generally more stable biophysically than tetrameric monoclonal antibodies, composed of four protein subunits, potentially enabling unique routes of drug administration such as pulmonary delivery. Higher-molecular-weight entities such as antibodies are often too large to be delivered effectively through these methods. In addition, Anticalin proteins are monovalent in structure, which means they bind to a single cell surface receptor and which may avoid the risk of cross-linking of cell surface receptors where such receptors are a therapeutic target. Antibody-mediated cross-linking can occur when each of the two “arms” of an antibody binds to a cell surface receptor and brings these receptors into close proximity, which can lead to aggressive cell growth that is characteristic of cancer. While our basic Anticalin proteins have only a single binding site and are not subject to such cross-linking, our Anticalin-branded technology is also modular, which allows us to design Anticalin proteins to bind with specificity to multiple targets at the same time. This multispecificity offers advantages in biological settings where binding to multiple targets can enhance the ability of a drug to achieve its desired effects, such as killing cancer cells. Moreover, unlike antibodies, the pharmacokinetic, or PK, profile of Anticalin proteins can be adjusted to potentially enable program-specific optimal drug exposure. Such differentiating characteristics suggest that Anticalin proteins have the potential, in certain cases, to become first-in-class drugs.

We have access to intellectual property rights directed to various aspects of our Anticalin® technology platform, allowing for development and advancement of our platform and drug candidates. We believe our ownership and/or license of our Anticalin platform provides us with a strong intellectual property position, particularly where we are seeking to address targets and diseases in a novel way and for which there is existing monoclonal antibody intellectual property.

We believe that the drug-like properties of the Anticalin® drug class were demonstrated in a Phase Ib clinical trial in solid tumor patients of our anti-VEGF-A Anticalin-branded drug candidate, PRS-050, designed to inhibit blood vessel growth in solid tumors. VEGF-A is a protein that induces growth of blood vessels, and anti-VEGF-A drug aim to inhibit the blood supply to solid tumors. In a multi-ascending dose trial performed under governance by the German Federal Institute for Drugs and Medical Devices (Bundesinstitut für Arzneimittel und Medizinprodukte, or BfArM), PRS-050 was shown to be generally safe and well-tolerated, and we were not able to detect any anti-drug antibodies, or ADAs, following administration of a total of 144 doses with five or more doses to 17 patients. We believe that these results demonstrated that there was no apparent immune response against PRS-050. Furthermore, dose-proportional pharmacokinetics, pharmacology and biomarker activity were observed in the trial, which we believe demonstrates that PRS-050 engaged with its intended target VEGF-A in those patients. While we have not advanced development of PRS-050 since that time for strategic and business reasons, we believe that the positive results from this clinical trial generally support continued investment in our Anticalin drug candidates.

Our current development plans focus mainly on two drug candidates, PRS-080 and PRS-060. PRS-080 is an Anticalin® protein that binds to hepcidin, a natural regulator of iron in the blood. An excess amount of hepcidin can cause functional iron deficiency, or FID, which often cannot be treated adequately with iron supplements and can lead to anemia. PRS-080 has been designed to target hepcidin for the treatment of FID in anemic patients with chronic kidney disease, or CKD, particularly in end-stage renal disease patients requiring dialysis. We believe that by blocking the actions of hepcidin, PRS-080 will serve to address anemia by mobilizing iron for incorporation into red blood cells. Furthermore, we engineered PRS-080 so that following administration, it is expected to clear from the human body in less than one week, a much shorter timeframe than antibodies, which typically have a half-life of two weeks or greater. We believe a shorter residence time in the body may be a superior approach for countering excess hepcidin, as physiological levels of hepcidin in these patients are relatively high (nanomolar concentration), and in theory such high concentrations will quickly saturate an administered binding drug. As a result, frequent administration of a drug may be required in order to sufficiently antagonize, or suppress the effect of, the target. The longer residence time of a monoclonal antibody, or mAb, could lead to the accumulation of both the drug and the target beyond the typical residence time of hepcidin, resulting in large quantities of hepcidin bound to mAbs. We initiated a Phase I clinical trial with PRS-080 in healthy volunteers in November 2014 and expect to report the data from this trial by the end of 2015.

The second Anticalin® drug candidate, PRS-060, binds to the IL-4 receptor alpha-chain ( IL-4RA), thereby inhibiting IL-4 and IL-13, two cytokines (signaling proteins) known to be key mediators in the inflammatory cascade that causes asthma and other inflammatory diseases. The small size and biophysical stability of PRS-060 enable direct delivery to the lungs, such as through the use of an inhaler, which we believe will enable high concentrations of the drug candidate at the locus of disease at substantially lower doses than would be achievable with antibodies that are systemically delivered. Further, PRS-060 has a short systemic residence time in the body which we believe may avoid undesired target engagement outside of the desired area in the lungs. PRS-060 is currently in preclinical development, and we intend to begin a Phase I clinical trial with PRS-060 in 2016.

We are also developing PRS-110 and our 300-Series in oncology. PRS-110 is a monovalent cMet antagonist that is designed to block cMet activity, independent of whether induced by hepatocyte growth factor, or HGF, the natural ligand for cMet, or mediated through intrinsic ligand-independent activity. cMet is a receptor tyrosine kinase, a well-known high-affinity cell surface receptor which is essential for embryonic development and wound healing and has been associated with several different cancers, including renal, gastric and lung carcinomas, central nervous system tumors and sarcomas. We have shown in preclinical in vivo studies that PRS-110 blocks both ligand-dependent and ligand-independent activity while also being devoid of any activating (agonistic) activity, likely due to the monovalent manner in which it engages cMet. Preclinical studies have also shown that PRS-110 both inhibits receptor activation and leads to receptor removal, highlighting its novel mechanism of action and potential for the treatment of cMet-driven tumors. In October 2013, we entered into a development and license agreement with Cadila Healthcare Limited (Zydus Cadila), or Zydus, for the preclinical development of PRS-110, pursuant to which we share certain commercial rights to PRS-110 with Zydus. For more information about the Zydus agreement, see “—Strategic Partnerships”.

Our second set of oncology drug candidates is our 300-Series “platform within a product” opportunity in immuno-oncology. The 300-Series Anticalin® proteins target checkpoint proteins and define a variety of multifunctional biotherapeutics that genetically link an antibody with one or more Anticalin proteins, thereby constituting a multispecific protein. Checkpoint proteins are proteins that help the development of an immune response or downregulate the response, for example when an infection is eliminated. We are conducting preclinical experiments on a number of 300-Series lead candidates and intend to choose a candidate for clinical trials in oncology by the end of 2015. The 300-Series platform is modular, which we believe will permit rapid evaluation of unique combinations of validated tumor targets and immunomodulatory checkpoint proteins. For example, one panel of 300-Series Anticalin proteins, currently being evaluated in the preclinical stage of experiments, is directed with specificity and subnanomolar affinity against CTLA-4, a protein receptor that downregulates the immune system and which is found on the surface of T cells, regulating T cells at their stage of initial activation, in effect turning “off” the attacking nature of the T cells. T cells are a type of white blood cell that play several central roles in the immune system. Inhibiting CTLA-4, and thus allowing T cells to attack cancer cells, has been validated with other biologics, including ipilimumab, which is marketed by Bristol-Myers Squibb as Yervoy.

In addition, in November 2013, Pieris Operating entered into a joint development and license agreement with Stelis BioPharma Private Limited, a subsidiary of Strides Arcolab Limited, or Stelis, establishing a collaboration for clinical development and commercialization of certain of our proprietary products, primarily focusing on use in ophthalmological applications. Under the terms of the agreement, we contribute certain proprietary assets to the development project, and Stelis agrees to establish a production process for preclinical and clinical supplies of product and to perform certain preclinical and a first-in-human clinical study. We agreed that upon reaching certain development stages for a product, we and Stelis would discuss the possible formation of a joint venture to further develop and commercialize such product. We believe the agreement pairs our drug discovery capabilities with Stelis’ bio-manufacturing and clinical development expertise. For more information about the Stelis agreement, see “—Strategic Partnerships” below.

Our core Anticalin® technologies and platform were developed in Germany, and we have partnership arrangements with major multinational pharmaceutical companies headquartered in the U.S., Europe and Japan and with regional pharmaceutical companies headquartered in India. We have discovery and preclinical collaboration and service agreements with both academic institutions and private firms in Australia, which increasingly are and will be handled through our wholly owned subsidiary, Pieris Australia Pty Ltd. We also intend to establish a greater U.S. presence and take advantage of the U.S. capital markets, additional potential corporate partners, and the broad expertise found in the biotechnology industry in the United States. Additionally, we have existing agreements in place with large international pharmaceutical companies, including Allergan Inc., or Allergan, Daiichi Sankyo Company Limited, or Daiichi Sankyo, and Sanofi Group, or Sanofi, pursuant to which our Anticalin platform has consistently achieved its research milestones.

Our management team is comprised of experienced biotechnology professionals. Their careers encompass numerous publicly traded and privately held biotechnology companies and they have decades of collective experience in drug discovery and development as well as in negotiating and closing partnerships with major pharmaceutical companies. We intend to augment the current team with selected personnel in the United States after we complete our U.S. offering and establish a U.S. presence.

Strategy

Our goal is to become a fully integrated biotechnology company by developing Anticalin® therapeutics against a variety of targets in diseases and conditions with high unmet medical need, and later developing and commercializing our products. We intend to take advantage of our operational experience in technology development and our history of successful partnerships and collaborations to gain access to additional partnerships that will help provide us the experience we need to bring Anticalin drug candidates to market in a number of indications. We intend to engage with partners for many of our programs in a combination of geographic and indication-based arrangements to maximize our business opportunities. We also intend to retain certain development and commercial rights on selected products as our experience in drug development grows. Key elements of our strategy include:

•	Continue to build our platform by entering into new partnerships and license and collaborative arrangements and advancing our currently-partnered programs. We have already entered into partnership and collaborative arrangements with pharmaceutical companies in a diverse range of therapeutic areas and geographies. We have active partnerships with global pharmaceutical companies, such as Allergan, Sanofi and Daiichi Sankyo, and have entered into partnership arrangements with two pharmaceutical companies based in India, Zydus and Stelis. Together with these partners, we intend to advance multiple drug candidates through preclinical studies and to select further drug candidates for clinical development in the future. We will also continue to seek to engage with new pharmaceutical partners that can contribute funding, experience and marketing ability for the successful development and commercialization of our current and future drug candidates.

•	Advance our lead drug candidate, PRS-080, against hepcidin in clinical trials. We intend to continue the recently initiated Phase I clinical trial with PRS-080 in healthy volunteers, and anticipate being able to report the data from this trial by the end of 2015. Depending on the results of the trial, thereafter pursue biomarker-driven efficacy trials in CKD patients suffering from FID-anemia.

•	Bring other drug candidates in our proprietary pipeline into clinical trials. We have a strong preclinical pipeline of Anticalin drug candidates in diverse indications such as severe asthma (PRS-060) and immuno-oncology (300-Series). We will continue to move forward with preclinical and discovery work on these drug candidates with the goal of advancement into clinical trials on a data-driven basis.

•	Pursue and broaden opportunities for our Anticalin technology. We intend to continue to identify, vet and pursue opportunities to develop novel Anticalin therapeutics for oncology, pulmonary disease and a variety of additional diseases, as we continue to improve on the Anticalin platform technology.

•	Develop an even broader geographic base. Through our partnerships with pharmaceutical companies in Europe, Asia and the United States, and through our preclinical and clinical collaboration arrangements in Australia, we have already created a broad set of international contacts that allows us to seek diverse opportunities in the global biotechnology industry. By seeking to establish a greater presence in the United States, we intend to further diversify our contacts and opportunities and take advantage of the strengths of the U.S. capital markets, drug development capabilities and partnership opportunities.

Anticalin platform technology

Our platform technology focuses on low molecular-weight Anticalin® proteins that bind tightly and specifically to a diverse range of targets. Anticalin proteins are derived from human proteins called lipocalins, which are naturally occurring low-molecular weight human proteins of approximately 18 to 20kDA molecular mass typically found in blood plasma and other bodily fluids. The lipocalin class of proteins defines a group of extracellular specific-binding proteins that, collectively, exhibit extremely high structural homology, yet have an uncharacteristically low amino acid sequence identity (less than 20%), making them attractive “templates” for amino acid diversification. Lipocalins naturally bind to, store and transport a wide spectrum of molecules. The defining attributes of the 12-member human lipocalin class and, by extension, Anticalin proteins, engineered from the lipocalin class of proteins, are a four-loop variable region and a rigidly conserved beta-barrel backbone, which, together, form a cup-like binding pocket. The below graphic shows both tear (left) and NGAL (right) lipocalins together with their natural ligands.

Anticalin® proteins are created from either tear lipocalin, found in human tear fluid, or NGAL lipocalin, a protein involved in the innate immune system, by making discreet mutations in the genetic code for the binding regions. These mutations have the potential to lead to highly specific, high-affinity binding for both small and large molecular targets. Random mutations are introduced at pre-defined positions involved in endogenous ligand engagement, creating exponentially diverse pools of Anticalin proteins, the most potent and well behaved of which are selected and optimized in a customized manner through in vitro selection. Using techniques such as phage display, a successful technique in antibody-based drug discovery, to build and refine antibody libraries, the ability to introduce diversity and then select for the best binders among a large pool of Anticalin proteins gives us the opportunity to select Anticalin proteins for a wide variety of targets. The flexibility inherent in the Anticalin proteins’ cup-like structure allows us to choose both small-molecule targets that fit inside the ‘cup’ as well as larger protein targets that can be bound by the Anticalin proteins’ outward-facing arms. Our Phase Ib trial for PRS-050 indicated that Anticalin proteins may be non-immunogenic and thereby have the potential to exhibit a favorable safety profile.

The below graphic demonstrates Anticalin® drug candidates binding to a small molecule (left), a small protein target (hepcidin, center) and a large protein target (CTLA4, right):

To obtain a specific Anticalin® protein, we take advantage of the breadth of our proprietary Anticalin libraries, generated through our protein engineering expertise. We have created, and will continue to create, proprietary Anticalin libraries by rationally diversifying the lipocalin regions that are responsible for ligand binding, applying different libraries to different types of targets. By utilizing bacterial production from the earliest stages of drug discovery through Current Good Manufacturing Practice, or cGMP, manufacturing, we have created a seamless platform that improves the quality, yield and cost-effectiveness of our drug candidates. However, Anticalin protein manufacturing is not limited to bacterial systems, with the underlying expression system being driven on a program-by-program basis. See “—Manufacturing” below.

As targeted, protein-based molecules, Anticalin® proteins also function similarly to monoclonal antibodies, thereby offering many of the same favorable qualities, including:

•	High specificity to their targets. Like monoclonal antibodies, Anticalin proteins can bind their targets without binding other molecules, even molecules with very similar chemical structures or amino acid sequences, allowing for more effective treatments through, for example, minimizing off-target effects.

•	Tight binding and effective biological activity at their targets. Like monoclonal antibodies, Anticalin proteins are able to bind their targets at subnanomolar affinities. Anticalin proteins can potentially achieve desirable biological effects by inhibiting an undesired or inducing a desired cell activity by binding to cell-surface receptors or their ligands.

•	Human origin. Like many monoclonal antibodies in development and marketed today, Anticalin proteins are derived from a natural class of circulating human proteins. Their human origin increases the likelihood that Anticalin proteins will not be recognized as foreign by the immune system and subsequently rejected.

•	Scalability for large scale production. Like monoclonal antibodies, Anticalin proteins lend themselves to large-scale production, yet can also be produced in a range of expression systems ranging from prokaryotic (bacterial) to eukaryotic (animal, plant, fungal) cells. Anticalin proteins can take advantage of several well-understood and widely practiced methods of protein production both in small amounts for preclinical testing and at larger scale for clinical trials and commercial production.

While often compared to monoclonal antibodies, Anticalin® proteins, we believe, offer several advantages over antibodies, including:

•	Small size and biophysical stability. Anticalin proteins are small in size and are monomeric. Therefore, we believe Anticalins are generally more stable biophysically than tetrameric monoclonal antibodies, potentially enabling unique routes of administration to target diseases, such as pulmonary delivery. Higher-molecular-weight entities such as antibodies are often too large to be delivered effectively through these methods. We believe Anticalin proteins will also be less expensive to manufacture than antibodies due to their lower molecular weight and less bulky structure as well as the ability to use the prokaryotic-based manufacturing systems, a less costly manufacturing system than mammalian cell-based manufacturing systems.

•	Optimization of half-life. Anticalin proteins can be engineered to have a half-life that is optimal for the indication area and a desired dosing schedule. Antibodies typically have half-lives of two weeks or longer, whereas Anticalin proteins can be engineered to have half-lives from hours to weeks, depending on the half-life extension technology employed, if any. This optionality allows us to exert greater control over the amount of circulating Anticalin protein in the blood and the amount of time such Anticalin proteins circulate in the blood, depending on the underlying biology we are trying to address.

•	Modular platform for higher-order multispecificity and avoidance of cross-linking. Our Anticalin technology is modular, allowing for monovalent or multivalent target engagement, including multispecificity within a single protein. We believe that a monovalent “backbone” is an advantage in situations where pure antagonism of certain cellular receptors is desired. The dual-binding nature of monoclonal antibodies, which have two “arms,” can be a disadvantage in cases when the antibodies bind to and cross-link cell-surface receptors. Such cross-linking often leads to undesirable activation of the cells bearing those receptors. Single-action (monovalent) Anticalin proteins have only a single binding site and are thus not subject to cross-linking. Further, when it is called for by the biology we are addressing, we can create multispecific Anticalin proteins that can simultaneously bind (i) two or more different targets or (ii) different epitopes, the specific piece of an antigen to which an antibody binds, on the same target by genetically linking Anticalin proteins with distinct specificities on a common cDNA strand. We believe this multispecificity offers advantages in biological settings where binding to multiple targets can enhance the ability of a drug to achieve its desired effects, such as killing cancer cells. Unique Anticalin proteins can be pieced together and undergo simultaneous target engagement as a single fusion protein, without generally compromising on manufacturability.

We believe that drug-like properties of the Anticalin® drug class were demonstrated in a Phase Ib clinical trial for PRS-050 in solid tumor patients, our anti-VEGF-A Anticalin-branded drug candidate designed to inhibit blood vessel growth in solid tumors. Although we are not advancing the development of PRS-050 in oncology for strategic and business reasons, we were able to demonstrate in 26 patients with advanced solid tumors that this drug candidate engaged its target with nanomolar affinity, did not generate any detectable ADAs, and has an activity that can be confirmed by biomarker activity, target engagement assays and known on-target effects such as hypertension. In this trial, 17 patients received five or more doses of PRS-050. We believe that the positive results from the Phase Ib clinical trial for PRS-050 lends support to the future success of our drug candidates currently in development.

Implementation of our Anticalin Platform Technology: Our Drug Candidates

Pipeline

Each of our drug candidates is in the early stage of development, and we anticipate that it will likely be several years before any of our drug candidates could be commercialized. The following table summarizes the status of our current drug candidates and programs:

PRS-080 targeting hepcidin in CKD-related FID-anemia

PRS-080 is an Anticalin® drug candidate targeting hepcidin, a peptide mediator that is an important negative regulator of iron absorption and storage, derived from the naturally occurring human lipocalin known as NGAL. The normal function of hepcidin is to maintain equilibrium in iron supply for red blood cell production by binding to ferroportin, the protein that transports iron from the inside of a cell to the outside, inducing its internalization and subsequent degradation. The binding of hepcidin to ferroportin reduces the iron uptake from the intestine into the body and inhibits iron mobilization from cellular stores into red blood cells. An excess amount of hepcidin can cause functional iron deficiency, or FID, which often cannot be treated adequately with iron supplements and can lead to anemia. According to a 2009 publication by Young and Zaritsky in the Clinical Journal of the American Society of Nephrology, lowering hepcidin levels or antagonizing its actions would reverse the negative effects of inflammation on red blood cell formation by allowing mobilization of stored iron and improved iron absorption.

PRS-080 has been designed to target hepcidin for the treatment of FID in anemic patients with CKD, particularly in end-stage renal disease patients requiring dialysis, to allow them to mobilize iron that is trapped in iron storage cells for use in the creation of red blood cells. We have also engineered PRS-080 so that following administration, it is expected to clear from the human body in less than one week, a much shorter timeframe than antibodies, which typically have a half-life of two weeks or greater. This half-life was achieved by covalently linking PRS-080 to a specific polyethylene glycol, or PEG, in order to extend the serum half-life of the combined molecule to desirable levels. Since hepcidin is constantly produced by the body, we believe that a frequent, e.g. once per week, dosing interval will be optimally suited to interfere with hepcidin function. A half-life of about three days and a shorter residence time than mAbs is then in turn more compatible with the dosing schedule. A longer mAb-like residence time is not seen as advantageous, but rather could lead to the accumulation of both the drug and the target beyond the typical residence time of hepcidin, resulting in large quantities of hepcidin bound to mAbs. We initiated a Phase I clinical trial with PRS-080 in healthy volunteers in November 2014 and expect to report the data from this trial by the end of 2015.

Chronic kidney disease

According to the American Kidney Fund, approximately 31 million individuals in the United States have CKD (Stages 1-5). The proportion of CKD patients with anemia increases with the severity and stage of CKD, however according to a September 2013 competitive landscape report conducted by Tech Atlas Group, overall rates of individuals with anemia among the CKD population are approximately 30%, and according to a 2004 study by McClellan et al., Current Medical Research and Opinion, approximately 47% of the CKD patients studied were found to be anemic. Extrapolating these percentages based on the CKD population of 31 million individuals, we believe that approximately 9.3 to 14.6 million individuals in the United States with CKD are anemic. CKD (Stage 5), also known as End-Stage Renal Disease, or ESRD, is the final stage of chronic kidney disease with approximately 0.64 million patients in the US as of December 31, 2012 according the U.S. Renal Data System, USRDS 2014 Annual Data Report. The Tech Atlas Group report also estimates that approximately 70%, or approximately 0.45 million, of CKD (Stage 5) patients suffer from anemia. Anemia related to CKD is currently treated by injectable recombinant protein erythropoiesis, or red blood cell production, stimulating agents, or rESAs—including Epogen, Aranesp, and Procrit—with iron supplementation or a red blood cell transfusion. Based on the reported revenues of companies that market and sell rESAs, we believe that global sales of injectable rESAs were $6.3 billion in 2012, the vast majority of which were for renal indications.

Anemia and functional iron deficiency in the CKD population

Anemia is a serious medical condition in which blood is deficient in red blood cells, or RBCs, and hemoglobin, leading to inadequate oxygen delivery to tissues and cells throughout the body. Anemia is generally said to exist when hemoglobin is less than 13 g/dL in men and 12 g/dL in women. Anemia has a number of potential causes, including nutritional deficiencies, iron deficiency, bone marrow disease, medications, and abnormalities in production of or sensitivity to erythropoietin, a hormone that controls red blood cell production. Anemia is a frequent and severe consequence of CKD. In addition, within the CKD population, anemia may be caused by functional iron deficiency, or FID. FID exists when, despite adequate stores, iron cannot be mobilized for erythropoiesis. In this case, despite treatment with exogenous erythropoietin and iron supplements, iron is still deficient. FID-anemic patients can be identified and selected for therapy using marketed laboratory tests for iron metabolism. The USRDS 2014 Annual Data Report estimates that as of 2012, approximately 409,000 individuals with ESRD are presently on hemodialysis. According to the results of a 2013 research analysis conducted for us by Artisan Healthcare Consulting, which, among other things, pooled research results from nephrologists in the United States, approximately 82% of the hemodialsyis patient population are anemic, and that among the anemic hemodialysis patient population, up to 23% are FID-anemic. Based on the estimated 409,000 individuals with ESRD on hemodialysis, we believe that approximately 335,000 ESRD patients on hemodialysis are anemic and approximately 0.08 million individuals are FID-anemic.

Untreated anemia is associated with chronic fatigue, increased risk of progression of multiple diseases, and death. These morbidity and mortality risks have been clearly shown in the CKD population, where in patients age 66 and older, anemic patients with mid-stage CKD (Stage 3) have a 149% increase in cardiovascular events, and patients with severe CKD (Stage 4 and 5) have a 24% increase in cardiovascular events, in each case versus non-anemic patients in the same group, according to a paper published in 2006 in the peer-reviewed journal Blood. Similarly, compared to non-anemic patients, anemia increases the mortality rate by 199% in mid-stage CKD, and 59% in severe CKD. Successful treatment of anemia significantly improves patients’ quality of life, especially with respect to vitality, fatigue and physical function. In addition, patients whose anemia has been successfully treated have demonstrated lower mortality rates, less frequent hospitalization, and decreases in cardiovascular morbidity.

Challenges in using conventional therapy

We believe CKD patients with FID-anemia are especially poorly served. These patients have adequate stores of iron but this iron is not efficiently incorporated into red blood cell precursors through rESAs and iron supplements. According to the 2009 publication by Young and Zaritsky in the Clinical Journal of the American Society of Nephrology, this imbalance in iron metabolism is a result of a high level of circulating hepcidin in the blood stream. We believe existing therapies are limited in that they do not have an impact on hepcidin or, in the case of rESAs, patients often become resistant to the therapy.

Our potential solution: binding hepcidin with PRS-080

We have engineered PRS-080 so that it binds to hepcidin and reduces the impact of hepcidin’s negative regulation on iron mobilization. We believe that by blocking the actions of hepcidin, PRS-080 will serve to address anemia by mobilizing iron for incorporation into red blood cells.

In patients suffering from anemia of CKD, and specifically in patients with FID, hepcidin is frequently produced by the body in abnormally large amounts. Therefore, we believe that the best way to inhibit its function is to administer an inhibitor frequently, such as once a week. Our approach will use PRS-080 in connection with a conjugated PEG30 molecule, a well-known half-life extender, potentially allowing the drug sufficient residence time. Once coupled to PEG30, PRS-080 is intended to have a half-life that will be optimally suited for dosing anemic patients with CKD. In contrast, antibodies typically have a half-life of two to three weeks. Such a long half-life renders antibodies unsuitable for frequent administration and elimination of a circulating target protein like hepcidin because such antibodies tend to accumulate the target after binding due to their own long residence time in the body with the associated risk of bound hepcidin being released by antibodies that are still circulating in the blood.

Preclinical data

Our preclinical studies targeted the cynomolgus monkey orthologue of hepcidin, which has a high degree of similarity (96% identity) with human hepcidin. PRS-080 was found to bind with high affinity to the cynomolgus monkey version of hepcidin. We performed a dose finding study in cynomolgus monkeys, testing intravenous 30-minute infusions as well as subcutaneous injections of PRS-080. We also carried out a 4-week repeated dose toxicology study with intravenous infusions of PRS-080 for 30 minutes every other day. Our work included toxicokinetic and ADA measurements. During the study, safety pharmacology parameters on the cardiovascular system and respiration were monitored and all safety endpoints were met. Our preclinical studies also examined a different NGAL-derived Anticalin®, or surrogate molecule, which targets rat hepcidin in a rat model of inflammation-induced anemia. In these studies, administration of the surrogate molecule once per day or every other day inhibited the manifestation of anemia in the rats over the course of a three-week period.

Hepcidin binds to ferroportin and induces its internalization and subsequent degradation, thus disabling iron mobilization from cells. PRS-080 binds strongly to hepcidin and inhibits its activity as shown in potency assays. These in vitro potency studies showed that the hepcidin-induced internalization of ferroportin is inhibited by PRS-080 in a dose-dependent manner. PRS-080 allowed for the restoration of ferroportin expression, overcoming the hepcidin-induced down-regulation, whereas NGAL alone did not have a similar effect on ferroportin expression.

The below chart demonstrates the percentage of expression of ferroportin, % FPN1, by PRS-080 mediated inhibition of hepcidin in an in vitro potency assay with ferroportin transfected 293 cells:

At 20 nM, hepcidin induces internalization of ferroportin which is reversed by PRS-080 in a dose dependent manner

We then studied the functional consequences of hepcidin inhibition on iron mobilization in cynomolgus monkeys. A dose of 1 mg/kg PRS-080 produced a robust, transient and reversible increase in total iron levels from approximately 36 µM at baseline to 52 µM after 8 hours. Doses higher than 1 mg/kg elevated serum iron concentrations to comparable levels and, in a dose-dependent manner, prolonged the response. A linear correlation was observed over time between the PRS-080 dose and increase of serum iron concentrations.

The below chart shows the increase in serum iron concentrations in cynomolgus monkeys following a single intravenous administration of PRS-080 at 10 mg/kg compared to wild-type NGAL administered at the same dose:

The expected functional consequence of PRS-080 treatment on bone marrow activity and red blood cell production, or hematopoiesis, was observed in cynomolgus monkeys following repeated administration. As shown in the below chart, administration of PRS-080 at the indicated doses either intravenously (i.v.) or subcutaneously (s.c.) elevated hemoglobulin concentrations in reticulocytes (Retic CH) as determined on day 30 (**: p < 0.005, ***: p < 0.001, both based on unpaired t-test).

The PK properties of PRS-080 were investigated in cynomolgus monkeys after a single administration at doses ranging from 20 mg/kg to 150 mg/kg. The concentration over time profiles of PRS-080 showed standard drug-like properties, as the kinetics were dose proportional and there was a low volume of distribution. Elimination of PRS-080 occurred with a terminal half-life of about 2 days which can be extrapolated to translate to 3 days in humans.

PRS-080 administration to cynomolgus monkeys was well tolerated up to the highest tested dose of 120 mg/kg. This dose was classified as producing no adverse events, routine laboratory tests and blood cell examinations did not demonstrate any adverse findings and safety pharmacology investigations were without adverse events. As a result of the hepcidin inhibition, the study showed increased iron uptake and storage, for example in the liver, and mobilization.

Phase I trial design

The Phase I trial of PRS-080 is being conducted in healthy volunteers. The study is a single dose escalating, blinded, placebo controlled study at a dose range from 0.2 to 40 mg/kg (equivalent to 0.08 to 16.0 mg/kg based on protein content). Forty-eight subjects will be dosed with PRS-080 or a placebo starting by the end of 2014 and we expect to report the data findings by the end of 2015.

The first clinical trial enrolling patients is planned to be conducted primarily in 2015. We first plan to enroll CKD patients to study pharmacokinetics in a single-dose format. We plan to subsequently dose repeatedly and study the effects of PRS-080 administration on iron mobilization and erythropoiesis in CKD patients.

Based on the results of the initial trials, our current intention is to design additional trials to examine dose response and longer treatment periods. Endpoints may include levels of circulating hemoglobin, which corresponds to the degree to which anemic patients with FID respond to PRS-080. Titration of intravenous iron and rESA doses will also be implemented in future trials.

PRS-060 targeting IL-4RA in asthma

PRS-060 is an Anticalin® drug candidate targeting IL-4RA, a cell surface receptor expressed on immune cells in the lung epithelium and mucosal layer. IL-4RA is specific to the circulating cytokines IL-4 and the closely related cytokine IL-13, both key drivers of the immune system that induce differentiation of naïve helper T cells to type 2 helper T cells, or Th2. PRS-060 is derived from human tear lipocalin, has picomolar affinity for human IL-4RA (20 pM) and has a favorable stability profile. We showed in vitro that PRS-060 can inhibit the activity of both IL-4 and IL-13. We have formulated PRS-060 so that it can be delivered through inhalation, and we are carrying out bioprocess optimization in preparation for Current Good Manufacturing Practice, or cGMP, manufacturing and preclinical safety and tolerability studies. Pending the results of our preclinical studies, we intend to pursue a first-in-man clinical trial for PRS-060 in 2016. Some of the development of PRS-060 is conducted in Australia, where we intend to access leading Australian pulmonologists for potential patient recruitment and to seek up to 40% or more in tax refunds from the Australian government in connection with research and development expenses related to PRS-060. We believe PRS-060 represents a first-in-class inhaled biologic for the treatment of asthma.

Asthma market

Asthma is a very common chronic airway disorder affecting approximately 300 million people worldwide according to the Global Initiative for Asthma and approximately 26 million Americans according to the U.S. Centers for Disease Control. Of these 26 million, about 7 million are children. Asthma is responsible for 13 million physician visits a year including about 2 million emergency visits in the United States, according to the American Lung Association. Asthma is responsible for $50 billion in direct healthcare costs each year in the United States, according to a 2011 publication by Barnett and Nurmagambetov in the Journal of Allergy and Clinical Immunology.

Challenges in using conventional therapy

According to a 2012 Artisan Health Care Consulting analysis, as of 2011 asthma affects approximately 195 million people in the U.S., Europe, Japan, Brazil, Russia, India and China. The analysis determined that approximately 16%, or 32 million, of the group studied were considered to have moderate and severe uncontrolled asthma, while approximately 9%, or 19 million, of the group studied were considered to have moderate and severe uncontrolled asthma with an elevated Th2 signature. Extrapolating from these percentages to the global asthma population of 300 million individuals, we believe that approximately 48 million asthma sufferers worldwide are considered to have severe, persistent or uncontrolled disease and a large percentage of these patients, approximately 28 million, display inflammatory exacerbations associated with Th2 immunity. Inflammation brought about by Th2 immunity is not addressed by standard asthma therapies. Standard therapies are not able to address such patients, symptoms or they develop resistance to the inhaled steroids, currently considered the standard of care.

The current standard of care for persistent, moderate to severe allergic asthma is omalizumab (Xolair from Roche). Omalizumab was approved for this condition in the United States in 2003. Outside of the United States, omalizumab is approved for severe asthma and it is currently the only biologic approved for asthma. Omalizumab works by binding to the immune mediator immunoglobulin E, or IgE, and inhibiting IgE-mediated activation of mast cells and basophils, types of white blood cells. It has also been shown to impact some diseases, such as asthma, that are driven by eosinophils, another important class of immune cells. However, patient response to omalizumab has been shown to be inconsistent, as reported in a publication by McNicholl and Heaney in 2008 in the journal Core Evidence, which explained that in only some studies did omalizumab improve lung function. Furthermore, general asthma symptoms are also typically unaffected by omalizumab. Finally, in 2007, the U.S. Food and Drug Administration issued a black box warning for omalizumab due to reported cases of anaphylaxis, a potentially life-threatening allergic reaction suffered by some patients who had taken the drug. Despite these shortcomings, in 2012, worldwide sales of omalizumab were reported by Roche to be $1.2 billion.

The next generation of therapies beyond omalizumab targets a broader range than just IgE mediated mechanisms. These approaches target other immune mediators, including IL-5, IL-4 and IL-13 (which act in concert on eosinophils, B-cells, epithelial cells, goblet cells and others) and CRTH2. Asthma is associated with high levels of eosinophils, immune cells that play a role in protecting the body against infection. The creation of eosinophils can be interrupted at the early stages, while the cells are still maturing. Multiple products are in development that target eosinophils. However, eosinophils are only one of many cell types and immune system components that are involved with the body’s exaggerated inflammation response in asthma. Mast cells, basophils, goblet cells and other cells also play a role. These cells can be seen infiltrating the airways along with eosinophils, leading to the conclusion that more cell types are involved. We believe that targeting just one of these components is not likely to be as effective in resolving severe asthma as an approach that targets the broader Th2 (cell-mediated) pathway.

In 2013, Regeneron and its partner Sanofi reported proof-of-concept in a Phase IIa trial in persistent asthma with dupilumab, a currently unapproved monoclonal antibody that targets IL-4RA now in clinical development as a subcutaneously delivered agent. In a 2013 paper in the New England Journal of Medicine, Wenzel et al. reported that dupilumab showed a benefit on the asthma control questionnaire 5 (ACQ5) symptom score, a widely accepted measure for classifying the ability of a medication to control asthma. Patients dosed with dupilumab had fewer asthma attacks compared to placebo-treated patients when standard therapies, such as long-acting beta-agonists and inhaled glucocorticoids, were withdrawn, demonstrating the efficacy of dupilumab. Patients also showed improved lung function and reduced levels of Th2-associated inflammatory markers. Dupilumab is administered systemically through injection. In November 2014, Regeneron and Sanofi announced that in a Phase IIb study, dupilumab also demonstrated improved lung function and reduced exacerbations when administered together with standard of care. These effects were observed in both unselected severe asthma patients and selected patients presenting elevated Th2 responses. We believe the results support the possibility of treating persistent uncontrolled asthma with a biologic therapy without narrowing the patient population based on the Th2 phenotype.

Another biologic in development for severe asthma is lebrikizumab, which blocks IL-13, a mechanism known to have a similar effect to that of dupilumab. Like dupilumab and other mediators of the Th2 pathway, lebrikizumab is a validating example for subcutaneously delivered Th2 intervention in treating uncontrolled asthmatics. In a 2011 publication in the New England Journal of Medicine, lebrikizumab was reported to improve lung function in severe asthma patients who were also receiving standard of care inhaled glucocorticoid therapy. At the same time, patients in the study who received lebrikizumab showed greater musculoskeletal side effects than patients receiving placebo. We believe that the ability to impact disease biology and improve lung function with biologics such as lebrikizumab is a promising result.

We believe that there could also be significant advantages to other routes of administration, such as inhalation, of biologics that target asthma through the Th2 pathway. If delivered by inhalation, such biologics could be dosed at much lower levels and may preferentially direct the therapy to the site of the disease, in this case the lung.

Our proposed solution: binding IL-4RA with PRS-060

We propose to take PRS-060 forward into clinical trials first in healthy volunteers and then in severe asthma patients. These trials could accomplish two important goals: we could establish proof-of-concept for inhaled Anticalin® proteins, opening up a second route of administration for our drug candidates beyond intravenous or subcutaneous injection. And if, based on data, we are able to enter a proof-of-concept trial in these patients, we will attempt to demonstrate that PRS-060 can improve patient symptoms. We intend to begin a Phase I clinical trial for PRS-060 in 2016.

Advantages to inhalation as a route of administration for PRS-060

We have performed inhalation studies in mice and observed that systemic concentrations of PRS-060 are minimal when dosed by inhalation, as a result of low doses and short systemic residence time. This offers the potential of a wider therapeutic window and possibly lower systemic side effects that may become prevalent with chronic, systemic Th2 interrogation. By our calculations, the dose of PRS-060 can be lower than the doses being used for the monoclonal antibodies dupilumab and lebrikizumab. Furthermore, we believe that PRS-060 can be produced at a lower cost of goods than monoclonal antibodies because we intend to use manufacturing procedures that employ bacterial expression systems, which generally provides a cost advantage over mammalian production systems, typically used for mAbs. Since dosing by inhalation is a common route of administration in asthma patients, it represents a more convenient dosage regimen for patients than dosing of antibodies by injection and would not need to be administered in a physician’s office or other medical setting.

Preclinical data

In in vitro assays, PRS-060 specifically bound to immobilized targets such as human IL-4RA in a concentration-dependent manner. We tested the binding of PRS-060 to various targets in enzyme-linked immunosorbent assay, or the ELISA, a standard in vitro assay platform. In these tests, PRS-060 bound to IL-4RA with subnanomolar affinity and it did not bind to three other human cell-surface interleukin receptors (IL-6R, IL-18RA, IL-23RA). Furthermore, the activity of IL-4 and IL-13 was inhibited by PRS-060 in a dose-dependent manner. The below charts show the inhibition of IL-4 (left) or IL-13 (right) induced proliferation in human TF-1 cells in vitro by PRS-060.

In in vivo assays in mice genetically altered to express human IL-4RA and IL-13R, PRS-060 inhibited the induction of eotaxin protein, a marker or airway inflammation, in lung tissue following pulmonary delivery. We observed this inhibition at both the RNA and protein levels compared both to buffer and to tear lipocalin.

The below chart shows the duration of PRS-060-mediated inhibition of eotaxin protein, a marker of airway inflammation, in lung tissue by a single pulmonary dose in mice:

When we administered IL-13 into the lung, inflammation was induced as determined by eotaxin expression, which was not inhibited when phosphate buffered saline, or PBS, was administered into the lung. In contrast to the PBS administration, eotaxin expression and, as a result, inflammation was prevented when PRS-060 was administered into the lung before IL-13. As demonstrated in the above chart, the model showed the inhibitory potential lasts for up to 24 hours after PRS-060 administration.

Pipeline products: PRS-110 in cMet-related cancer

PRS-110 is an Anticalin® protein-based antagonist of cMet that blocks both ligand-dependent and ligand-independent activity. cMet is a receptor tyrosine kinase, a well-known high-affinity cell surface receptor which is essential for embryonic development and wound healing. Hepatocyte growth factor, or HGF, is the only known ligand of the cMet receptor, and upon HGF stimulation, cMet induces several biological responses that collectively give rise to a program known as invasive growth, which can in some cases trigger cancer formation or growth. cMet has been associated with several different cancers, including renal, gastric and lung carcinomas, central nervous system tumors and sarcomas. However, abnormal cMet activity, consisting of cMet amplification or mutation through cell overexpression or interaction with other membrane proteins or receptors, can also lead to HGF-independent tumor formation. Therefore, optimal targeting of the cMet pathway requires a drug with both ligand-dependent and ligand-independent efficacy. We have shown in preclinical in vivo studies that PRS-110 blocks both ligand-dependent and ligand-independent activity while also being devoid of any activating (agonistic) activity, likely due to the monovalent manner in which it engages cMet. Preclinical studies have also shown that PRS-110 inhibits receptor activation and leads to receptor degradation, highlighting its novel mechanism of action and potential for the treatment of cMet-driven tumors. Moreover, inhibition of other receptor tyrosine kinases, such as Bcr-Abl in chronic myeloid leukemia, c-kit in gastrointestinal stromal tumor and HER2 in breast cancer, by targeted therapies has been shown to have a significant clinical impact. Therefore, receptor tyrosine kinases targets such as cMet are currently a focus for drug discovery efforts in order to try to identify specific inhibitors. In October 2013, we entered into a development and license agreement with Zydus for the preclinical development of PRS-110, pursuant to which we share certain commercial rights to PRS-110. For more information about the Zydus agreement, see “—Strategic Partnerships”.

Several experimental drugs targeting various aspects of the cMet pathway, including both small molecule drugs and biologics, have shown tumor growth inhibition or tumor regression in preclinical models using human tissue transplanted into mice and are currently undergoing clinical evaluation. To date, small molecule receptor tyrosine kinase inhibitors have been hampered by lack of specificity for the cMet target. It has also proven difficult to generate antibodies that are completely inhibitory against the cMet receptor because the antibody structures themselves can lead to pathological activation of the receptors. There are several bivalent antibodies targeting cMet receptors that are undergoing preclinical or early clinical evaluation, but these bivalent antibodies can contribute to this pathological activation, thereby creating a potential safety risk. By contrast, in our in vitro studies, PRS-110 inhibits receptor activation and leads to receptor degradation, pointing to its potential to treat tumors linked to the cMet pathway based on what we believe to be its novel mechanism of action.

Pipeline products: 300 Series

Current antibody-based therapies targeting tumor cell destruction or immune activation are hampered by, among other factors, low response rates and the induction of immune-related adverse events. The 300-Series Anticalin® proteins are designed to target checkpoint proteins and consist of a variety of multifunctional biotherapeutics that can combine antibodies with Anticalin proteins. These combined molecules have the potential to build upon current therapies through the capability of modifying or regulating one or more immune functions on a single fusion protein, thereby having the potential to elevate immune responses within a tumor microenvironment. First, the antibody component of this Anticalin protein construct will be able to directly attack tumor cells, causing signal attenuation, tumor debulking and, as a result, antigen presentation. Second, we believe that a tethered Anticalin protein directed at checkpoint proteins can preferentially activate the immune system at the site of the tumor microenvironment. We believe that the 300-Series Anticalin proteins represent a “platform within a product” opportunity in immuno-oncology since it may be possible to apply a single combined Anticalin-antibody molecule in a number of different cancers. This is based on the shared underlying biology such as checkpoint biology found within tumors arising in different organs.

This platform is modular, which we believe will permit rapid evaluation of unique combinations of validated tumor targets and immunomodulatory checkpoint proteins. For example, one panel of 300-Series Anticalin® proteins, currently being evaluated in the preclinical stage of experiments, is directed with specificity and subnanomolar affinity against CTLA4, a protein receptor that downregulates the immune system and which is found on the surface of T cells, regulating T cells at their stage of initial activation, in effect turning “off” the attacking nature of the T cells. In addition, we will test the potential of antagonizing other checkpoint proteins and evaluate the direct activation of immune responses through co-stimulatory molecules, or checkpoint activators. These latter studies are currently in the research phase.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, development experience, scientific knowledge and strategies provide us with competitive advantages, we face and will continue to face intense competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions, both in the United States and abroad.

We compete, or will compete, with existing and new therapies that may become available in the future. Some of these competitors are pursuing the development of pharmaceuticals that target the same diseases and conditions that our drug candidates target. Any drug candidates that we are able to develop and commercialize will compete with existing and new drugs being developed by our competitors. Our competitors may develop or market products or other novel technologies that are more effective, safer, more convenient or less costly than any that may be commercialized by us, or may obtain regulatory approval for their products more rapidly than we may obtain approval for ours.

The acquisition or licensing of pharmaceutical products is also very competitive, and a number of more established companies, some of which have acknowledged strategies to license or acquire products and many of which are bigger than us and have more institutional experience and greater cash flows than we have, may have competitive advantages over us, as may other emerging companies taking similar or different approaches to product licenses and/or acquisitions. In addition, a number of established research-based pharmaceutical and biotechnology companies may acquire products in late stages of development to augment their internal product lines, which may provide those companies with an even greater competitive advantage.

There are a number of other companies presently working to develop therapies for anemia, asthma and oncology, including divisions of large pharmaceutical companies and biotechnology companies of various sizes. There are also a variety of available drug therapies marketed for these diseases. Our drug candidates, if any are approved, may compete with these existing drug and other therapies, and to the extent they are ultimately used in combination with or as an adjunct to these therapies, our drug candidates may not be competitive with them. Some of the currently approved drug therapies are branded and subject to patent protection, and others are available on a generic basis. Many of these approved drugs are well established therapies and are widely accepted by physicians, patients and third-party payors. As a result, market acceptance of, and a significant share of the market for, any of our drug candidates that we successfully introduce to the market will pose challenges.

In addition to currently marketed therapies, there are also a number of medicines in clinical development to treat anemia, asthma or cancer. These medicines in development may provide efficacy, safety, convenience and other benefits that are not provided by currently marketed therapies and may not be provided by any of our current or future product candidates. As a result, they may provide significant competition for any of our product candidates.

Many of our competitors will have substantially greater financial, technical and human resources than we have. Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated in some of our competitors. Competition may increase further as a result of advances made in the commercial applicability of technologies and greater availability of capital for investment in these fields. Our success will be based in part on our ability to build, obtain regulatory approval for and market acceptance of, and actively manage a portfolio of drugs that addresses unmet medical needs and creates value in patient therapy.

In addition, our competitors may have a variety of drugs in development or awaiting market approval that could reach the market and become established before we have a product to sell. Our competitors may also develop alternative therapies that could further limit the market for any drugs that we may develop. Many of our competitors are using technologies or methods different or similar to ours to identify and validate drug targets and to discover novel small molecule drugs. Many of our competitors and their collaborators have significantly greater experience than we do in the following:

•	identifying and validating targets;

•	screening compounds against targets;

•	preclinical and clinical trials of potential pharmaceutical products; and

•	obtaining regulatory clearances.

In addition, many of our competitors and their collaborators have substantially greater advantages in the following areas:

•	capital resources;

•	research and development resources;

•	manufacturing capabilities; and

•	sales and marketing.

Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of our competitors have products that have been approved by the FDA or its foreign counterparts or are in advanced development. We face competition from other companies, academic institutions, governmental agencies and other public and private research organizations for collaborative arrangements with pharmaceutical and biotechnology companies, in recruiting and retaining highly qualified scientific and management personnel and for licenses to additional technologies. Developments by others may render our product candidates or our technologies obsolete. Our failure to compete effectively could have a material adverse effect on our business.

PRS-080

Other drug candidates in development that interfere with hepcidin function or expression include ISIS/Xenon (anti-sense) and Alnylam (RNAi), which have nucleic acid based approaches aimed at reducing hepcidin synthesis in preclinical development. Noxxon’s RNA aptamer sequesters hepcidin and is in clinical studies in cancer patients. A mAb against hepcidin is tested in cancer as well as chronic kidney disease patients by Lilly as well as a mAb against the ferroportin transporter. Ferrumax develops a soluble form of hemojuvelin, a protein that regulates hepcidin expression and iron metabolism, that aims to suppress the production rate of hepcidin.

There are also a number of companies which are focused on treating anemia in CKD patients under alternative approaches. Fibrogen, Akebia Therapeutics, GSK, Bayer, and Japan Tobacco have hypoxia-inducible-factor prolyl hydroxylase (HIF-PH) inhibitors in clinical development that target stimulation of bone marrow activity. Acceleron is also targeting the sequestration of Activin A, a natural inhibitor of hematopoiesis, is in a Phase II clinical study. Zenerex by Keryx, which targets formulation of oral iron, is currently been tested in Phase II in CKD patients. There are also various companies conducting late-stage development of erythropoietin biosimilars.

PRS-060

Like PRS-060, new developments for the treatment of uncontrolled moderate to severe asthma patients mainly include drug candidates targeting the Th2 pathway by interfering with IL4/IL-13 or IL-5 function. Such products include dupilumab (Sanofi/Regeneron, IL-4RA), lebrikizumab (Roche/Genentech, IL-13), tralokinumab (Astra Zeneca, IL-13), mepolizumab (GSK, IL-5), reslizumab (Teva, IL-5), and benralizumab (Astra Zeneca, IL-5R). These drugs are in later clinical development (Phase II and Phase III) than PRS-060, or were submitted for approval (mepolizumab), however in contrast to PRS-060, these mAbs are given to patients through injection and distribute systemically through the blood stream. There are a number of other companies presently marketing or developing other therapies for asthmatic patients. The mAb omalizumab, directed against IgE, is approved for the treatment of uncontrolled, moderate to severe asthma patients.

PRS-110

Competitor drug candidates targeting the cMet pathway include MetMab (Roche/Genentech), LY2875359 (Eli Lilly), ABT700 (Abbvie) and earlier stage candidates by other companies. MetMab is a monovalent cMet binder, or a one-armed antibody, and has shown efficacy in cMet-high patients (IHC 2+, 3+) in a Phase II trial in non-small-cell lung carcinoma, or NSCLC, patients. However, one Phase III study of MetMab in combination with Erlotinib in NSCLC patients was recently terminated due to lack of a survival benefit, which has led to the decision by Roche to suspend the program. LY2875359 by Eli Lilly and ABT700 by Abbvie are bivalent mAbs against cMet currently in Phase I/II clinical testing. Both mAbs have demonstrated efficacy in Phase I trials.

Several small molecule inhibitors are also undergoing clinical evaluation, including multi-targeted tyrosine kinase inhibitors from ArQule (ARQ197) and Exelixis (XL-184 & XL-880). Crizotinib by Pfizer is an FDA approved small molecule inhibitor, which targets anaplastic lymphoma kinase, or ALK, a protein implicated in certain cancers, and which also has anti-cMet activity. In 2011, Crizotinib was approved for treatment of metastatic NSCLC patients who express ALK fusion proteins. PRS-110 and other cMet-targeting drugs also compete with HGF inhibitors. The monoclonal antibody AMG102 by Amgen is the most advanced HGF-targeting molecule in clinical trials. AV299 by Aveo is another HGF-targeting antibody in clinical development.

PRS-300 series

Other drug candidates which target checkpoint proteins include ipilimumab, which is specific for the checkpoint protein CTLA-4 and has been marketed by Bristol Myers Squibb for the treatment of melanoma patients since 2011. Additionally, preclinical and/or clinical testing currently focusing on additional checkpoint mechanisms and targets include PD-1 / PD-L1, LAG3, IDO, TIM3, Ox-40, CD-137, CD70, KIR and NKG2A. Bristol Myers Squibb and Roche are most active in this area, with multiple single agent or combination therapy trials ongoing. Merck and AstraZeneca also have active trials ongoing, while Novartis is placing more of an emphasis on adoptive T cell transfer technology in its developmental efforts. In September 2014, Merck received FDA approval for its anti- PD-1 antibody, pembrolizumab, for the treatment of patients with advanced or inoperable melanoma.

Under the 300-Series, we are also developing multispecific molecules to facilitate the more effective activation of the immune system, with a strategy of employing multispecific Anticalin® protein-based molecules that may favorably bias an immune response to the tumor microenvironment. A number of other companies, such as Amgen, Affimed, Macrogenics, F-Star and Sutro, also pursue multispecific approaches in oncology, which therapies are in clinical or preclinical development.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely, on third-party contract manufacturers, or CMOs, for the manufacture of our drug candidates for larger scale preclinical and clinical testing, as well as for commercial quantities of any drug candidates that are approved.

We currently rely on one CMO for all of our clinical supplies, including active pharmaceutical ingredients, or APIs, drug substances and finished drug products for our preclinical research and clinical trials, including the Phase I trial for PRS-080.

We believe that we will be able to contract with another CMO to obtain API if our existing source of API was no longer available or sufficient, but there is no assurance that API would be available from another third-party manufacturer on acceptable terms, on the timeframe that our business would require, or at all. We do not have long-term supply commitments or other arrangements in place with our existing CMO. We also do not currently have arrangements in place for redundant supply of bulk drug substance.

We do not have any current contractual relationships for the manufacture of commercial supplies of any of our drug candidates if they are approved, and we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of our product candidates as they near potential approval.

Any drug products to be used in clinical trials and any approved product that we may commercialize will need to be manufactured in facilities, and by processes, that comply with FDA’s current good manufacturing practice requirements and comparable requirements of the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors.

We believe that PRS-080 and PRS-060 and our other Anticalin®-branded drug candidates can be manufactured in reliable and reproducible biologic processes from readily available starting materials. PRS-080 and PRS-060 are produced using bacterial expression systems similar to those that have been used in the past for the production of other proteins and which systems are widely used in the industry. We believe that the manufacturing process is amenable to scale-up and will not require unusual or expensive equipment. We expect to continue to develop, on our own or with our collaborators, drug candidates that can be produced cost-effectively at contract manufacturing facilities.

Intellectual Property and Exclusivity

Our commercial success depends in part on our ability to obtain and maintain exclusivity of our proprietary Anticalin®-brand technologies through intellectual property protection for our drug candidates, libraries of different protein scaffolds and consensus sequences and the fundamental Anticalin platform technology, including novel therapeutic and diagnostic discoveries, as well as other proprietary know-how, and to operate without infringing on the intellectual property rights of others.

We seek to protect our exclusive position of Anticalin® technologies by, among other means, prosecuting our own international, U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We established intellectual property protection in relation to our Anticalin technologies in key global markets, including Australia, Brazil, Canada, China, the European Union, Hong Kong, India, Japan, Korea, New Zealand, Russia, Singapore, South Africa and the United States, resulting in Anticalin drug class protection that runs until at least 2020. We also rely on trade secrets for confidential know-how, which we generally seek to protect through contractual (e.g. confidentiality) obligations with employees and third parties.

We have protected the goodwill of our Company and our drug candidates, created through innovation and development, by putting in place trademark registrations of Pieris® and Anticalin® as well as several defensive registrations.

We currently, and expect that we will continue to, file patent applications and maintain granted patents directed to our key drug candidates in an effort to establish intellectual property positions relating to new compositions of matter for these drug candidates, as well as novel medical applications of these compounds in the treatment, prevention or diagnosis of various indications. We also intend to seek patent protection, if available, with respect to biomarkers that may contribute to selecting the right patient population for use of any of our drug candidates, or with respect to pharmaceutical formulations that may be useful to produce final medicinal products.

Following the effective date of our Research and Licensing Agreement with Technische Universität München, or TUM (See “—TUM License Agreement”), and as of the date of this report, we own or are the exclusive licensee of a patent portfolio consisting of two issued U.S. patents, and their respective counterparts in a number of foreign jurisdictions, several pending applications under the Patent Cooperation Treaty, multiple pending U.S. patent applications and corresponding pending patent applications in a number of foreign jurisdictions as well as three pending provisional patent applications.

In applicable jurisdictions, we will seek patent term extensions for certain of our patents including the patent term adjustment period in the U.S. If we obtain marketing approval for our drug candidates in the United States or in certain jurisdictions outside of the United States, we may be eligible for regulatory protection, such as twelve years of data exclusivity for new biological entities in the United States and as mentioned below, up to five years of patent term extension potentially available in the United States under the Hatch-Waxman Act, 8 to 11 years of data and marketing exclusivity potentially available for new drugs in the European Union, up to five years of patent extension in Europe (Supplemental Protection Certificate), and eight years of data exclusivity potentially available in Japan. There can be no assurance that we will qualify for any such regulatory exclusivity, or that any such exclusivity will prevent competitors from seeking approval solely on the basis of their own studies. See “—Government Regulation.”

Among the issued patents we own are U.S. patent No. 7,250,297; U.S. patent No.7,723,476; U.S. patent No. 8,158,753; U.S. patent No. 8,536,307; and their respective counterparts in the European Union, which patents are directed to the basic Anticalin® protein concept and platform technology (i.e. antagonist or agonist compounds derived from a natural lipocalin protein) and are expected to expire in 2018, subject to patent term adjustments in the U.S. of up to 794 days. In addition, we hold issued U.S. patents Nos.: 7,001,882; 7,118,915; 7,691,970; 7,585,940; 7,893,208; and 8,313,924; and their respective counterparts in a number of foreign jurisdictions, which patents are related to libraries of different scaffolds and consensus sequences such as human apolipoprotein D, human neutrophil gelatinase-associated lipocalin, or hNGAL, and human tear lipocalin, and are expected to expire between 2020 and 2027, subject to patent term adjustments in the U.S. of up to 685 days. We also own U.S. patent No. 7,892,827, which is directed to muteins derived from hNGAL having binding specificity for the cytotoxic T lymphocyte-associated antigen, or CTLA-4, and is expected to expire in 2025, subject to a 350-day patent term adjustments in the U.S., and U.S. patent No. 8,313,924, which is directed to muteins of human tear lipocalin having detectable binding affinity to interleukin 4 receptor alpha chain, or IL-4 receptor alpha, and is expected to expire in 2027, subject to a 424 day patent term adjustment in the U.S., as well as their counterparts in the European Union and in a number of foreign jurisdictions.

As of the date of this report, a significant portion of our pending U.S. patent applications and pending patent applications in foreign jurisdictions is directed to newly-discovered or improved scaffold libraries of lipocalin muteins, compounds derived therefrom, or the uses of such compounds to treat, prevent and mitigate certain diseases and conditions whose pathological development involve the targets of interest as well as to diagnose, prognose and select treatments for the diseases and conditions. We would expect that any patents that may issue from the pending U.S. patent applications would likely expire between 2029 and 2035 without taking into account possible patent term adjustments or other extensions, however, any and all of these patent applications may not result in issued patents, and not all issued patents may be maintained in force for their entire term. Specifically, granted patents and pending patent applications directed to Anticalin® proteins for the cMet target currently have terms which could expire as late as 2029, and granted patents and pending patent applications directed to Anticalin proteins for each of hepcidin and IL-4RA currently have terms which could expire as late as 2031. We are actively pursuing intellectual property protection for our 300-Series in key global markets that, if granted, could expire as late as 2035. To date, we are not aware of any third party intellectual property for freedom to operate on our platforms or therapeutic programs.

In addition to patents, we hold two trademarks in the United States, for Anticalin®, Pieris®, and Pocket Binding™. Similarly, we hold their respective counterparts, either as registered trademarks or as pending applications, in a number of foreign jurisdictions. We expect that we will continue to look for trademark protection for the goodwill associated with our Company and our drug candidates in the countries or regions where we will have investment, research and development, sales or other activities.

We also rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive advantage. We strive to protect our proprietary information, in part, by using confidentiality agreements and/or invention assignment agreements with our collaborators, scientific advisors, employees and consultants. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements requiring invention assignment, to grant us ownership of technologies that are developed through a relationship with a third-party. We also actively manage our publication and patent applications in that we only disclose information necessary to stir scientific interest or demonstrate patentability without materially compromising the secrecy of our valuable trade secrets and know-how. While we consider trade secrets and know-how to be a critical component of our intellectual property, trade secrets and know-how can be difficult to protect. In particular, with respect to our technology platform, we anticipate that these trade secrets and know-how will over the course of time be disseminated within the industry through independent development, the publication of journal articles describing the methodology and the movement of personnel skilled in the technology from academic to industry positions and vice versa. As a result, those proprietary trade secrets and know-how may lose their value to us over a period of time, and we may lose any competitive advantage afforded by them as they become public knowledge.

Strategic Partnerships

Since 2007, Pieris Operating has entered into several licensing, research and development collaborations to complement our drug discovery and early stage development capabilities. Specifically, Pieris Operating has entered into licensing, research and development agreements which are still active as of the date of this report, with Allergan, Inc., or Allergan, Sanofi Group (formerly Sanofi-Aventis and Sanofi-Pasteur SA) and collectively, Sanofi, and Daiichi Sankyo. Under these licensing and research and development arrangements, we have developed and conducted or will develop and conduct selection and screening of drug candidates as well as in vitro potency and efficacy testing using our Anticalin®-brand drug discovery platform, our Anticalin-brand libraries and other proprietary methods to generate, identify and characterize drug candidates against certain biological targets associated with several diseases. These agreements have provided us with approximately €31 million ($42.7 million) in revenue to date, excluding grant revenues. With respect to discontinued collaborations, we have no ongoing performance obligations, and do not expect to receive any significant additional consideration pursuant to those agreements.

Pieris Operating’s agreements with Allergan, Sanofi and Daiichi Sankyo are ongoing and, under which, our partners are obligated to use commercially reasonable efforts to develop and commercialize drug candidates identified in the course of the collaboration. We are entitled to receive from our partners’ research, development and regulatory milestone payments and, in the case of the Sanofi and Daiichi Sankyo collaborations, royalties on net sales for products developed and commercialized under these collaborations. We plan to continue to actively seek out additional collaboration partners.

In addition to Pieris Operating’s agreements with Allergan, Sanofi and Daiichi Sankyo, we are partnering with companies with expertise in clinical development, regulatory affairs and biologics manufacturing to advance our pipeline products through clinical trials and to market those products. In 2013, Pieris Operating entered into a co-development alliance with Cadila Healthcare Limited, or Zydus, with respect to the development and sale of certain proprietary products, under which Zydus will focus on developing markets and we will focus on developed markets. Pieris Operating has also entered into a joint development and license agreement with Stelis, establishing a collaboration for clinical development and commercialization of certain of our proprietary products, focusing initially on use in ophthalmological applications.

Certain terms and conditions of our active agreements with Allergan, Sanofi and Daiichi Sankyo are summarized below as well as certain terms and conditions of our co-development agreements with Zydus and Stelis.

Our agreement with Allergan

In August 2009, Pieris Operating entered into an agreement with Allergan, Inc. (NYSE: AGN) for the use of our proprietary Anticalin® technologies in the discovery and development of drug candidates which inhibit a selected target. Under the terms of the agreement, we provided drug candidates for the treatment of ocular diseases, and Allergan is responsible for the further development and commercialization of products based on those candidates and bearing related costs. We have granted Allergan a worldwide and exclusive license under our patent portfolio for the use of certain drug candidates for the treatment and prevention of ocular diseases.

Upon entering into the agreement, we received a payment of $10 million. We are entitled to receive up to an aggregate of $13 million in additional payments on achieving various milestones. We are not entitled to any royalties from sales of products commercialized under our agreement with Allergan. During the term of the agreement and as long as Allergan commercializes the drug candidates designated under the agreement, we may not grant rights to any third party with respect to any drug candidates that inhibit the same target within the field licensed to Allergan.

Either party may terminate the agreement in the event of the other party’s material breach of the agreement remains uncured for a specified period or in the event the bankruptcy of the other party. Allergan has the unilateral right to terminate the agreement upon specified prior written notice to us. On termination, all rights granted to Allergan in our Anticalin® technologies would end.

Our collaboration with Sanofi

In September 2010, Pieris Operating entered into a collaboration and license agreement with Sanofi, which was subsequently amended in February 2013. Under the terms of the agreement, we have agreed to use our proprietary Anticalin® technologies to identify drug candidates against certain targets, with further development and commercialization activities conducted by Sanofi. The collaboration started with two targets under two separate collaboration projects and was extended by an additional multispecific Anticalin program in 2013. When we entered the collaboration we granted Sanofi an exclusive worldwide license to develop drug candidates identified in the course of the collaboration and market products based on those drug candidates under the collaboration.

In consideration of our obligations, as a part of the collaboration we received a €3.5 million ($4.8 million) upfront payment and specified research funding. We also are entitled to receive payments on the achievement of research, development and commercial milestones for each product, with up to €26.0 million ($35.8 million) in development milestones and up to €18 million ($24.8 million) in commercial milestones for the first therapeutic application and lesser amounts on subsequent therapeutic applications. We have the ability to receive over €50 million ($68.9 million) potential milestone payments from the active collaboration project, including estimated milestone payments in connection with one or more subsequent applications. Payments due to us also include tiered mid-to mid-high single digit royalties on sales of products. We have agreed that we will not use our Anticalin® technologies to perform, on our own behalf or for third parties, any research or development activities on the same target to which any active program relates.

During the term of the agreement, Sanofi may terminate any or all programs thereunder for convenience by giving specified prior written notice to us. Either party may also terminate the agreement for a material breach by the other party which remains uncured after specified advance notice of such breach or for the other party’s insolvency. If a program or the agreement is terminated by Sanofi, rights in products and developed technology resulting from the terminated program (including the right to grant sublicenses) revert or are transferred to us. If a program is terminated prior to the development of the product by Sanofi, our right to commercialize that product is royalty-free. Otherwise, we would owe to Sanofi royalties in the single digits as a percentage of net sales on such product sold by us or our licensee, with total royalty payments capped at a certain amount, and with the royalty rate dependent on the maturity of the program at the time of termination. Sanofi has terminated two of the three programs (one program was terminated for internal strategic reasons and the other program was terminated following in vivo studies, as in vitro functionality did not fully translate into in vivo functionality for this first in class program), and we have the right to develop and commercialize drug candidates of the terminated programs on a royalty-free basis. The remaining active collaboration project was handed over to Sanofi for further development in the fourth quarter of 2014.

Our collaboration with Daiichi Sankyo

In May 2011, Pieris Operating entered into a definitive collaboration research and technology licensing agreement with Daiichi Sankyo, under which we agreed to use our proprietary Anticalin® scaffold technologies to discover novel drug candidates against two targets chosen by Daiichi Sankyo under two separate collaboration projects. Upon achievement of preclinical development milestones for lead drug candidates, Daiichi Sankyo assumes responsibility for, and to use commercially reasonable efforts in, the further development and marketing of products based on those candidates. As of the date of this report, we have handed over further development responsibility for the two collaboration projects to Daiichi Sankyo, which handovers occurred in March 2013 and June 2014.

We received €7.2 million ($9.9 million) upon signing of the collaboration agreement, excluding a 10% Japanese withholding tax, and received research funding. We are entitled to payment on the achievement of research and development milestones of up to €35.85 million ($49.4 million) for the first prophylactic or therapeutic product, with reduced amounts for achievement of those milestones in additional indications. We are also entitled to payment of commercialization milestones of up to €45 million ($62.0 million) for a prophylactic or therapeutic product. On development and commercialization of a diagnostic product, we are entitled to development and commercialization milestones of up to €675,000 ($930,083). We have the ability to receive up to approximately €200 million ($275,580,000) in potential milestone payments from the two collaboration projects, including estimated milestone payments in connection with one or more additional indications. Daiichi Sankyo is further obliged to pay to us tiered, mid- to mid-high single digit royalties on sales of products for prophylactic and therapeutic uses and low single digits on sales of products for diagnostic uses. We granted Daiichi Sankyo exclusive license rights worldwide for prophylactic and therapeutic products, and nonexclusive rights for diagnostic uses. During the collaboration, we may not use our Anticalin® technologies in research or commercial activities on the designated targets for our own account or with third parties.

Daiichi Sankyo may terminate any program under the collaboration after a certain research stage for convenience by giving specified prior written notice to us. Either party may also terminate the agreement for a material breach by the other party which remains uncured after specified advance notice of such breach or for the other party’s insolvency. If a program is terminated, rights in products and developed technology resulting from the terminated program (including the right to grant sublicenses) revert or are transferred to us. If a program is terminated by us because of a material breach by Daiichi Sankyo, our sale of products resulting from the program is royalty-free. If a program is terminated by us because of Daiichi Sankyo’s failure to meet diligence obligations or by Daiichi Sankyo for convenience, we will be required to pay to Daiichi Sankyo royalties on sale of products resulting from the program in the low single digits as a percentage of net sales up to a specified aggregate royalty amount.

Our collaboration with Zydus

In October 2013, Pieris Operating entered into a development and license agreement with Zydus. Under the terms of the agreement, we collaborate with Zydus in the development of certain Anticalin® drug candidates, and Zydus takes the lead in advancing those products through preclinical and clinical proof of concept development and is responsible for its expenses relating to that advancement, which include drug manufacturing. Zydus has been granted exclusive rights to commercialize these products in India and several other developing countries. We retain the right to commercialize these products in key developed markets. We and Zydus have cross-licensed our respective rights in new inventions derived during the collaboration for these products in these territories.

Under the terms of the collaboration, we would be entitled to a payment on achievement of a certain development milestone in the Zydus territory, and a low-to mid-single digit royalty on product sales. We would also be entitled to a share of Zydus’ revenue from a sublicense of its rights in the product. We are obliged on the occurrence of a product’s achieving certain development milestones in our territory to make payments to Zydus, and to pay low-single digit royalties on product sales. We also are obliged to share with Zydus a percentage of our revenue received from out-licensing rights in the product in our territory, which percentage varies based on the stage of development of the product at the time of out-licensing, should we choose to out-license the product. Upon completion of a certain stage of clinical development, either party may choose to discontinue development, in which case the other party would have the right to continue development and its payment obligations to the discontinuing party would be reduced. During the term of the agreement, we may not sell a product, or enable a third party to sell a product, that is the subject of the collaboration in the Zydus territory for use in the treatment, palliation or prevention of certain diseases in humans.

Either party may also terminate the agreement for a material breach by the other party which remains uncured after specified advance notice of such breach, the other party’s insolvency, or where the parties conclude that clinical data do not support further development.

Our collaboration with Stelis

In November 2013, Pieris Operating entered into a joint development and license agreement with Stelis. Under the terms of the agreement, we collaborate with Stelis in the development of certain Anticalin® drug candidates, initially for use in the treatment, palliation or prevention of ophthalmology-related diseases. Under the terms of the agreement, we contribute certain proprietary assets to the development project, and Stelis agrees to establish a production process for preclinical and clinical supplies of product at its expense and to perform and fund certain preclinical studies and a first-in-human clinical study for each product under joint development at the expense of Stelis. We agreed that upon reaching certain development stages for a product, we and Stelis would discuss the possible formation of a joint venture with approximately equal shareholding between Pieris Operating and Stelis to further develop and commercialize such product worldwide. If a party does not wish to enter into a joint venture, the other party may continue development and commercialization of a product, subject to terms and conditions to be established by a separate agreement.

Prior to the formation of the joint venture, either party may also terminate the agreement for a material breach by the other party which remains uncured after specified advance notice of such breach, or for the other party’s insolvency.

TUM License Agreement

On July 4, 2003, Pieris Operating entered into a Research and Licensing agreement with TUM, which was subsequently renewed and, on July 26, 2007, superseded and replaced. The agreement establishes a joint research effort led by Prof. Arne Skerra, Chair of Biological Chemistry of TUM, to optimize Anticalin® technologies for use in therapeutic, prophylactic and diagnostic applications and as research reagents, and to gain fundamental insights in lipocalin scaffolds. We provided certain funding for TUM research efforts performed under the agreement. The research phase of this collaboration ended on February 28, 2013.

Under the terms of the agreement TUM assigns to us certain materials and records resulting from the research. We retain rights to inventions made by our employees, and TUM assigns to us all inventions made under the agreement jointly by our employees and TUM personnel, provided that our employees have made a certain inventive contribution. With respect to all other inventions made in the course of the research, TUM grants to us worldwide exclusive license rights under patents and patent applications claiming such inventions. TUM retains rights to practice these inventions for research and teaching purposes.

As a result of research efforts to date under the agreement, we hold a worldwide exclusive license under our license agreement with TUM to multiple patents and patent applications. In the United States, we hold an exclusive license to an issued U.S. patent No. 8,598,317 for the composition of matter of mutein of human tear lipocalin binding to the extracellular region of the T-cell co-receptor CD4 with detectable affinity, which patent will expire in 2027 (subject to a patent term adjustment period which is expected to be at least 742 days), as well as to its counterpart in the European Union. We also hold an exclusive license to an issued U.S. patent No. 8,420,051 directed to library of hNGAL scaffold of certain consensus sequence, which patent is expected to expire in 2029 (subject to a patent term adjustment period of 109 days), as well as to its counterparts in the European Union and in a number of foreign jurisdictions. We bear the costs of filing, prosecution and maintenance of patents assigned or licensed to us under the agreement.

As consideration for the assignments and licenses we are obliged to pay to TUM milestone payments on development of our proprietary products claimed by patents assigned or licensed to us by TUM. We also are obliged to pay low single digit royalties, including annual minimum royalties, on sales of such products. Should we grant licenses or sublicenses to those patents to third parties, we are obliged to share a percentage or resulting revenue with TUM. Our payment obligations are reduced by our proportionate contribution to a joint invention. Payment obligations terminate on expiration or annulment of the last patent covered by the agreement.

We can terminate the licenses to any or all licensed patents upon specified advance notice to TUM. TUM may terminate the license provisions of the agreement only for cause. Termination of the agreement does not terminate our rights in patents assigned to us.

Upon initiation of the Phase I clinical trial of PRS-080 in November 2014, our obligation to pay TUM a milestone payment pursuant to the terms of the TUM License Agreement was triggered.

We are also currently in a dispute with TUM, which is described in more detail under “Business—Legal Proceedings—Arbitration Proceeding with Technische Universität München”.

Government Regulation

Government Regulation and Product Approval

Government authorities in the U.S., at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. A new drug must be approved by the FDA through the new drug application, or NDA, process and a new biologic must be approved by the FDA through the biologics license application, or BLA, process before it may be legally marketed in the U.S.

U.S. Drug Development Process

In the U.S., the FDA regulates drugs under the federal Food, Drug, and Cosmetic Act, or FDCA, and in the case of biologics, also under the Public Health Service Act, or PHSA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug or biologic may be marketed in the U.S. generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

•	submission to the FDA of an IND which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices to establish the safety and efficacy of the proposed drug for its intended use;

•	submission to the FDA of an NDA or BLA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA or BLA.

Once a pharmaceutical candidate is identified for development it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with good clinical practice regulations. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the results of the clinical trials must be submitted at least annually. In addition, timely safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase I: The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase II: This phase involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase III: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product labeling.

The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Phase I, Phase II, and Phase III testing may not be completed successfully within any specified period, if at all.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase II, and before an NDA or BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the

FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the End of Phase II meeting to discuss their Phase II clinical results and present their plans for the pivotal Phase III clinical trial that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances. The FDA reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept a NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the NDA or BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and often difficult, and the FDA may refuse to approve an NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA or BLA, or an approved letter following satisfactory completion of all aspects of the review process. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. The FDA reviews a BLA to determine, among other things whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. Before approving an NDA or BLA, the FDA will inspect the facility or facilities where the product is manufactured.

NDAs or BLAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. Priority review for an NDA for a new molecular entity and original BLAs will be 6 months from the date that the NDA or BLA is filed. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct Phase IV testing which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA or BLA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

The Food and Drug Administration Safety and Innovation Act, or FDASIA, which was enacted in 2012, made permanent the Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most drugs and biologicals, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, BLAs and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our drugs, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA or BLA, plus the time between the submission date of an NDA or BLA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Pediatric exclusivity is another type of marketing exclusivity available in the U.S. The FDASIA made permanent the Best Pharmaceuticals for Children Act, or BPCA, which provides for an additional six months of marketing exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA, or a Written Request. If the Written Request does not include studies in neonates, the FDA is required to include its rationale for not requesting those studies. The FDA may request studies on approved or unapproved indications in separate Written Requests. The issuance of a Written Request does not require the sponsor to undertake the described studies.

Biologics Price Competition and Innovation Act of 2009

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act which included the Biologics Price Competition and Innovation Act of 2009, or BPCIA. The BPCIA amended the PHSA to create an abbreviated approval pathway for two types of “generic” biologics—biosimilars and interchangeable biologic products, and provides for a twelve-year exclusivity period for the first approved biological product, or reference product, against which a biosimilar or interchangeable application is evaluated; however if pediatric studies are performed and accepted by the FDA, the twelve-year exclusivity period will be extended for an additional six months A biosimilar product is defined as one that is highly similar to a reference product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. An interchangeable product is a biosimilar product that may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product.

The biosimilar applicant must demonstrate that the product is biosimilar based on data from (1) analytical studies showing that the biosimilar product is highly similar to the reference product; (2) animal studies (including toxicity); and (3) one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the conditions of use on the label, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity and potency.

An application for a biosimilar product may not be submitted until four years after the date on which the reference product was first approved. The first approved interchangeable biologic product will be granted an exclusivity period of up to one year after it is first commercially marketed, but the exclusivity period may be shortened under certain circumstances.

In February 2012, the FDA issued 3 draft guidance documents on biosimilar product development. The draft guidance documents are: “Scientific Considerations in Demonstrating Biosimilarity to a Reference Product,” “Quality Considerations in Demonstrating Biosimilarity to a Reference Protein Product,” and “Biosimilars: Questions and Answers Regarding Implementation of the Biologics Price Competition and Innovation Act of 2009.” In April 2013, the FDA issued a fourth draft guidance entitled, “Formal Meetings between the FDA and Biosimilar Biological Product Sponsors or Applicants.” The guidance documents provide FDA’s current thinking on approaches to demonstrating that a proposed biological product is biosimilar to a reference product. The FDA received public comments on the draft documents and intends to issue final guidance documents in the future. Nevertheless, the absence of a final guidance document does not prevent a sponsor for seeking licensure of a biosimilar under the BPCIA.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for this type of disease or condition will be recovered from sales in the U.S. for that drug. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.

The FDA also administers a clinical research grants program, whereby researchers may compete for funding to conduct clinical trials to support the approval of drugs, biologics, medical devices, and medical foods for rare diseases and conditions. A product does not have to be designated as an orphan drug to be eligible for the grant program. An application for an orphan grant should propose one discrete clinical study to facilitate FDA approval of the product for a rare disease or condition. The study may address an unapproved new product or an unapproved new use for a product already on the market.

Fast Track Designation and Accelerated Approval

FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

Under the fast track program and FDA’s accelerated approval regulations, FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post- approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by FDA.

In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with FDA, FDA may initiate review of sections of a fast track drug’s BLA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA’s time period goal for reviewing an application does not begin until the last section of the BLA is submitted. Additionally, the fast track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

In FDASIA, Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of products under accelerated approval. The law required the FDA to issue related draft guidance within a year after the law’s enactment and also promulgate confirming regulatory changes. In June 2013, the FDA published a draft Guidance for Industry entitled, “Expedited Programs for Serious Conditions-Drugs and Biologics” which provides guidance on FDA programs that are intended to facilitate and expedite development and review of new drugs as well as threshold criteria generally applicable to concluding that a drug is a candidate for these expedited development and review programs. In addition to the Fast Track, accelerated approval and priority review programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy designation. A request for Breakthrough Therapy designation should be submitted concurrently with, or as an amendment to an IND. FDA has already granted this designation to over 30 new drugs and has approved several.

Post-Approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws and regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future inspections by the FDA and other regulatory agencies may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the drug, providing the FDA with updated safety and efficacy information, drug sampling and distribution requirements, complying with certain electronic records and signature requirements, and complying with FDA promotion and advertising requirements. FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the 28-member European Union, before we may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicinal products produced by biotechnology or those medicinal products containing new active substances for specific indications such as the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, viral diseases and designated orphan medicines, and optional for other medicines which are highly innovative. Under the centralized procedure, a marketing application is submitted to the European Medicines Agency where it will be evaluated by the Committee for Medicinal Products for Human Use and a favorable opinion typically results in the grant by the European Commission of a single marketing authorization that is valid for all European Union member states within 67 days of receipt of the opinion. The initial marketing authorization is valid for five years, but once renewed is usually valid for an unlimited period. The decentralized procedure provides for approval by one or more “concerned” member states based on an assessment of an application performed by one member state, known as the “reference” member state. Under the decentralized approval procedure, an applicant submits an application, or dossier, and related materials to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

When conducting clinical trials in the EU, we must adhere to the provisions of the EU Clinical Trials Directive and the laws and regulations of the EU Member States implementing them. These provisions require, among other things, that the prior authorization of an Ethics Committee and the competent Member State authority be obtained before commencing the clinical trial.

As in the United States, it may be possible in foreign countries to obtain a period of market and/or data exclusivity that would have the effect of postponing the entry into the marketplace of a competitor’s generic product. For example, in the EU, if any of our products receive marketing approval in the European Economic Area, or EEA which is comprised of the 28 member states of the EU plus Norway, Iceland and Liechtenstein, we expect they will benefit from 8 years of data exclusivity and an additional 2 years of marketing exclusivity. An additional one-year extension of marketing exclusivity is possible if during the data exclusivity period, we obtain an authorization for one or more new therapeutic indications that is deemed to bring a significant clinical benefit compared to existing therapies. The data exclusivity period begins on the date of the product’s first marketing authorization in the EU and prevents biosimilars from relying on the holder of the marketing authorization for the reference biological medicine’s pharmacological, toxicological and clinical data for a period of 8 years. After 8 years, a biosimilar product application may be submitted and the sponsoring companies may rely on the marketing authorization holder’s data. However, a biosimilar medicine cannot launch until 2 years later (or a total of 10 years after the first marketing authorization in the EU of the innovator product), or 3 years later (or a total of 11 years after the first marketing authorization in the EU of the innovator product) if the marketing authorization holder obtains marketing authorization for a new indication with significant clinical benefit within the 8 year data exclusivity period.

As in the United States, a sponsor may apply for designation of a product as an orphan drug for the treatment of a specific indication in the EU before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to 10 years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

Reimbursement

Sales of pharmaceutical products depend in significant part on the availability of third-party reimbursement. Third-party payors include government healthcare programs, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of our products. Our product candidates may not be considered cost-effective. It is time consuming and expensive to seek reimbursement from third-party payors. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to by significantly lower.

Employees

As of the date of this report, we have 25 full-time employees and seven part-time employees, including eight employees with Ph.D. degrees. Of these 32 employees, 27 are engaged in research and development activities and five work in general support and administration. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good. To successfully develop our drug candidates, we must be able to attract and retain highly skilled personnel. We anticipate hiring additional employees for research and development, clinical and regulatory affairs and general and administrative activities over the next few years. We also utilize the services of consultants, clinical research organizations and other third parties on a regular basis.

Legal Proceedings

Arbitration Proceeding with Technische Universität München

On March 20, 2014, Pieris Operating instituted arbitration proceedings, or the TUM Arbitration, against Technische Universität München, or Munich Technical University and hereafter TUM, to address issues regarding the calculation of payments due from Pieris Operating to TUM under Pieris Operating’s Research and Licensing Agreement with TUM, as amended, or the TUM License Agreement. Pursuant to the terms of the TUM License Agreement, the arbitration is proceeding in Munich, Germany and governed by German law, in accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit.

On July 4, 2003, or the Effective Date, Pieris Operating and TUM entered into the TUM License Agreement, as superseded and replaced on July 26, 2007, under which TUM has exclusively licensed, or in some cases assigned, to Pieris Operating certain intellectual property and know-how that has become part of the Anticalin® proprietary technologies. In return, Pieris Operating agreed to pay to TUM certain undisclosed annual license fees, milestones and royalties for its own proprietary drug development and sales, as well as an undisclosed variable fee as a function of out-licensing revenues, or the Out-License Fee, where such Out-License Fees are creditable against annual license payments to TUM.

As required by the TUM License Agreement, Pieris Operating provided to TUM its calculation of the Out-License Fee owed by Pieris Operating to TUM for the period beginning on the Effective Date and ending on December 31, 2012, the Dispute Period, in the amount of $0.4 million excluding value-added tax. TUM has asserted that, under the TUM License Agreement, the Out-License Fee due to TUM for the Dispute Period amounts to $3.4 million excluding value-added tax in the aggregate and has threatened to terminate the TUM License Agreement if the Out-License Fee is not paid. We believe that if TUM sought to terminate the license agreement for cause as a result of this dispute, it would potentially face wrongful termination claims for substantial damages if the arbitral tribunal in the TUM Arbitration sides with Pieris in its final decision regarding the proper amount of the Out-License Fee. Pieris Operating instituted the TUM Arbitration to request the arbitration tribunal to hold that Pieris Operating’s calculation of the payments owed to TUM is accurate and shall govern all current and future payments due in respect of the Out-License Fee under the TUM License Agreement. Pieris Operating has reserved a liability on its balance sheet in respect of such payment in the amount of €271,000 ($373,000). An adverse ruling in the TUM Arbitration could have a material adverse effect on Pieris Operating’s results of operations and financial condition.

In April 2014, TUM argued to the arbitrators that it is not the proper party to be sued under the action for a declaratory arbitration decision brought by Pieris Operating in relation to the Research and Licensing Agreement, and that instead, it is the Free State of Bavaria that is the proper respondent to the action. Pieris Operating has responded that TUM has capacity to be sued in relation to any disputes arising from and regarding contractual provisions of the Research and Licensing Agreement and is thus also the proper respondent in the action. In accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit, each party to the arbitration proceeding has appointed one arbitrator and the party-named arbitrators collectively selected the third arbitrator as the chairman of the arbitration panel. The panel has indicated that it will first decide the issue of whether TUM is the proper respondent in this action. The arbitration panel has set a date for a first hearing in Munich, Germany on January 20, 2015.

On December 1, 2014, TUM filed its statement of defense, maintaining its earlier calculation of the Out-License Fee. Pieris Operating has until January 12, 2015 to file a reply brief in response to TUM’s defense.

As of the date of this report, other than the arbitration proceeding against TUM, we are not currently involved in any material legal proceedings. However, from time to time, we could be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Properties

We rent approximately 1,414 square meters of office and laboratory space in Freising, Germany under a lease and provides for a monthly rent payment of €18,200 ($25,078), or €218,400 ($300,933) annually. This lease may be terminated by either party subject to an 8-month notice period, provided, however, that such period must finish at the end of a quarter and, if not, the notice period will be extended to the following quarter-end. We believe that our facilities are sufficient to meet our current needs and we will look for suitable additional space as and when needed.

Available Information

Historically, we have filed periodic reports under the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information at the public reference facilities of the SEC at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this report, including our financial statements and the related notes attached as exhibits, before making any decision to invest in shares of our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our common stock.

Risks Related to Our Business, Financial Position and Capital Requirements

We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. We currently have no product revenues and no approved products, and will need to raise additional capital to operate our business.

We are a clinical-stage biopharmaceutical company. To date, we have not generated any product revenue and are not profitable, and have incurred losses each year since our inception in August 2000. For the years ended December 31, 2013 and 2012 we reported net income of $0.1 million and net loss of $2.3 million, respectively. Our net profit for the year ended December 31, 2013 is not indicative of a trend. As of December 31, 2013, we had an accumulated deficit of $56.0 million. As of September 30, 2014, we had an accumulated deficit of $61.6 million. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our drug candidates and the commercialization of approved products, if any.

We are currently focused primarily on the development of our lead drug candidates, PRS-080 and PRS-060, as well as our other programs, which we believe will result in our continued incurrence of significant research, development and other expenses related to those programs. If preclinical studies or the clinical trials for any of our drug candidates fail or produce unsuccessful results and those drug candidates do not gain regulatory approval, or if any of our drug candidates, if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We will need substantial additional funding to continue our operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

Our operations have consumed substantial amounts of cash since inception. We expect to need substantial additional funding to pursue the clinical development of our drug candidates and launch and commercialize any drug candidates for which we receive regulatory approval.

We will require additional capital for the further development and commercialization of our drug candidates and may need to raise additional funds sooner if we choose to expand more rapidly than we currently anticipate. Further, we expect our expenses to increase in connection with our ongoing activities, particularly as we advance PRS-080 through a Phase I clinical trial and prepare for a potential Phase I clinical trial of PRS-060. In addition, if we obtain regulatory approval for any of our drug candidates, we expect to incur significant commercialization expenses related to regulatory requirements, product manufacturing, marketing, sales and distribution.

Furthermore, upon the closing of the Acquisition, we expect to incur additional costs associated with operating as a public company. We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we will need to obtain substantial additional funding in order to continue our operations.

To date, we have financed our operations through a mix of investments from private investors, the incurrence of debt, grant funding and technology licensing revenues, and we expect to continue to utilize such means of financing for the foreseeable future. Additional funding from those or other sources may not be available when or in the amounts needed, on acceptable terms, or at all.

If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then existing stockholders, which could be significant depending on the price at which we may be able to sell our securities.

If we raise additional capital through the incurrence of indebtedness, we would likely become subject to covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support research and development, clinical or commercialization activities.

If we obtain capital through collaborative arrangements, these arrangements could require us to relinquish rights to our Anticalin®-brand technology or drug candidates and could result in our receipt of only a portion of the revenues associated with the partnered drug.

If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development for our drug candidates or any future commercialization efforts. Any of these events could significantly harm our business, financial condition and prospects.

Our limited operating history as a clinical stage company may hinder our ability to successfully meet our objectives, and may limit the amount of information about us upon which you can base an evaluation of our business and prospects.

We were formed in August 2000 and, since that time our focus has been on discovery of Anticalin®-brand drug candidates. We are currently conducting clinical development of PRS-080, and are continuing preclinical development of our other drug candidates, as well as exploring additional indications that may be suitable for Anticalin-brand drug therapeutics, such as immuno-oncology. Our drug candidates are in early stages of development, have not obtained marketing approval, have never generated any sales and will require extensive testing before commercialization. We have limited operating experience with respect to clinical-stage operations and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. In addition, the early-stage nature of our drug development operations can only provide limited operating results upon which you can evaluate our business and prospects.

Our limited operating history may adversely affect our ability to implement our business strategy and achieve our business goals, which include, among others, the following activities:

•	developing our drug candidates using unproven technologies;

•	undertaking preclinical development and clinical trials as well as formulating and manufacturing products;

•	obtaining the human and financial resources necessary to develop, test, manufacture, commercialize and market our drug candidates;

•	engaging corporate partners to assist in developing, testing, manufacturing and marketing our drug candidates;

•	continuing to build and maintain an intellectual property portfolio covering our technology and our drug candidates;

•	satisfying the requirements of clinical trial protocols, including patient enrollment, establishing and demonstrating the clinical safety and efficacy of our drug candidates and obtaining necessary regulatory approvals;

•	achieving acceptance and use by the medical community of our drug candidates after they receive regulatory approvals;

•	maintaining, growing and managing our internal teams as and to the extent we increase our operations and develop new segments of our business;

•	developing and maintaining successful collaboration, strategic and other relationships for the development and commercialization of our drug candidates that receive regulatory approvals with existing and new partners; and

•	managing our cash flows and any growth we may experience in an environment where costs and expenses relating to clinical trials, regulatory approvals and commercialization continue to increase.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop drug candidates, raise capital, expand our business or continue our operations.

Our global operations subject us to various risks, and our failure to manage these risks could adversely affect our results of operations.

Our business is subject to certain risks associated with doing business globally. One of our growth strategies is to pursue opportunities for our business in several areas of the world, both inside and outside of the United States, Germany and Europe, any or all of which could be adversely affected by the risks set forth below. Accordingly, we face significant operational risks as a result of doing business internationally, such as:

•	fluctuations in foreign currency exchange rates;

•	potentially adverse tax consequences;

•	challenges in providing solutions across a significant distance, in different languages and among different cultures;

•	different, complex and changing laws governing intellectual property rights, sometimes affording reduced protection of intellectual property rights in certain countries;

•	difficulties in staffing and managing foreign operations, particularly in new geographic locations;

•	restrictions imposed by local labor practices and laws on our business and operations;

•	rapid changes in government, economic and political policies and conditions, political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events;

•	compliance with a wide variety of complex foreign laws, treaties and regulations;

•	tariffs, trade barriers and other regulatory or contractual limitations on our ability to develop or sell our products in certain foreign markets; and

•	becoming subject to the laws, regulations and court systems of multiple jurisdictions.

Our failure to manage the market and operational risks associated with our international operations effectively could limit the future growth of our business and adversely affect our results of operations.

Our international operations pose currency risks, which may adversely affect our operating results and net income.

Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. Our reporting currency is the U.S. dollar and our functional currency is the euro. As such, the financial statements are translated for reporting purposes as follows: (1) asset and liability accounts at year-end rates, (2) income statement accounts at weighted average exchange rates for the year and (3) stockholders’ equity accounts at historical rates. Corresponding translation gains or losses are recorded in stockholders’ equity.

In 2013, 100% of our revenues were generated and 75.4 % of our costs were incurred in euros. As we realize upon our strategy to expand internationally, our exposure to currency risks will increase. We do not manage our foreign currency exposure in a manner that would eliminate the effects of changes in foreign exchange rates. Therefore, changes in exchange rates between these foreign currencies and the euro will affect our revenues and expenses and could result in exchange losses in any given reporting period.

We incur currency transaction risks whenever we enter into either a purchase or a sale transaction using a different currency other than the euro, our functional currency, in particular our arrangements for the purchase of supplies or licensing and collaboration agreements with partners outside of the euro zone. In such cases we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk.

Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.

Risks Related to the Discovery and Development of Our Drug Candidates

We are heavily dependent on the success of PRS-080 and PRS-060, our early-stage lead drug candidates which are still in clinical and preclinical development, respectively, and we cannot be certain that PRS-080 and PRS-060 will receive regulatory approvals or be successfully commercialized even if we receive regulatory approvals.

We currently have no products that are approved for commercial sale. We expect that a substantial portion of our efforts and expenditures over the next few years will be devoted to our lead drug candidates, PRS-080 and PRS-060. We initiated a Phase I clinical trial with PRS-080 in healthy volunteers in November 2014 and PRS-060 is in preclinical development. All of our other drug candidates are in the discovery or early preclinical stage. Accordingly, our business is currently substantially dependent on the successful development, clinical testing, regulatory approval and commercialization of PRS-080 and PRS-060, which may never occur.

Before we can generate any revenues from sales of our lead drug candidates, we must complete the following activities for each of them, any one of which we may not be able to successfully complete:

•	conduct additional preclinical and clinical development;

•	manage preclinical, manufacturing and clinical activities;

•	obtain regulatory approval;

•	establish manufacturing relationships for the clinical supply of the applicable drug candidate;

•	build a commercial sales and marketing team, either internally or by contract with third parties;

•	develop and implement marketing strategies; and

•	invest significant additional cash in each of the above activities.

If the results of the PRS-080 Phase I clinical trial are not successful, we may not be able to use those results as the basis for advancing the drug candidate into further clinical development. In that case, we may not have the resources to conduct new clinical trials, and/or we may determine that further clinical development of this drug candidate is not justified and may decide to discontinue the program. Clinical testing of PRS-060 has not yet commenced, and the results of any future preclinical studies or clinical trials of PRS-060, if unsuccessful, could lead to our abandonment of the development of that drug candidate as well. If studies of these two drug candidates produce unsuccessful results and we are forced or elect to cease their development, our business and prospects would be substantially harmed.

Preclinical and clinical testing of our drug candidates that have been conducted to date or will be conducted in future may not have been or may not be performed in compliance with applicable regulatory requirements, which could lead to increased costs or material delays for their further development.

Given the complexity as well as the uncertainty inherent in biopharmaceutical preclinical studies and clinical trials, and because of our limited operating experience, we may discover that our own development activities have not been or are not in compliance with applicable regulatory requirements or have otherwise been or are deficient, and, therefore, advancement of the development of the drug candidates on the basis of those trials and studies is not warranted or will be delayed.

We have also entered into license and partnership arrangements, such as with Allergan, Daiichi Sankyo, Sanofi, Zydus and Stelis, relating to certain of our drug candidates, and may continue to do so in the future. Under certain of such arrangements, the development of those drug candidates has been, or in the future may be, conducted wholly by such partners or any third parties with which the partners contract. As a result, we have not been or may not be closely involved with or have any control over those development activities. Although certain of such partners have provided information regarding those drug candidates and the related preclinical studies conducted to date, including certain data that is included in this report, we have not received and do not yet have access to comprehensive information regarding those development activities, including the raw data from the studies that have been conducted, information regarding the design, procedural implementation and structure and information regarding the manufacture of the drug candidates used in the studies. Because we have had no input on the development to date of these drug candidates, we may discover that all or certain elements of the trials and studies our partners have performed have not been, or may not in the future be, in compliance with applicable regulatory standards or have otherwise been or may be deficient, and that advancement of the development of these drug candidates on the basis of those trials and studies is not warranted.

Further, the majority of our development activities for each of our drug candidates to date have been conducted outside the United States, primarily in Europe as well as in Australia, and we may conduct some of our future development activities in other countries or regions. As a result, although those studies may meet the standards of certain applicable foreign regulatory bodies, the structure and design of those clinical and preclinical studies may not meet applicable FDA standards to allow immediate further development of those drug candidates in the United States, and also may not meet the standards of the applicable regulatory authorities in foreign countries in which we desire to pursue marketing approval for these drug candidates.

If the studies conducted by us or our partners or collaborators have not been in full compliance with applicable regulatory requirements or are otherwise not eligible for continued development in the United States, then we or our partners may be forced to conduct new studies in order to progress the development of our drug candidates. We, or our partners, may not have the funding or other resources to conduct or complete these new studies, which would severely delay the development plans for these drug candidates and their commercialization. Any such deficiency and delay in the development of these drug candidates would significantly harm our business plans, product revenues and prospects.

Our research and development is based on a rapidly evolving area of science, and our approach to drug discovery and development is novel and may never lead to marketable products.

Biopharmaceutical product development is generally a highly speculative undertaking and by its nature involves a substantial degree of risk. The specific line of our business, the discovery of Anticalin®-brand drug therapeutics for patients with a variety of diseases and conditions, such as anemia, asthma and cancer, is an emerging field, and the scientific discoveries that form the basis for our efforts to develop drug candidates are relatively new. Further, the scientific evidence to support the feasibility of developing drug candidates based on those discoveries is both preliminary and limited. In contrast with companies who focus on more traditional drug classes, such as antibodies and small molecules, we believe we are the first, if not the only company, to work with Anticalin-brand drug therapeutics and work to advance it to a clinical stage of development. We are not aware of any company that has successfully developed and obtained approval for a drug based on Anticalin proteins. As a result, identifying drug targets based in part on their suitability with Anticalin-brand drug therapeutics, which is a fundamental aspect of our business approach, may not lead to the discovery or development of any drugs that successfully treat patients with the diseases and conditions we intend to target. Moreover, the lack of successful precedents in the development of Anticalin proteins could result in added complexities or delays in our development efforts. The failure of the scientific underpinnings of our business model to produce viable drug candidates would substantially harm our operations and prospects.

We may not be successful in our efforts to build a pipeline of drug candidates.

A key element of our strategy is to use and expand our Anticalin® drug platform to build a pipeline of drug candidates to address different targets, and progress those drug candidates through clinical development for the treatment of a variety of different types of diseases. Although our research efforts to date have resulted in identification of a series of targets, we may not be able to develop drug candidates that are safe and effective inhibitors or promoters of all or any of these targets. Even if we are successful in building a product pipeline, the potential drug candidates that we identify may not be suitable for clinical development for a number of reasons, including causing harmful side effects or demonstrating other characteristics that indicate a low likelihood of receiving marketing approval or achieving market acceptance. If our methods of identifying potential drug candidates fail to produce a pipeline of potentially viable drug candidates, then our success as a business will be dependent on the success of fewer potential drug candidates, which introduces risks to our business model and potential limitations to any success we may achieve.

Clinical drug development involves a lengthy and expensive process with uncertain outcomes, is very difficult to design and implement, and any of our clinical trials could produce unsuccessful results or fail at any stage in the process.

Clinical trials conducted on humans are expensive and can take many years to complete, and outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process. Additionally, any positive results of preclinical studies and early clinical trials of a drug candidate may not be predictive of the results of later-stage clinical trials, such that drug candidates may reach later stages of clinical trials and fail to show the desired safety and efficacy traits despite having shown indications of those traits in preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier phases of the trials. Therefore, the results of any ongoing or future clinical trials we conduct may not be successful.

Although the clinical Phase I trial for PRS-080 in healthy volunteers will be conducted primarily in 2015, and although we are planning to initiate clinical trials for PRS-060 as early as 2016, we may experience delays in pursuing those or any other clinical trials, and any planned clinical trials may not begin on time, may require redesign, may not enroll sufficient healthy volunteers or patients in a timely manner, and may not be completed on schedule, if at all.

Clinical trials may be delayed for a variety of reasons, including delays related to:

•	obtaining regulatory approval to commence a trial;

•	reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining institutional review board, or IRB, approval at each trial site;

•	enrolling suitable volunteers or patients to participate in a trial;

•	developing and validating companion diagnostics on a timely basis;

•	changes in dosing or administration regimens;

•	having patients complete a trial or return for post-treatment follow-up;

•	inability to monitor patients adequately during or after treatment;

•	clinical investigators deviating from trial protocols or dropping out of a trial;

•	regulators instituting a clinical hold due to observed safety findings or other reasons;

•	adding new or substituting clinical trial sites; and

•	manufacturing sufficient quantities of drug candidate for use in clinical trials.

We plan to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials. Although we expect that we will have agreements in place with CROs governing their committed activities and conduct, we will have limited influence over their actual performance. As a result, we ultimately will not have control over a CRO’s compliance with the terms of any agreement it may have with us, its compliance with applicable regulatory requirements, or its adherence to agreed time schedules and deadlines, and a future CRO’s failure to perform those obligations could subject any of our clinical trials to delays or failure.

Further, we may also encounter delays if a clinical trial is suspended or terminated by us, by any IRB or Ethics Committee at an institution in which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for the trial, if applicable, or by the FDA, EMA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements, inspection of the clinical trial operations or trial site by the FDA, EMA or other regulatory authorities resulting in the imposition of a clinical hold, exposing participants to health risks caused by unforeseen safety issues or adverse side effects, development of previously unseen safety issues, failure to demonstrate a benefit from using a drug candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Therefore, we cannot predict with any certainty the schedule for commencement or completion of any currently ongoing, planned or future clinical trials.

If we experience delays in the commencement or completion of, or suspension or termination of, any clinical trial for our drug candidates, the commercial prospects of the drug candidate could be harmed, and our ability to generate product revenues from the drug candidate may be delayed or eliminated. In addition, any delays in completing our clinical trials will increase our costs, slow down our drug candidate development and approval process and jeopardize regulatory approval of our drug candidates and our ability to commence sales and generate revenues. The occurrence of any of these events could harm our business, financial condition, results of operations and prospects significantly.

If we experience delays or difficulties in the enrollment of research subjects in clinical trials, those clinical trials could take longer than expected to complete and our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our drug candidates if we are unable to locate and enroll a sufficient number of research subjects to participate in these trials. In particular, for some diseases and conditions we are or will be focused on, our pool of suitable patients may be smaller and more selective and our ability to enroll a sufficient number of suitable patients may be limited or take longer than anticipated. In addition, some of our competitors have ongoing clinical trials for drug candidates that treat the same indications as our drug candidates, and volunteers or patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ drug candidates.

Patient enrollment for any of our clinical trials may also be affected by other factors, including without limitation:

•	the severity of the disease under investigation;

•	the frequency of the molecular alteration we are seeking to target in the applicable trial;

•	the eligibility criteria for the clinical trial in question;

•	the perceived risks and benefits of the drug candidate under the clinical trial;

•	the extent of the efforts to facilitate timely enrollment in clinical trials;

•	the patient referral practices of physicians;

•	the ability to monitor volunteers or patients adequately during and after treatment; and

•	the proximity and availability of clinical trial sites.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our drug candidates, and we may not have or be able to obtain sufficient cash to fund such increased costs when needed, which could result in the further delay or termination of the trial.

The review processes of regulatory authorities are lengthy, time consuming, expensive and inherently unpredictable. If we are unable to obtain approval for our drug candidates from applicable regulatory authorities, we will not be able to market and sell those drug candidates in those countries or regions and our business will be substantially harmed.

The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products are, and will remain, subject to extensive regulation by the FDA in the United States and by the respective regulatory authorities in other countries, which regulations differ from country to country. We are not permitted to market our drug candidates in the United States until we receive the respective approval of a BLA from the FDA, or in any foreign countries until we receive the requisite approval from the respective regulatory authorities in such countries. The time required to obtain approval, if any, by the FDA, EMA and comparable foreign authorities is unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. We have not submitted a BLA or similar filing (such as marketing authorization, or MA, from the European Medicines Agency, or EMA, for commercial sale in the European Union) or obtained regulatory approval for any drug candidate in any jurisdiction and it is possible that none of our existing drug candidates or any drug candidates we may seek to develop in the future will ever obtain regulatory approval.

Our drug candidates could fail to receive regulatory approval for many reasons, including any one or more of the following:

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities that a drug candidate is safe and effective for its proposed indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA, EMA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a drug candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA, EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•	the data collected from clinical trials of our drug candidates may not be sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

•	the FDA, EMA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

•	the FDA, EMA or comparable foreign regulatory authorities may fail to approve the companion diagnostics we contemplate developing internally or with partners; and

•	the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

The time and expense of the approval process, as well as the unpredictability of future clinical trial results and other contributing factors, may result in our failure to obtain regulatory approval to market, in one or more jurisdictions, PRS-080, PRS-060, our discovery stage programs, such as the 300-Series, or any other drug candidates we may seek to develop in the future, which would significantly harm our business, results of operations and prospects. In such case, we may also not have the resources to conduct new clinical trials and/or we may determine that further clinical development of any such drug candidate is not justified and may discontinue any such programs.

In order to market and sell our products in any jurisdiction, we or our third party collaborators must obtain separate marketing approvals in that jurisdiction and comply with its regulatory requirements. The review and approval procedures can vary drastically among jurisdictions, and each jurisdiction may impose different testing and other requirements to obtain and maintain marketing approval. Further, the time required to obtain those approvals, if any, may differ substantially among jurisdictions. In addition, in many countries or regions outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country or region. Moreover, approval by the FDA or an equivalent foreign authority does not ensure approval by regulatory authorities in any other countries or regions. As a result, the ability to market and sell a drug candidate in more than one jurisdiction can involve significant additional time, expense and effort to undertake separate approval processes, and would subject us and our collaborators to the numerous and varying post-approval requirements of each jurisdiction governing commercial sales, manufacturing, pricing and distribution of our drug candidates. We or any third parties with whom we may collaborate may not have the resources to pursue those approvals, and we or they may not be able to obtain any approvals that are pursued. The failure to obtain marketing approval for our drug candidates in foreign jurisdictions could severely limit their potential market and ability to generate revenue.

In addition, even if we were to obtain regulatory approval in one or more jurisdictions, regulatory authorities may approve any of our drug candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a drug candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that drug candidate. Any of the foregoing circumstances could materially harm the commercial prospects for our drug candidates.

We may expend our limited resources to pursue a particular drug candidate or indication that does not produce any commercially viable products and may fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus our efforts on particular research programs and drug candidates for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Further, our resource allocation decisions may result in our use of funds for research and development programs and drug candidates for specific indications that may not yield any commercially viable products.

If we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate. Any such failure to improperly assess potential drug candidates could result in missed opportunities and/or our focus on drug candidates with low market potential, which would harm our business and financial condition.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for our drug candidates and our business could be substantially harmed.

We depend upon independent investigators and contractors, such as CROs, universities and medical institutions, to conduct our preclinical studies and clinical trials. We rely upon, and plan to continue to rely upon, such third-party entities to execute our preclinical studies and clinical trials and to monitor and manage data produced by and relating to those studies and trials. However, we may not be able to in the future establish arrangements with CROs when needed or on terms that are acceptable to us, or at all, which could negatively affect our development efforts with respect to our drug candidates and materially harm our business, operations and prospects. As a result of the use of third-party contractors, we will have only limited control over certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies, including each of our clinical trials, is conducted in accordance with the applicable protocol, legal and regulatory requirements as well as scientific standards, and our reliance on any third-party entity will not relieve us of our regulatory responsibilities.

Based on our present expectations, we and our third-party contractors will be required to comply with current Good Clinical Practice, or cGCP, for all of our drug candidates in clinical development. Regulatory authorities enforce cGCP through periodic inspections of trial sponsors, clinical investigators and trial sites. If we or any of our contractors fail to comply with applicable cGCP, the clinical data generated in the applicable trial may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving a drug candidate for marketing, which we may not have sufficient cash or other resources to support and which would delay our ability to generate revenue from any sales of such drug candidate. Any agreements governing our relationships with outside contractors such as CROs, or CROs or other contractors we may engage in the future, may provide those outside contractors with certain rights to terminate a clinical trial under specified circumstances. If such an outside contractor terminates its relationship with us during the performance of a clinical trial, we would be forced to seek an engagement with a substitute contractor, which we may not be able to do on a timely basis or on commercially reasonable terms, if at all, and the applicable clinical trial would experience delays or may not be completed.

If our contractors do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to a failure to adhere to our clinical protocols, legal and regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for, or successfully commercialize, the affected drug candidates. In addition, we will be unable to control whether or not they devote sufficient time and resources to our preclinical and clinical programs. These outside contractors may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. As a result, our operations and the commercial prospects for the effected drug candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed. These contractors may also have relationships with other commercial entities, some of whom may compete with us. If our contractors assist our competitors to our detriment, our competitive position would be harmed.

We rely and expect to continue to rely completely on third parties to formulate and manufacture our preclinical, clinical trial and post-approval drug supplies. The development and commercialization of any of our drug candidates could be stopped, delayed or made less profitable if those third parties fail to provide us with sufficient quantities of such drug supplies or fail to do so at acceptable quality levels, including in accordance with applicable regulatory requirements or contractual obligations and our operations could be harmed as a result.

We have no experience in drug formulation or manufacturing. We do not currently have, nor do we plan to acquire, the infrastructure or capability internally, such as our own manufacturing facilities, to manufacture our preclinical and clinical drug supplies for use in the conduct of our clinical trials or commercial quantities of any drug candidates that may obtain regulatory approval. Therefore, we lack the resources and expertise to formulate or manufacture our own drug candidates. We have entered into agreements with third-party manufacture contractors, or CMOs, for the clinical-stage manufacture of certain of our drug candidates, including PRS-080. We plan to enter into agreements with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our current and future clinical trials and/or commercial sales. We intend to establish or continue those relationships for the supply of our drug candidates, however, there can be no assurance that we will be able to retain those relationships on commercially reasonable terms, if at all. If we are unable to maintain those relationships, we could experience delays in our development efforts as we locate and qualify new CMOs. If any of our current drug candidates or any drug candidates we may develop or acquire in the future receive regulatory approval, we will rely on one or more CMOs to manufacture the commercial supply of such drugs.

Our reliance on a limited number of CMOs exposes us to the following risks:

•	We may be unable to identify manufacturers on acceptable terms, or at all, because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•	Our future contract manufacturers may not perform as contractually agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with cGMP regulations and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our drug candidates by the FDA or the commercialization of our drug candidates or result in higher costs or deprive us of potential product revenues.

We expect to have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If any of our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA or other comparable foreign authorities, we would be prevented from obtaining regulatory approval for our drug candidates unless and until we engage a substitute contract manufacturer that can comply with such requirements, which we may not be able to do. Any such failure by any of our contract manufacturers would significantly impact our ability to develop, obtain regulatory approval for or market our drug candidates, if approved.

Further, we plan to rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our drug candidates for our clinical trials. We do not have, nor do we expect to enter into, any agreements for the commercial production of these raw materials, and we do not expect to have any control over the process or timing of our contract manufacturers’ acquisition of raw materials needed to produce our drug candidates. Any significant delay in the supply of a drug candidate or the raw material components thereof for an ongoing clinical trial due to a manufacturer’s need to replace a third-party supplier of raw materials could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our drug candidates. Additionally, if our future manufacturers or we are unable to purchase these raw materials to commercially produce any of our drug candidates that gains regulatory approvals, the commercial launch of our drug candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our drug candidates.

Disagreements with respect to the commercial terms of our sales, licensing, purchase or manufacturing agreements may limit our commercial success.

The rights and obligations of the partners to which we may license our Anticalin® technology are governed by the licensing and collaboration agreements we enter into with those partners. In addition, our relationships with CROs and CMOs are governed by the service agreements between us and each manufacturer. Although we attempt to address the full range of possible events that may occur during the development or the manufacturing of Anticalin drug candidates and products, unanticipated or extraordinary events may occur beyond those contemplated by said agreements. Furthermore, our business relationships with our product manufacturers and our collaborators may include assumptions, understandings or agreements that are not included in our agreements with them, or that are inaccurately or incompletely represented by their terms. In addition, key terms in such agreements may be misunderstood or contested, even when both we and the other party previously believed that we had a mutual understanding of our obligations.

Any differences in interpretation or misunderstandings between us and other parties may result in substantial costs and delays with respect to the development, manufacturing or sale of Anticalin® drugs, and may negatively impact our revenues and operating results. Product manufacturers may fail to produce the products and partners may fail to develop the drug candidates under the timeline or in the manner we anticipated, and results may differ from the terms upon which we had agreed. As a result, we may be unable to supply drugs of the quality or in the quantity demanded or required. We may suffer harm to our reputation in the market from missed development goals or deadlines, and may be unable to capitalize upon market opportunities as a result. Resolution of these problems may entail costly and lengthy litigation or dispute resolution procedures. In addition, there is no guarantee that we will prevail in any such dispute or, if we do prevail, that any remedy we receive, whether legal or otherwise, will adequately redress the harm we have suffered. The delays and costs associated with such disputes may themselves harm our business and reputation and limit our ability to successfully compete in the market going forward.

Risks Related to the Commercialization of Our Drug Candidates

Even if we receive regulatory approval for any of our drug candidates, we will be subject to ongoing regulatory obligations and review. Maintaining compliance with ongoing regulatory requirements may result in significant additional expense to us, and any failure to maintain such compliance could subject us to penalties and cause our business to suffer.

Any regulatory approvals that we receive for our drug candidates may be subject to limitations on the approved indicated uses for which the products may be marketed, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials. In addition, if the FDA, EMA or a comparable foreign regulatory authority approves any of our drug candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines or warning letters;

•	refusal of the FDA or other applicable regulatory authority to approve pending applications or supplements to approved applications;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	consent decrees, injunctions or the imposition of civil or criminal penalties.

In addition, regulatory authorities’ policies (such as those of the FDA or EMA) may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our drug candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are otherwise not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Our commercial success depends upon attaining significant market acceptance of our drug candidates, if approved, among physicians, patients, healthcare payors and other members of the medical community.

Even if we obtain regulatory approval for our drug candidates, the products may not gain market acceptance among physicians, health care payors, patients and other members of the medical community, which is critical to commercial success. Market acceptance of any drug candidate for which we receive approval depends on a number of factors, including:

•	perceptions by the medical community, physicians, and patients, regarding the safety and effectiveness of our products;

•	the size of the markets for the drug candidate, based on the size of the patient subsets that we are targeting, in the territories for which we gain regulatory approval and have commercial rights;

•	the potential and perceived advantages of the drug candidate over alternative treatments;

•	the safety of the drug candidate as demonstrated through broad commercial distribution;

•	the availability of adequate reimbursement and pricing for our products from governmental health programs and other third-party payors;

•	relative convenience and ease of administration;

•	cost-effectiveness of our product relative to competing products;

•	the prevalence and severity of adverse effects; and

•	the effectiveness of sales, marketing and distribution efforts by us and our licensees and distributors, if any.

If our drug candidates are approved but fail to achieve an adequate level of acceptance by key market participants, we will not be able to generate significant revenues, and we may not become or remain profitable, which may require us to seek additional financing.

Reimbursement may be limited or unavailable in certain market segments for our drug candidates, which could make it difficult for us to sell on a profitable basis any products for which we obtain marketing approvals.

There is significant uncertainty related to the third-party coverage and reimbursement of newly approved drugs. Market acceptance and successful commercialization of any of our drug candidates that obtain regulatory approval in domestic or international markets will depend significantly on the availability of adequate coverage and reimbursement from governmental authorities, private health insurers and other third-party payors for any of our drug candidates, and may be affected by existing and future healthcare reform measures.

Pricing and reimbursement for any of our drug candidates that obtain regulatory approval is uncertain. Government authorities, private health insurers and other third-party payors decide which drugs they will cover and establish reimbursement levels for them, and obtaining coverage and reimbursement approval for a product from any such third-party payors is a time consuming and costly process. Third-party payors also are increasingly challenging the effectiveness of and prices charged for medical products and services. As a result, any denial of private or government payor coverage or inadequate reimbursement for our drug candidates, if any are commercialized, could harm our business and reduce our prospects for generating revenue.

Further, there have been, and may continue to be, legislative and regulatory proposals at the federal and state levels and in foreign jurisdictions directed at broadening the availability and containing or lowering the cost of healthcare. The continuing efforts of the government, insurance companies, managed care organizations and other third-party payors to contain or reduce costs of healthcare may adversely affect our ability to set prices for our products that would allow us to achieve or sustain profitability. In addition, governments may impose price controls on any of our products that obtain marketing approval, which may adversely affect our future profitability.

In some foreign countries, particularly in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can be a long and expensive process after the receipt of marketing approval for a drug candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct additional clinical trials that compare the cost-effectiveness of our drug candidates to other available therapies. If reimbursement of our drug candidates is unavailable or limited in scope or amount in a particular country, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability for sales of any of our drug candidates that are approved for marketing in that country.

We have no experience selling, marketing or distributing products and currently have no internal marketing and sales force. If we are unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell our drug candidates, we may not be able to effectively market and sell our drug candidates, if approved, or generate product revenues.

We currently have no sales, marketing or distribution capabilities and there can be no assurance that we will be able to market and sell our products in the United States or overseas. In order to commercialize any drug candidates, we must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. Therefore, with respect to the commercialization of all or certain of our drug candidates, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If so, our success will depend, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, such collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products.

If we are unable to enter into such arrangements when needed on acceptable terms or at all, we may not be able to successfully commercialize any of our drug candidates that receive regulatory approval or any such commercialization may experience delays or limitations. Further, to the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful.

To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our products, we may in the future need to establish an internal sales and marketing team with technical expertise and supporting distribution capabilities to commercialize our drug candidates, which could be expensive and time consuming and which would require significant attention of our executive officers to manage. Further, may not have sufficient resources to allocate to the sales and marketing of our products.

Any failure or delay in the development of sales, marketing and distribution capabilities, either through collaboration with one or more third parties or through internal efforts, would adversely impact the commercialization of any of our products that we obtain approval to market. As a result, our future product revenue will suffer and we may incur significant additional losses.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological advances. In addition, the competition in the anemia and asthma markets is intense. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, fully integrated pharmaceutical or biotechnology companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, and other public and private research organizations. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenue and our business will suffer.

Many of our competitors have substantially greater financial, technical and other resources than we do, such as larger research and development staff and experienced marketing and manufacturing organizations, as well as significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	prosecuting and enforcing intellectual property rights;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of or in-license novel compounds that could make our drug candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA, EMA or other regulatory approval, or discovering, developing and commercializing medicines before we do, which would have a material adverse effect on our business and ability to achieve profitability from future sales of our approved drug candidates, if any. For additional information about our competitors, please see “Business—Competition.”

We could be subject to product liability lawsuits based on the use of our drug candidates in clinical testing or, if obtained, following marketing approval and commercialization. If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to cease clinical testing or limit commercialization of our drug candidates.

We could be subject to product liability lawsuits if any drug candidate we develop allegedly causes injury or is found to be otherwise unsuitable for human use during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the clinical testing and commercialization of products we develop on our own or with collaborators. We do not currently carry general product liability insurance. We have put in place applicable product liability insurance, covering us as sponsor and the investigators involved in our Phase I clinical trial of PRS-080. In the future, we will seek to obtain similar insurance coverage with respect to any future clinical trials of our other drug candidates, such as PRS-060, but we may not be able to obtain the levels of coverage desired on acceptable terms, or at all. If we do secure product liability insurance, we may subsequently determine that additional amounts of coverage would be desirable at later stages of clinical development of our drug candidates or upon commencing commercialization of any drug candidate that obtains required approvals, but we may not be able to obtain such additional coverage amounts when needed on acceptable terms, or at all. Unless and until we obtain such insurance, we would be solely responsible for any product liability claims relating to our preclinical and clinical development activities. Further, even after any such insurance coverage is obtained, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by any insurance policies we may then have or that is in excess of the limits of our insurance coverage. We would be required to pay any amounts awarded by a court or negotiated in a settlement that exceed the coverage limitations or that are not covered by any product liability insurance we may obtain, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Risks Related to Managing Any Growth We May Experience

We will need to grow the size of our organization, and we may not successfully manage any growth we may achieve.

Our success will depend upon the expansion of our operations and our ability to successfully manage our growth. Our future growth, if any, may place a significant strain on our management and on our administrative, operational and financial resources and require us to implement and improve our operational, financial and management systems.

In addition, our ability to manage our growth effectively will hinge upon our ability to expand, train, manage and motivate our employees. As of the date of this report, we have 25 full-time employees and seven part-time employees. As our development and commercialization plans and strategies develop, these demands may also require the hiring of additional research, development, managerial, operational, sales, marketing, financial, accounting, legal and other personnel.

Moreover, future growth could require the development of additional expertise by management and impose significant added responsibilities on members of management, including:

•	effectively managing our clinical trials and submissions to regulatory authorities for marketing approvals;

•	effectively managing our internal research and development efforts such as discovery research and preclinical development;

•	identifying, recruiting, maintaining, motivating and integrating additional employees;

•	effectively managing our internal and external business development efforts with current or future partners, such as entering into additional collaboration arrangements and increasing out-licensing revenues;

•	establishing relationships with third parties essential to our business and ensuring compliance with our contractual obligations to such third parties;

•	developing and managing new divisions of our internal business, including any sales and marketing segment we elect to establish;

•	maintaining our compliance with public company reporting and other obligations, including establishing and maintaining effective internal control over financial reporting and disclosure controls and procedures; and

•	improving our managerial, development, operational and finance systems.

We may not be able to accomplish any of those tasks, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our Company.

Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to comply with environmental, health and safety laws and regulations that apply to us, we could become subject to fines or penalties or incur costs that could harm our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of any hazardous materials we use and wastes we produce. The use of these materials in our business could result in contamination or injury, which could cause damage for which we may be responsible but may not have sufficient resources to pay. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with these laws and regulations, which we may not be able to afford.

Although we maintain workers’ compensation insurance for our operations in Germany to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations applicable to us. These current or future laws and regulations may impair our research, development or production efforts or impact the research activities we pursue, particularly with respect to research involving human subjects or animal testing. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions, which could cause our financial condition to suffer.

Health and safety regulations in the United States, Germany and in the countries where our technology and potential products are licensed or sold may prevent the sale or use of our technology or products in the future.

We are subject to a variety of regulations regarding worker health and safety in the United States, Germany and in the countries where our technology and potential products are licensed or sold. Because our technology and potential products may frequently involve the manufacture or use of certain chemical or biological compounds, we are required to certify their safety for industrial use and development in a variety of countries and contexts. As there has not been sufficient testing to determine the long-term health and environmental risks of all of the materials used in the production of Anticalin® products, future regulations may ban the use of our products due to the potential risk they pose to workers or may limit the use of our drug candidates in research and commercial settings. Any such regulations may have a substantial negative impact on our business and revenues, and may cause our business to fail. Because we cannot guarantee the long-term safety of use or exposure to materials used during development or manufacture of our products, we may face liability for health risks or harms caused as a result of developing, manufacturing or other processes that use such materials. Any such claims may have a negative impact on our revenues and may prove substantially disruptive to our business in the future.

In addition, under the European Union regulation on classification, labeling and packaging of substances and mixtures, or CLP, we may be required to publicly disclose the composition of our proprietary products or substances, which may facilitate infringement or avoidance of our intellectual property by third parties and may potentially reduce the margin we are able to charge for our products by allowing competitors to more accurately determine our production costs. Future development of the CLP regulation may have a further negative impact our revenues and a substantial negative impact on our business.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited or eliminated as a result of the Acquisition or any other ownership change.

We have incurred substantial losses during our history and do not expect to become profitable in the foreseeable future and may never achieve profitability. Our net profit of $0.1 million for the year ended December 31, 2013 is not indicative of a trend. To the extent we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire or forfeit.

Tax losses under German corporate income tax and trade tax may be used to offset taxable income and trade profit attributable to the same taxpayer, or loss holding entity, within the boundaries of German tax law. As of December 31, 2013, Pieris Operating had net operating loss carryforwards of German corporate income tax of $58.5 million and of trade tax of $57.2 million. Under current laws, tax loss carryforwards may only be used to offset in any relevant later assessment period (calendar year) €1,000,000 ($1,377,900) plus 60% of the exceeding taxable income and trade profit of such period. Also, certain transactions, including transfers of shares or interest in the loss holding entity, may result in the partial or total forfeiture of tax losses existing at that date. Partial or total forfeiture of tax losses may further occur in corporate reorganizations of the loss holding entity.

Pieris Operating experienced an ownership change as a result of the Acquisition, and as a result may have lost some or all of the unused German corporate income and trade tax losses carryforwards existing or realized at the time of the Acquisition (including carryforwards). Any forfeiture of such tax losses due to the Acquisition, or due to any other such ownership change, could have an adverse effect on our results of operations.

Our business and operations would suffer in the event of system failures, and our operations are vulnerable to interruption by natural disasters, terrorist activity, power loss and other events beyond our control, the occurrence of which could materially harm our business.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access as well as telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and we may incur substantial costs to attempt to recover or reproduce the data. If any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and/or the further development of our drug candidates could be delayed.

We are also vulnerable to accidents, electrical blackouts, labor strikes, terrorist activities, war and other natural disasters and other events beyond our control, and we have not undertaken a systematic analysis of the potential consequences to our business as a result of any such events and do not have an applicable recovery plan in place. Except for our operations in Germany, where we have business interruption insurance against losses or damages resulting from fire, we do not carry other business interruption insurance that would compensate us for actual losses from interruptions of our business that may occur, and any losses or damages incurred by us could cause our business to materially suffer.

There could be an adverse change or increase in the laws and/or regulations governing our business.

We and our operating subsidiary are subject to various laws and regulations in different jurisdictions, and the interpretation and enforcement of laws and regulations are subject to change. We are also subject to different tax regulations in each of the jurisdictions where we conduct our business or where our management or the management of our operating subsidiary is located. We expect the scope and extent of regulation in the jurisdictions in which we conduct our business, or where our management or the management of our operating subsidiary is located, as well as regulatory oversight and supervision, to generally continue to increase. There can be no assurance that future regulatory, judicial and legislative changes in any jurisdiction will not have a material adverse effect on us or hinder us in the operation of its business.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our financial condition and operating results.

While we currently have no specific plans to acquire any other businesses, we may, in the future, make acquisitions of, or investments in, companies that we believe have products or capabilities that are a strategic or commercial fit with our current business or otherwise offer opportunities for our company. In connection with these acquisitions or investments, we may:

•	issue common stock or other forms of equity that would dilute our existing stockholders’ percentage of ownership;

•	incur debt and assume liabilities; and

•	incur amortization expenses related to intangible assets or incur large and immediate write-offs.

We may not be able to complete acquisitions on favorable terms, if at all. If we do complete an acquisition, we cannot assure you that it will ultimately strengthen our competitive position or that it will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:

•	problems integrating the purchased business, products or technologies;

•	challenges in achieving strategic objectives, cost savings and other anticipated benefits;

•	increases to our expenses;

•	the assumption of significant liabilities that exceed the limitations of any applicable indemnification provisions or the financial resources of any indemnifying party;

•	inability to maintain relationships with key customers, vendors and other business partners of the acquired businesses;

•	diversion of management’s attention from their day-to-day responsibilities;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	entrance into marketplaces where we have no or limited prior experience and where competitors have stronger marketplace positions;

•	potential loss of key employees, particularly those of the acquired entity; and

•	that historical financial information may not be representative or indicative of our results as a combined company.

Risks Related to Our Intellectual Property

If we breach any of the agreements under which we license from third parties the intellectual property rights or commercialization rights to our drug candidates, particularly our license agreement with TUM, we could lose license rights that are important to our business and our operations could be materially harmed.

Under the TUM License Agreement, we in-license significant intellectual property related to our Anticalin® platforms. For more information about the TUM License Agreement, see “Business—TUM License Agreement.” We are also currently in a dispute with TUM, which is described in more detail under “Business—Legal Proceedings—Arbitration Proceeding with Technische Universität München”.

In addition to the TUM License Agreement, we may seek to enter into additional agreements with other third parties in the future granting similar license rights with respect to other potential drug candidates. If we fail to comply with any of the conditions or obligations or otherwise breach the terms of our license agreement with TUM, or any future license agreement we may enter on which our business or drug candidates are dependent, TUM or other licensors may have the right to terminate the applicable agreement in whole or in part and thereby extinguish our rights to the licensed technology and intellectual property and/or any rights we have acquired to develop and commercialize certain drug candidates, including, with respect to our license agreement with TUM, our Anticalin® drug therapies. Under the TUM License Agreement, we can terminate the licenses to any or all licensed patents upon specified advance notice to TUM. TUM may terminate the license provisions of the agreement only for cause. Termination of the agreement does not terminate our rights in patents assigned to us but would terminate our rights to patents licensed to us under the agreement. The loss of the rights licensed to us under our license agreement with TUM, or any future license agreement that we may enter granting us rights on which our business or drug candidates are dependent, would eliminate our ability to further develop the applicable drug candidates and would materially harm our business, prospects, financial condition and results of operations.

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively and our business would be harmed.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any disclosure to, or misappropriation by, third parties of our proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding any competitive advantage we may derive from the proprietary information.

The strength of patents in the biotechnology and pharmaceutical fields can be uncertain and involve complex legal and scientific questions. No consistent policy regarding the breadth of claims allowed in patents has emerged to date in the United States. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced, or that the scope of any patent rights could provide a sufficient degree of protection that could permit us to gain or keep our competitive advantage with respect to these products and technologies. For example, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to make, use, sell, offer to sell or import competitive products without infringing our patents;

•	if and when patents will be issued;

•	whether or not others will obtain patents claiming inventions similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings (e.g. at the United State Patent and Trademark Office, or the USPTO, or the European Patent Office, or the EPO) in connection with patent rights, which may be costly whether we win or lose.

As a result, the patent applications we own or license may fail to result in issued patents in the United States or in foreign countries. Third parties may challenge the validity, enforceability or scope of any issued patents we own or license or any applications that may successfully issue in the future, which may result in those patents being narrowed, invalidated or held unenforceable. Even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from developing similar products that do not infringe the claims made in our patents. If the breadth or strength of protection provided by the patents we hold or pursue is threatened, our ability to commercialize any drug candidates with technology protected by those patents could be threatened. Further, if we encounter delays in our clinical trials, the period of time during which we would have patent protection for any covered drug candidates that obtain regulatory approval would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain at the time of filing that we are the first to file any patent application related to our drug candidates.

While patent term extensions under the Hatch-Waxman Act in the United States and under supplementary protection certificates in Europe may be available to extend our patent exclusivity for our drug candidates, the applicable patents may not meet the specified conditions for eligibility for any such term extension and, even if eligible, we may not be able to obtain any such term extension. Further, because filing, prosecuting and defending patents in multiple jurisdictions can be expensive, we may elect to pursue patent protection relating to our drug candidates in only certain jurisdictions. As a result, competitors would be permitted to use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, any of which could compete with our drug candidates.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our discovery platform and drug development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we require all of our employees and certain consultants and advisors to assign inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, our trade secrets and other proprietary information may be disclosed or competitors may otherwise gain access to such information or independently develop substantially equivalent information. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant difficulty in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or maintain the competitive advantage that we believe is provided by such intellectual property, which could materially adversely affect our market position and business and operational results.

Claims that we infringe the intellectual property rights of others may prevent or delay our drug discovery and development efforts.

Our research, development and commercialization activities, as well as any drug candidates or products resulting from those activities, may infringe or be accused of infringing a patent or other form of intellectual property under which we do not hold a license or other rights. Third parties may assert that we are employing their proprietary technology without authorization.

There may be third-party patents of which we are currently unaware with claims that cover the use or manufacture of our drug candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our drug candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our drug candidates infringes upon these patents. If our activities or drug candidates infringe the patents or other intellectual property rights of third parties, the holders of such intellectual property rights may be able to block our ability to commercialize such drug candidates unless we obtain a license under the intellectual property rights or until any applicable patents expire or are determined to be invalid or unenforceable.

Defense of any intellectual property infringement claims against us, regardless of their merit, would involve substantial litigation expense and would be a significant diversion of resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties, limit our business to avoid the infringing activities, pay royalties and/or redesign our infringing drug candidates or alter related formulations, processes, methods or other technologies, any or all of which may be impossible or require substantial time and monetary expenditure. Further, if we were to seek a license from the third party holder of any applicable intellectual property rights, we may not be able to obtain the applicable license rights when needed or on reasonable terms, or at all. Some of our competitors may be able to sustain the costs of complex patent litigation or proceeding more effectively than us because they have substantially greater resources. The occurrence of any of the above events could prevent us from continuing to develop and commercialize one or more of our drug candidates and our business could materially suffer.

We may desire to, or be forced to, seek additional licenses to use intellectual property owned by third parties, and such licenses may not be available on commercially reasonable terms or at all.

In addition to TUM, other third parties may also hold intellectual property, including patent rights, that are important or necessary to the development of our drug candidates, in which case we would need to obtain a license from that third party or develop a different formulation of the product that does not infringe upon the applicable intellectual property, which may not be possible. Additionally, we may identify drug candidates that we believe are promising and whose development and other intellectual property rights are held by third parties. In such a case, we may desire to seek a license to pursue the development of those drug candidates. Any license that we may desire to obtain or that we may be forced to pursue may not be available when needed on commercially reasonable terms or at all. Any inability to secure a license that we need or desire could have a material adverse effect on our business, financial condition and prospects.

The patent protection covering some of our drug candidates may be dependent on third parties, who may not effectively maintain that protection.

While we expect that we will seek to gain the right to fully prosecute any patents covering drug candidates we may in-license from third-party owners, it is possible that the platform technology patents that cover our drug candidates remain controlled by our licensors. Similarly, some of our future licensing partners may retain the right, or may seek the rights, to prosecute patents covering the drug candidates we license to them and we may grant such rights to those partners for business reasons. If such third parties fail to appropriately maintain that patent protection, we may not be able to prevent competitors from developing and selling competing products and our ability to generate revenue from any commercialization of the affected drug candidates may suffer.

Certain technologies and patents have been developed with partners and we may face restrictions on this jointly-developed intellectual property.

We have entered into agreements with a number of commercial partners, including university partners, which cover intellectual property. We have, in some cases individually and in other cases along with our partners, filed for patent protection for a number of technologies developed under these agreements and may in the future file for further intellectual property protection and/or seek to commercialize such technologies. Under some of these agreements, certain intellectual property developed by us and the relevant partner may be subject to joint ownership by us and the partner and our commercial use of such intellectual property may be restricted, or may require written consent from, or a separate agreement with, the partner. In other cases, we may not have any rights to use intellectual property solely developed and owned by the partner. If we cannot obtain commercial use rights for such jointly-owned intellectual property or partner-owned intellectual property, our future product development and commercialization plans may be adversely affected.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our current or potential licensors. To attempt to stop infringement or unauthorized use, we may need to file infringement claims, which can be expensive and time-consuming and distract management.

If we pursue any infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the relevant technology on the grounds that our patents do not cover the technology in question. Further, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, which could reduce the likelihood of success of, or the amount of damages that could be awarded resulting from, any infringement proceeding we pursue in any such jurisdiction. An adverse result in any infringement litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing, which could limit the ability of our drug candidates to compete in those jurisdictions.

Interference proceedings provoked by third parties or brought by the USPTO or at its foreign counterparts (such as the EPO) to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to use it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, or at all.

Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for our Anticalin®-brand technology and some of our drug candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We currently, and expect in the future to continue to, seek to protect these trade secrets, in part, by entering into confidentiality agreements with parties who have access to them, such as our employees, collaborators, contract manufacturers, consultants, advisors, investigators and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such disclosure. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose the trade secrets, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

If we fail to protect our trademark rights, competitors may be able to take advantage of our goodwill, which would weaken our competitive position, reduce our revenues and increase our costs.

We believe that the protection of our trademark rights is an important factor in product recognition, maintaining goodwill, and maintaining or increasing market share. We may expend substantial cost and effort in an attempt to register, maintain and enforce our trademark rights. If we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired.

Third parties may claim that the sale or promotion of our products, when and if we have any, may infringe on the trademark rights of others. Trademark infringement problems occur frequently in connection with the sale and marketing of pharmaceutical products. If we become involved in any dispute regarding our trademark rights, regardless of whether we prevail, we could be required to engage in costly, distracting and time-consuming litigation that could harm our business. If the trademarks we use are found to infringe upon the trademark of another company, we could be liable for damages and be forced to stop using those trademarks, and as result, we could lose all the goodwill that has been developed in those trademarks.

Certain of our employees and their inventions are subject to German law.

Almost all of the employees of Pieris Operating work in Germany and are subject to German employment law. Ideas, developments, discoveries and inventions made by such employees and consultants are subject to the provisions of the German Act on Employees’ Inventions (Gesetz über Arbeitnehmererfindungen), which regulates the ownership of, and compensation for, inventions made by employees. We face the risk that disputes can occur between us and such employees or ex-employees pertaining to alleged non-adherence to the provisions of this act that may be costly to defend and take up our management’s time and efforts whether we prevail or fail in such dispute. In addition, under the German Act on Employees’ Inventions, certain employees retained rights to patents they invented or co-invented prior to 2009. Although most of these employees have subsequently assigned their interest in these patents to us, there is a risk that the compensation we provided to them may be deemed to be insufficient and we may be required under German law to increase the compensation due to such employees for the use of the patents. In those cases where employees have not assigned their interests to us, we may need to pay compensation for the use of those patents. If we are required to pay additional compensation or face other disputes under the German Act on Employees’ Inventions, our results of operations could be adversely affected.

The future growth of our business may expose our intellectual property to a high risk of counterfeiting or unauthorized use.

As part of our business strategy, we intend to license our Anticalin® technology and sell our potential products, if any, in many different countries. As a result, we may do business with third parties in countries where intellectual property rights have been or are routinely disregarded, and the future growth of our business may expose our intellectual property to a high risk of counterfeiting or unauthorized use. Although we attempt to obtain broad international intellectual property rights for our Anticalin technology and proteins, we cannot guarantee that such rights, to the extent we can obtain them, will be enforceable in a timely fashion or at all in any particular country or jurisdiction, or that if enforced, will offer us adequate commercial protection or adequate redress for any harm suffered. Counterfeiting or unauthorized use of our technologies or products may also expose our business to harm for which no adequate monetary redress exists, and to the extent we are unable to stop such use, may cause us to lose rights with respect to intellectual property that is crucial to our business. Any such misuse of our intellectual property may have a substantial negative impact on our business and revenues, and may cause our business to fail.

Risks Related to our Employees

If we are not able to attract and retain highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends upon our ability to attract and retain highly qualified personnel. We are highly dependent on our management, scientific and medical personnel, especially Stephen S. Yoder, our Chief Executive Officer and President, whose services are critical to the successful implementation of our drug candidate development, our business development and partnerships, and our regulatory and commercialization strategies. Further, as our approach is built in part upon the drug discovery and development experience of our drug development team, which we believe is a significant contributor to our competitive advantage, we are dependent on the maintenance and growth of that team with qualified members containing high levels of expertise in specific scientific fields. We currently have 32 employees, and we may in the future hire additional employees for research and development or general and administrative activities.

We are not aware of any present intention of any of our executive officers or other members of our senior management team to leave our Company, but our industry tends to experience a high rate of turnover of management personnel and our employees are generally able to terminate their relationships with us on short notice. Pursuant to German employment law, our employment arrangements with employees of Pieris Operating are governed by employment contracts which provide certain defined terms for either party to terminate the employment relationship. Additionally, some members of our team, including our Acting Chief Financial Officer Darlene Deptula-Hicks, are consultants rather than employees, and could terminate their consulting relationship with us at any time or with short notice, depending on the terms of their respective consulting agreements with us.

The loss of the services of any of our executive officers, in particular Mr. Yoder, or other key employees and our inability to find suitable replacements could potentially harm our business, financial condition and prospects. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior and mid-level managers as well as junior and mid-level scientific and medical personnel.

Moreover, there is intense competition for a limited number of qualified personnel among biopharmaceutical, biotechnology, pharmaceutical and other related businesses. Many of the other companies against which we compete for qualified personnel have greater financial and other resources, different risk profiles, longer histories in the industry and greater ability to provide valuable cash or stock incentives to potential recruits than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we are able to offer as an early stage company. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can develop and commercialize drug candidates will be limited.

We may be subject to labor claims brought by our employees against us.

In the United States, an employment relationship with no specified duration is presumed to be employment “at-will” and the employer or employee may terminate the employment relationship at any time, with or without cause, except for public policy reasons including discrimination, participating in union activity or refusing to carry out an activity that violates the law.

In contrast, in Germany, there is no analogous doctrine of “employment at will”. By law, German employees must have written employment contracts that reflect the key aspects of the employment relationship. With respect to Pieris Operating, relations between German employers and employees are extensively regulated under German labor and employment laws and regulations. German employees enjoy, in particular, special protection against dismissals provided the employee has been employed by a company for more than six months and such company employs more than 10 employees.

German employment termination law is regulated by various codes, in particular the Kündigungsschutzgesetz (German Termination Protection Act) and is intended to give the employee maximum protection against unfair dismissal, including among other things:

•	the employer must observe the applicable notice period, which is ordinarily determined by law (between four weeks and seven months, depending upon the length of employment), if a longer period is not otherwise agreed by the parties, and has to deliver a written notice of termination to the employee;

•	for companies with more than ten employees, the German Termination Protection Act generally restricts termination of employment if the employee has been employed for more than six months, wherein the employee may be terminated only for a particular reason, including certain behavioral or personal reasons relating to the employee or certain developments relating to the business of the employer, such as a business restructuring which reduces the number of employee positions;

•	special termination protection against unlawful dismissal applies to several other groups of employees, such as an employee that is an officially acknowledged handicapped person, an employee who was appointed as a company’s data protection officer or as a member of the works council of a company, if any, an employee on three years’ maternity leave or a pregnant employee; in these cases, approval of various German authorities is required prior to termination but usually very difficult to obtain; and

•	if a company engages in a mass layoff, which is deemed to occur when the employer intends to dismiss a large percentage of its employees during a one-month period, prior written notification to the German employment office is required.

In this regard, if we downsize Pieris Operating for any reason and fail to adhere to the complex requirements articulated by the employee protection law, we could face legal actions brought by affected employees or former employees, and, as a result, we may incur operational or financial losses and the attention of our executive officers may be distracted from managing our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, through contractual provisions and other procedures, we may be subject to claims that these employees or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employers. Litigation may be necessary to defend against any such claims.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact contributes to the development of intellectual property that we regard as our own. Further, the terms of such assignment agreements may be breached and we may not be able to successfully enforce their terms, which may force us to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of intellectual property rights we may regard and treat as our own.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause our business to suffer.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA or EMA regulations, provide accurate information to the FDA or EMA, comply with manufacturing standards we have established, comply with federal, state and international healthcare fraud and abuse laws and regulations as they may become applicable to our operations, report financial information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions and procedures we currently take or may establish in the future as our operations and employee base expand to detect and prevent this type of activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure by our employees to comply with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Risks Related to the Acquisition and Ownership of our Common Stock

There is not now, and there may never be, an active, liquid and orderly trading market for our common stock, which may make it difficult for you to sell your shares of our common stock.

Our common stock is eligible for quotation on OTC Markets, OTCPink (Current Information) tier of OTC Markets Group Inc., an over-the-counter quotation system, and there is not now, nor has there been since our inception, any significant trading activity in our common stock or a market for shares of our common stock, and an active trading market for our shares may never develop or be sustained. As a result, investors in our common stock must bear the economic risk of holding those shares for an indefinite period of time. We do not now, and may not in the future, meet the initial listing standards of any national securities exchange, and we presently anticipate that our common stock will be quoted on the OTC Markets in the OTCPink (Current Information) tier or another over-the-counter quotation system in the foreseeable future. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our common stock, and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price for which you purchased them, at or near quoted bid prices, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration.

Our share price is expected to be volatile and may be influenced by numerous factors, some of which are beyond our control.

Market prices for shares of biotechnology companies such as ours are often volatile, and the trading price of our common stock is therefore likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this report, these factors include:

•	the drug candidates we seek to pursue, and our ability to obtain rights to develop, commercialize and market those drug candidates;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	actual or anticipated adverse results or delays in our clinical trials;

•	our failure to commercialize our drug candidates, if approved;

•	unanticipated serious safety concerns related to the use of any of our drug candidates;

•	adverse regulatory decisions;

•	additions or departures of key scientific or management personnel;

•	changes in laws or regulations applicable to our drug candidates, including without limitation clinical trial requirements for approvals;

•	disputes or other developments relating to patents and other proprietary rights and our ability to obtain patent protection for our drug candidates;

•	our dependence on third parties, including CROs as well as our current and potential partners that produce companion diagnostic products;

•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	failure to meet or exceed the estimates and projections of the investment community;

•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	conditions or trends in the biotechnology and biopharmaceutical industries;

•	introduction of new products offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to maintain an adequate rate of growth and manage such growth;

•	issuances of debt or equity securities;

•	sales of our common stock by us or our stockholders in the future, or the perception that such sales could occur;

•	trading volume of our common stock;

•	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;

•	general political and economic conditions;

•	effects of natural or man-made catastrophic events; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In addition other biotechnology companies or our competitors’ programs could have positive or negative results that impact their stock prices and their results or stock fluctuations could have a positive or negative impact on our stock price regardless of whether such impact is direct or not. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If securities or industry analysts do not publish, or cease publishing, research or publish inaccurate or unfavorable research about our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and any trading volume could decline.

Any trading market for our common stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business, markets or competitors. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business or our market, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and any trading volume to decline.

We may have material liabilities that are not discovered until after the closing of the Acquisition.

As a result of the Acquisition, the former business plan and management of Pieris, previously known as Marika Inc., have been abandoned and replaced with the business and management team of Pieris Operating. Prior to the Acquisition, there were no relationships or other connections among the businesses or individuals associated with those two entities. As a result, Pieris may have material liabilities that are not discovered until after the Acquisition is completed. The Combined Company could experience losses as a result of any such undisclosed liabilities that are discovered following the Acquisition, which could materially harm our business and financial condition. Although the Acquisition Agreement contains customary representations and warranties from Pieris concerning its assets, liabilities, financial condition and affairs, there may be limited or no recourse against Pieris’ pre-Acquisition stockholders or principals in the event those representations prove to be untrue. As a result, the stockholders of the Combined Company following the closing of the Acquisition will bear some, or all, of the risks relating to any such unknown or undisclosed liabilities.

We may be exposed to additional risks as a result of “going public” by means of a reverse acquisition transaction.

We may be exposed to additional risks because the business of Pieris Operating has become a public company through a “reverse acquisition” transaction. There has been increased focus by government agencies on transactions such as the Acquisition in recent years, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result of the completion of that transaction. Further, as a result of our existence as a “shell company” under applicable rules of the SEC prior to the closing of the Acquisition on December 17, 2014, we are subject to certain restrictions and limitations for certain specified periods of time relating to potential future issuances of our securities and compliance with applicable SEC rules and regulations. Additionally, our “going public” by means of a reverse acquisition transaction may make it more difficult for us to obtain coverage from securities analysts of major brokerage firms following the Acquisition because there may be little incentive to those brokerage firms to recommend the purchase of our common stock. Further, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock. The occurrence of any such event could cause our business or stock price to suffer.

We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

As a public company, and particularly if and after we cease to be a “voluntary filer,” an “emerging growth company” or a “smaller reporting company,” we will incur significant legal, accounting and other expenses that Pieris Operating did not incur as a private company. In addition, the rules and regulations of the SEC and any national securities exchange to which we may be subject in the future impose numerous requirements on public companies, including requirements relating to our corporate governance practices, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, with which we will now need to comply. Our management and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We are unable currently to estimate these costs with any degree of certainty.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

We will be required to comply with Section 404 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. Pieris Operating was not subject to requirements to establish, and did not establish, internal control over financial reporting and disclosure controls and procedures prior to the Acquisition. Our management team and Board of Directors will need to devote significant efforts to maintaining adequate and effective disclosure controls and procedures and internal control over financial reporting in order to comply with applicable regulations, which may include hiring additional legal, financial reporting and other finance and accounting staff. Additionally, any of our efforts to improve our internal controls and design, implement and maintain an adequate system of disclosure controls may not be successful and will require that we expend significant cash and other resources.

Under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, issuers that qualify as “emerging growth companies” under the JOBS Act will not be required to provide an auditor’s attestation report on internal controls for so long as the issuer qualifies as an emerging growth company. We currently qualify as an emerging growth company under the JOBS Act, and we may choose not to provide an auditor’s attestation report on internal controls. However, if we cannot favorably assess the effectiveness of our internal control over financial reporting, or if we require an attestation report from our independent registered public accounting firm in the future and that firm is unable to provide an unqualified attestation report on the effectiveness of our internal controls over financial reporting, investor confidence and, in turn, our stock price could be materially adversely affected.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock. In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We do not have sufficient accounting and supervisory personnel with the appropriate level of technical accounting experience and training necessary or adequate accounting policies, processes and procedures, particularly in the areas of revenue recognition, equity related transactions and other complex, judgmental areas for U.S. GAAP financial reporting and SEC reporting purposes and consequently, we must rely on third party consultants. These deficiencies represent a material weakness (as defined under the Exchange Act) in our internal control over financial reporting in both design and operation. We may identify additional material weaknesses in the future. Under the Exchange Act, a material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls. We are currently developing a plan to design, review, implement and refine internal control over financial reporting and we have retained the services of Darlene Deptula-Hicks, as our Acting Chief Financial Officer, to help us with this process. However, we may identify deficiencies and weaknesses or fail to remediate previously identified deficiencies in our internal controls. If material weaknesses or deficiencies in our internal controls exist and go undetected or unremediated, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our common stock to decline.

We are not subject to compliance with rules requiring the adoption of certain corporate governance measures and as a result our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act, as well as rule changes enacted by the SEC, the New York Stock Exchange and the NASDAQ Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges. Because we are not presently required to comply with many of the corporate governance provisions we have not yet adopted these measures. As a result, we do not yet have an audit or compensation committee. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters.

We do not have a class of our securities registered under Section 12 of the Exchange Act. Until we do or we become subject to Section 15(d) of the Exchange Act, we will be a “voluntary filer.”

We are not currently required under Section 13 or Section 15(d) of the Exchange Act to file periodic reports with the SEC. We have in the past voluntarily elected to file some or all of these reports to ensure that sufficient information about us and our operations is publicly available to our stockholders and potential investors. Because we are a voluntary filer, we are considered a non-reporting issuer under the Exchange Act. Until we become subject to the reporting rules under the Exchange Act, we are not required to file annual, quarterly or current reports and could cease doing so at any time. Additionally, until we register a class of our securities under Section 12 of the Exchange Act, we are not subject to the SEC’s proxy rules, and large holders of our capital stock will not be subject to beneficial ownership reporting requirements under Sections 13 or 16 of the Exchange Act and their related rules. As a result, our stockholders and potential investors may not have available to them as much or as robust information as they may have if and when we become subject to those requirements.

Our principal stockholders own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our principal stockholders own a significant percentage of our outstanding capital stock. As of the date of this report, our holders of 5% or more of our capital stock and their respective affiliates beneficially own approximately 80% of our outstanding voting stock (which includes shares they have the right to acquire within 60 days), after giving effect to the Acquisition. Accordingly, our large stockholders have significant influence over our affairs due to their substantial ownership, and have substantial voting power to approve matters requiring the approval of our stockholders. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

Shares of our common stock that have not been registered under federal securities laws are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

Prior to the closing of the Acquisition, we were deemed a “shell company” under applicable SEC rules and regulations because we had no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which this report, reflecting our status as a non-shell company, is filed with the SEC and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports. We are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144. Further, it will be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend significant time and cash resources. Additionally, our previous status as a shell company could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned). The lack of liquidity of our securities as a result of the inability to sell under Rule 144 for a longer period of time than a non-former shell company could cause the market price of our securities to decline.

If we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

Our Amended and Restated Articles of Incorporation authorizes the issuance of up to 300,000,000 shares of our common stock and up to 10,000,000 shares of preferred stock with the terms, limitations, voting rights, relative rights and preferences and variations of each series that our Board of Directors may determine from time to time. Possible business and financial uses for our authorized capital stock include, without limitation, equity financing, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, issuing shares of our capital stock to partners or other collaborators in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our equity compensation plan, or other transactions and corporate purposes that our Board of Directors deems are in the interests of our company. Additionally, issuances of shares of our capital stock could have the effect of delaying or preventing changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may have rights, preferences and privileges that are superior to those of our common stock, and may have an adverse effect on our business or the trading price of our common stock. The issuance of any additional shares of our common stock will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current stockholders.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the legal restrictions on resale discussed in this report lapse or after those shares become registered for resale pursuant to an effective registration statement, the trading price of our common stock could decline. As of the date of this report, a total of 22,500,000 shares of our common stock are outstanding. Of those shares, only approximately 2,500,000 are currently freely tradable, without restriction, in the public market. If we were to elect to file a registration statement with respect to outstanding shares of our common stock, those shares that become registered would be freely tradable without restriction, except for shares held by our affiliates, and any sales of those shares or any perception in the market that such sales may occur could cause the trading price of our common stock to decline.

In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our equity incentive plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, Rule 144 under the Securities Act, and any future registration of such shares under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock. Further, any future sales of our common stock by us or resales of our common stock by our existing stockholders could cause the market price of our common stock to decline.

Pursuant to the Pieris Plan, we are authorized to grant equity awards to our employees, directors and consultants for up to an aggregate of 3,200,000 shares of our common stock and, as of the date hereof, we have granted options to purchase 2,519,500 shares of our common stock. The Pieris Plan also includes an “evergreen” provision which provides that the number of shares of our common stock reserved for issuance under the Pieris Plan shall be automatically increased on January 1 of each of year commencing in fiscal 2016 by the lesser of (i) 1,000,000 shares, (ii) 4% of the number shares of our common stock outstanding on such date, and (iii) such other amount determined by the Board of Directors. Any future grants of options, warrants or other securities exercisable or convertible into our common stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our common stock.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its interests, including attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide, among other things:

•	a classified Board of Directors with staggered three-year terms;

•	the ability of our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings;

•	certain limitations on convening special stockholder meetings and the prohibition of stockholder action by written consent; and

•	directors may only be removed for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote at an election of directors, voting together as a single class.

These anti-takeover provisions, including those noted above, could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Securities.”

Our Amended and Restated Articles of Incorporation designate the Eighth Judicial District Court of Clark County, Nevada, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and therefore limit our stockholders’ ability to choose a forum for disputes with us or our directors, officers, employees or agents.

Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by law, and unless we consent to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any (i) derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to the corporation or any of our stockholders,

(iii) any action arising or asserting a claim arising pursuant to any provision of Chapters 78 or 92A of the NRS or any provision of the corporation’s articles of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our articles of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. Our Amended and Restated Articles of Incorporation further provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to the foregoing provision.

We believe the choice-of-forum provision in our Amended and Restated Articles of Incorporation will help provide for the orderly, efficient and cost-effective resolution of Nevada-law issues affecting us by designating courts located in the State of Nevada (our state of incorporation) as the exclusive forum for cases involving such issues. However, this provision may limit a stockholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. While there is no Nevada case law addressing the enforceability of this type of provision, Nevada courts have on prior occasion found persuasive authority in Delaware case law in the absence of Nevada statutory or case law specifically addressing an issue of corporate law. The Court of Chancery of the State of Delaware has ruled in June 2013 that choice-of-forum provisions of a type similar to those included in our Amended and Restated Articles of Incorporation are not facially invalid under corporate law and constitute valid and enforceable contractual forum selection clauses. However, if a court were to find the choice-of-forum provision in our Amended and Restated Articles of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

The elimination of personal liability of our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws eliminate to the furthest extent permitted under Nevada law the personal liability of our directors and officers to us, our stockholders and creditors for damages as a result of any act or failure to act in his or her capacity as a director or officer. Further, our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and individual indemnification agreements that we have entered with each of our directors and officers provide that we are obligated to indemnify, subject to certain exceptions, each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, to advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for such damages, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any future payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company under the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board. If we do, the information that we provide stockholders may be different than what is available with respect to other public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with the effective dates of those accounting standards.

We will remain an emerging growth company until the earliest of (1) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (2) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (3) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (4) December 31, 2019, the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” may make it harder for investors to analyze our results of operations and financial prospects.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time we cease being an “emerging growth company”, we will be required to provide additional disclosure in our SEC filings. However, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this Current Report on Form 8-K. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this Current Report on Form 8-K. You should review the disclosure under the heading “Risk Factors” in this Current Report on Form 8-K for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

On December 16, 2014, we changed our name from Marika Inc. to Pieris Pharmaceuticals, Inc. and on December 17, 2014 we consummated the Acquisition.

We are a clinical-stage biopharmaceutical company dedicated to the discovery and development of our Anticalin® class of biotherapeutics for patients with diseases in which we believe there is high unmet medical need. Our current development plans focus mainly on two drug candidates, PRS-080 and PRS-060. PRS-080 is an Anticalin protein that binds to hepcidin, a natural regulator of iron in the blood. PRS-080 has been designed to target hepcidin for the treatment of functional iron deficiency, or FID, in anemic patients with chronic kidney disease, or CKD, particularly in end-stage renal disease patients requiring dialysis. PRS-060 is a drug candidate that binds to the IL-4RA receptor, thereby inhibiting IL-4 and IL-13, two cytokines known to be key mediators in the inflammatory cascade that causes asthma and other inflammatory diseases. We initiated a Phase I clinical trial with PRS-080 in healthy volunteers in November 2014 and expect to report the data from this trial by the end of 2015. PRS-060 is currently in preclinical development, and we intend to begin a Phase I clinical trial with PRS-060 in 2016.

We are also developing PRS-110 and our 300-Series Anticalin® proteins in oncology. PRS-110 is a monovalent cMet antagonist that is designed to block both ligand-dependent and ligand-independent activity. cMet is a receptor tyrosine kinase, a well-known high-affinity cell surface receptor which is essential for embryonic development and wound healing and has been associated with several different cancers, including renal, gastric and lung carcinomas, central nervous system tumors and sarcomas. Our second set of oncology drug candidates is our 300-Series “platform within a product” opportunity in immuno-oncology. The 300-Series Anticalin proteins target checkpoint proteins and define a variety of multifunctional biotherapeutics that genetically link an antibody with one or more Anticalin proteins, thereby constituting a multispecific protein. We are conducting preclinical experiments on a number of 300-Series lead candidates and intend to choose a candidate for clinical trials in oncology by the end of 2015.

Our core Anticalin® technology and platform was developed in Germany, and we have partnership arrangements with major multi-national pharmaceutical companies headquartered in the U.S., Europe and Japan and with regional pharmaceutical companies headquartered in India. These include existing agreements with Daiichi Sankyo Company Limited, or Daiichi Sankyo, and Sanofi Group, or Sanofi, pursuant to which our Anticalin platform has consistently achieved its development milestones. We have discovery and preclinical collaboration and service agreements with both academic institutions and private firms in Australia. We also intend to establish a greater U.S. presence and take advantage of the U.S. capital markets, additional potential corporate partners, and the broad expertise found in the biotechnology industry in the United States.

Since inception, we have devoted nearly all of our efforts and resources to our research and development activities. We have incurred significant net losses since inception. For the years ended December 31, 2013 and 2012, we reported net income of $0.1 million and net loss of $2.3 million, respectively, and for the nine-month periods ended September 30, 2014 and 2013, we reported net losses of $5.7 million and $0.9 million, respectively. As of September 30, 2014, we had an accumulated deficit of $61.6 million. Our net profit for the year ended December 31, 2013 is not indicative of a trend. We expect to continue incurring substantial losses for the next several years as we continue to develop our clinical and preclinical drug candidates and programs. Our operating expenses are comprised of research and development expenses and general and administrative expenses.

We have not generated any revenues from product sales to date, and we do not expect to generate revenues from product sales for at least the next several years. Our revenues for the fiscal years ended December 31, 2013 and 2012 and the nine-month periods ended September 30, 2014 and 2013 were primarily from license and collaboration agreements with our partners, and, to a lesser extent, from grants from government agencies.

The U.S. dollar is the reporting currency for all periods presented. The functional currency for Pieris Operating is euros. All assets and liabilities denominated in euros are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive loss.

Pieris is a holding company without operations or employees and the sole stockholder of Pieris Operating. The corporate headquarters and research facility of Pieris Operating are located in Freising, Germany. Pieris Australia Pty Ltd., a wholly owned subsidiary of Pieris Operating, was formed on February 14, 2014 to conduct research and development in Australia. Pieris Australia Pty Ltd. has entered into preclinical service agreements with certain service providers in Australia and such service providers have performed some of the services required under the respective agreements.

Recent Developments

Acquisition

On December 17, 2014, Pieris, Pieris Operating and the former stockholders of Pieris Operating entered into the Acquisition Agreement and completed the Acquisition. On December 5, 2014, Pieris completed a 2.272727-for-1 forward split of its common stock in the form of a share dividend, with the result that 6,100,000 shares of common stock outstanding immediately prior to the stock split became 13,863,635 shares of common stock outstanding immediately thereafter. On December 16, 2014, prior to the closing of the Acquisition, Pieris amended and restated its Articles of Incorporation to, among other things, change its name from Marika Inc. to “Pieris Pharmaceuticals, Inc.,” and increase its authorized capital stock from 75,000,000 shares of common stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. On December 17, 2014, Pieris transferred its pre-Acquisition assets and liabilities to its former majority stockholder, Aleksandrs Sviks, in exchange for the surrender by him and cancellation of 11,363,635 shares of Pieris common stock. All share and per share numbers in this Report relating to our shares of common stock have been adjusted to give effect to the stock split described above, unless otherwise stated.

At the closing of the Acquisition, Pieris issued an aggregate of 20,000,000 shares of its common stock to the former stockholders of Pieris Operating in exchange for all of the outstanding shares (common and preferred) of Pieris Operating’s capital stock. Pieris Operating has become a wholly owned subsidiary of Pieris, and the former stockholders of Pieris Operating collectively own approximately 89% of the outstanding shares of Pieris’ common stock.

In accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, section 805 entitled, “Business Combinations,” Pieris Operating is considered the accounting acquirer in the Acquisition and will account for the transaction as a capital transaction. Consequently, the assets and liabilities and the historical operations that will be reflected in our financial statements will be those of Pieris Operating and will be recorded at the historical cost basis of Pieris Operating.

2014 Series C Financing

In December 2014, Pieris Operating concluded a Series C financing round, or the 2014 Series C Financing, in which Pieris Operating issued Series C preferred shares for €5,970,149.15 ($8,226,269) in cash and the conversion of €3,000,000 ($4,133,700) outstanding under an existing convertible loan agreement dated November 12, 2012, or the 2012 Bridge Loan and a second convertible loan agreement dated April 14, 2014, or the 2014 Bridge Loan. The convertible loan agreements were terminated in the course of the 2014 Series C Financing.

As part of the 2014 Series C Financing, parties to existing investment agreements and shareholders agreement relating to prior rounds of financing agreed to become parties to the investment agreement and the consolidated shareholders’ agreement for the 2014 Series C Financing and the prior agreements were terminated.

Prior to the Series C Financing, Pieris Operating entered into agreements in April 2014 relating to the 2014 Bridge Loan with certain of its stockholders pursuant to which Pieris Operating received a commitment for financing in the aggregate amount of €2,000,000 ($2,753,200), which loan amount, if drawn down by Pieris Operating, would be convertible into preferred shares of Pieris Operating after the maturity date or upon occurrence of certain events. The 2014 Bridge Loan provided for two tranches of financing: (i) Tranche A of €1,500,000 ($2,064,900) and (ii) Tranche B of €500,000 ($688,300). In June 2014, Pieris Operating called 67% of Tranche A, or €1,000,000 ($1,377,900). Loan amounts outstanding under the 2014 Bridge Loan accrued interest at a rate of 12% per year and had a maturity date of December 31, 2015, after which the loan amounts would have accrued interest at a rate of 18% per year. The stockholders party to the 2014 Bridge Loan invested the €1,000,000 ($1,377,900) remaining commitment in cash directly in the 2014 Series C Financing.

In addition, in March 2014, Pieris Operating and the lenders under the 2012 Bridge Loan entered into an amendment, pursuant to which, among other things, the parties agreed to postpone the ultimate maturity date with respect to the remaining balance of the loan from December 31, 2013 to December 31, 2015. The stockholders party to the 2012 Bridge Loan participated in the 2014 Series C Financing and waived their claims for repayment of the 2012 Bridge Loan as consideration.

TBG Loan

As of April 3, 2014, Pieris Operating and tbg Technologie-Beteiligungs-Gesellschaft mbH, or TBG, a subsidiary of KfW Bank, Frankfurt, signed a repayment agreement concerning Pieris Operating’s repayment of its liabilities to TBG outstanding at December 31, 2013 in a total amount of €1.2 million ($1.65 million) under a silent partnership agreement between Pieris Operating and TBG, dated May 13, 2003, pursuant to which TBG had invested €750,000 ($1,033,425) as a silent partner in Pieris Operating. The silent partnership agreement expired on December 31, 2013. The outstanding amount of €1.2 million ($1.65 million) consisted of (i) the investment by TBG of €750,000 (($1,033,425) which bore interest at a rate of 10.53% per year, and (ii) €450,000 ($620,000), which represents an exit premium under the silent partnership agreement and which did not accrue interest. Under the repayment agreement, Pieris Operating had agreed to a payment schedule pursuant to which it would make semi-annual payments on the outstanding amount and interest until 2016. As of December 11, 2014, €150,000 ($206,685) of the outstanding amount had been paid, and €1,050,000 ($1.45 million) remained outstanding.

On December 11, 2014, Pieris Operating and TBG entered into an accelerated repayment agreement in respect of the claims of TBG against Pieris Operating with a gross settlement amount of €1,050,000 ($1.45 million), the outstanding amount under the repayment agreement. Under the terms of the accelerated repayment agreement, the exit premium of €450,000 ($620,000) is subject to German income tax and a solidarity surcharge resulting in a potential net payment amount by Pieris Operating of €331,312 ($456,515). This amount can change if the competent German tax authorities have a differing opinion regarding the tax treatment of the profit-based payment, but in no event shall Pieris Operating have to pay more than the gross settlement amount of €450,000 ($620,000). Pursuant to the terms of the accelerated repayment agreement, conditioned upon the closing of the Acquisition, Pieris Operating will be obligated to make two payments to satisfy the settlement as follows: a gross amount of €600,000 ($826,740) plus accrued interest on January 31, 2015 and a post-tax net amount of €331,312 ($456,515) on March 31, 2015, which may be adjusted by German tax authorities as described above. Upon full payment of the gross settlement amount of €1,050,000 ($1.45 million) and issuance of a tax confirmation by Pieris Operating to TBG, all claims of Pieris Operating and TBG against each other from or in connection with the silent partnership agreement dated May 13, 2003 and the repayment agreement entered into on April 3, 2014, shall be considered settled and repaid in full.

TUM Arbitration

On March 20, 2014, Pieris Operating instituted arbitration proceedings, against Technische Universität München, or TUM, to address issues regarding the calculation of payments due from Pieris Operating to TUM under Pieris Operating’s Research and Licensing Agreement with TUM, as amended. Under the agreement, TUM has exclusively licensed, or in some cases assigned, to Pieris Operating certain intellectual property and know-how that has become part of the Anticalin® proprietary technologies. In return, Pieris Operating agreed to pay to TUM certain annual license fees, milestones and royalties for its own proprietary drug development and sales, as well as a variable fee as a function of out-licensing revenues, or the Out-License Fee, where such Out-License Fee is creditable against annual license payments to TUM. As required by the agreement, Pieris Operating provided to TUM its calculation of the Out-License Fee for the period beginning July 4, 2003 and ending on December 31, 2012 in the amount of $0.4 million excluding value-added tax. TUM has asserted that the Out-License Fee for this period amounts to €2.5 million ($3.4 million) excluding value-added tax and has threatened to terminate the license agreement if the Out-License Fee is not paid. We believe that if TUM sought to terminate the license agreement for cause as a result of this dispute, it would potentially face wrongful termination claims for substantial damages if the arbitral tribunal in the TUM Arbitration sides with Pieris in its final decision regarding the proper amount of the Out-License Fee. Pieris Operating instituted arbitration to request confirmation that Pieris Operating’s calculation of the payments owed to TUM is accurate and will govern all current and future payments due in respect of the Out-License Fee under the agreement.

In April 2014, TUM argued to the arbitrators that it is not the proper party to be sued under the action for a declaratory arbitration decision brought by Pieris Operating in relation to the Research and Licensing Agreement, and that instead, it is the Free State of Bavaria that is the proper respondent to the action. Pieris Operating has responded that TUM has capacity to be sued in relation to any disputes arising from and regarding contractual provisions of the Research and Licensing Agreement and is thus also the proper respondent in the action. In accordance with the arbitration rules of the Deutsche Institution für Schiedsgerichtsbarkeit, each party to the arbitration proceeding has appointed one arbitrator and the party-named arbitrators collectively selected the third arbitrator as the chairman of the arbitration panel. The panel has indicated that it will first decide the issue of whether TUM is the proper respondent in this action. The arbitration panel has set a date for a first hearing in Munich, Germany on January 20, 2015. Pieris Operating has recorded a liability on its balance sheet in respect of such payment in the amount of €271,000 ($373,000).

On December 1, 2014, TUM filed its statement of defense, maintaining its earlier calculation of the Out-License Fee. Pieris Operating has until January 12, 2015 to file a reply brief in response to TUM’s defense.

For more information, see “Business – Legal Proceedings – Arbitration Proceeding with Technische Universität München” and “Business – TUM License Agreement.”

Daiichi Sankyo Collaboration

In June 2014, Pieris Operating achieved the second milestone for the second Daiichi Sankyo collaboration project by completing successful in vitro and in vivo studies validating a range of Anticalin® drug candidates designed to bind a target pre-selected by Daiichi Sankyo. This is the fifth milestone overall under the Daiichi Sankyo collaboration. With this achievement, Pieris Operating transferred further development responsibility of the second collaboration project, including in vivo studies in non-human primates, to Daiichi Sankyo. In October 2014, Pieris Operating achieved the fourth milestone for the first Daiichi Sankyo collaboration project by entering into a toxicology study using Anticalin drug candidates against a target pre-selected by Daiichi Sankyo. This is the sixth milestone overall under the Daiichi Sankyo collaboration.

Sanofi Collaboration

In October, 2014, Pieris Operating achieved a research milestone for one of the initial Sanofi collaboration projects based on a positive review of a broad range of in vitro, in vivo and CMC data for the collaboration project. With this achievement, Pieris Operating transferred further development responsibility for the collaboration project to Sanofi. This is the second milestone overall under the Sanofi collaboration.

Results of Operations

The following discussion summarizes the key factors our management believes are necessary for an understanding of our financial statements.

Revenues

We have not generated any revenues from product sales to date, and we do not expect to generate revenues from product sales for at least the next several years. Our revenues for the last two years have been primarily from the license and collaboration agreements with Sanofi and Daiichi Sankyo, and, to a much lesser extent, grants from government agencies.

The revenues from Sanofi and Daiichi Sankyo have been comprised primarily of upfront payments, research and development services and, to a lesser extent, milestone payments. We recognized revenues from upfront payments under these agreements on a straight-line basis over the required service period because we determined that the licenses to which the payments related did not have standalone value. Research service revenue is recognized when the costs are incurred and the services have been performed. Revenue from milestone payments is recognized when all of the following conditions are met: (1) the milestone payments are non-refundable, (2) the achievement of the milestone involves substantial risk and was not reasonably assured at the inception of the arrangement, (3) substantive effort on our part is involved in achieving the milestone, (4) the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone, and (5) a reasonable amount of time passes between the up-front license payment and the first milestone payment.

We expect our revenues for the next several years to consist of upfront payments, research funding and milestone payments from strategic collaborations we currently have or may establish in the future. We also may receive grants from government agencies and foundations funds in connection with our drug development efforts.

Expenses

The process of researching and developing drugs for human use is lengthy, unpredictable and subject to many risks. We expect to continue incurring substantial expenses for the next several years as we continue to develop our clinical and preclinical drug candidates and programs. We are unable with any certainty to estimate either the costs or the timelines in which those costs will be incurred. Our current development plans focus on two lead drug candidates: PRS-080 and PRS-060. These programs consume a large proportion of our current, as well as projected, resources. We anticipate that our expenses will increase significantly compared to recent years as we advance PRS-080 through clinical trials, including a Phase I clinical trial in healthy volunteers initiated in November 2014, engage in first-in-man-enabling preclinical studies for PRS-060 and, subsequently, clinical development activities for this program, and prepare drug supply for these and other product candidates. We also expect to incur expenses associated with:

•	further preclinical development activities for 300-Series programs;

•	establishing and managing relationships with third parties with respect to collaboration and out-licensing; and

•	validating and developing additional novel drug candidates.

Any failure or delay in the advancement of PRS-080 or PRS-060 could require us to re-allocate resources from our other projects to the advancement of those drug candidates, which could have a material adverse impact on the advancement of other projects and on our operations.

Our operating expenses are comprised of research and development expenses and general and administrative expenses. Our research and development costs are comprised of:

•	internal recurring costs, such as labor and fringe benefits, materials and supplies, facilities and maintenance costs; and

•	fees paid to external parties who provide us with contract services, such as preclinical testing, manufacturing and related testing, and clinical trial activities.

General and administrative expenses consist primarily of salaries and benefits for employees in executive, finance, business development, legal, accounting, human resources and other support functions. Other significant general and administrative expenses include the costs associated with obtaining and maintaining our intellectual property portfolio, professional fees for accounting, auditing, consulting and legal services, travel and allocated expenses.

Comparison of Nine Months Ended September 30, 2014 and September 30, 2013

The following table sets forth our revenues and operating expenses for the nine months ended September 30, 2014 and 2013:

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
	(in thousands)
Revenues	$2,090	$9,002
Research and development expenses	(3,268)	(7,563)
General and administrative expenses	(4,104)	(1,901)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
	(in thousands)
Other income (expense)	(402)	(379)
Income tax benefit	—	—

Net profit (loss)	$(5,684)	$(841)

Revenues

Total revenues were $2.1 million for the nine months ended September 30, 2014 as compared to $9.0 million for the nine months ended September 30, 2013. The following table provides a comparison of revenues for the nine months ended September 30, 2014 and 2013 (amounts in thousands):

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
	(in thousands)
Upfront payments	$473	$3,553
Research and development services	877	2,754
Milestone payments	685	661
Grants	55	2,034

Total	$2,090	$9,002

The decrease in revenues from upfront payments in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 related primarily to the successful hand over to a collaboration partner of collaboration projects in June 2014 and March 2013 and the termination of one collaboration project in November 2013. We were able to record upfront payments for four collaboration projects from January to March 2013 and upfront payment revenues for three collaboration projects throughout the nine-month period ended September 30, 2013. In the nine months ended September 30, 2014, we were able to record upfront payment revenues for two collaboration projects, which were successfully handed over to collaboration partners in June 2014 and October 2014, respectively. Also contributing to the decrease was the termination of a collaboration project in November 2013, for which the collaboration partner made an upfront payment. As a result of the termination, all deferred revenues related to that upfront payment were recognized in 2013, leading to a reduction in revenues from upfront payments from that collaboration partner for the nine months ended September 30, 2014 compared to the same period in the prior year.

The decrease in revenues from research and development services for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 related primarily to a $2.1 million decrease in research funding from collaboration partners. In the first nine months of 2013, we received research funding from collaboration partners for four collaboration projects; whereas, in the nine months ended September 30, 2014, we received research funding from collaboration partners for only two collaboration projects. Due to the successful hand over of both of these remaining collaboration projects, we have not received research funding from collaboration partners since July 2014.

Revenues from milestone payments were $0.7 million for the nine months ended September 30, 2014 as compared to $0.7 million for the nine months ended September 30, 2013. In the nine months ended September 30, 2014, we received two milestone payments from collaboration partners. In the first nine months of 2013, we achieved two milestones that triggered payments from collaboration partners. As the programs within our strategic collaborations mature, we may be able to recognize further milestone payments in the upcoming years.

The decrease in revenues from grants in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 resulted from a decrease in activities performed for PRS-080’s development that are reimbursable under grants from the European Commission for PRS-080. In the nine months ended September 30, 2014, our activities were primarily comprised of a clinical trial application and submission, resulting in reduced grant payments from the European Commission compared to the prior-year period.

Research and Development Expenses

Total research and development expenses were $3.3 million for the nine months ended September 30, 2014 as compared to $7.6 million for the nine months ended September 30, 2013. This decrease of $4.3 million in total research and development expenses is primarily related to a decrease of $1.5 million due to the finalization before the first quarter of 2014 of preclinical studies and drug manufacturing activities in preparation for the clinical study with PRS-080.

Our internal research and development expenses were $3.1 million and $6.8 million during the nine months ended September 30, 2014 and September 30, 2013, respectively. As of September 30, 2014, we employed 20 full-time and seven part-time personnel in our research and development group compared to 32 full-time and four part-time personnel in our research and development group as of September 30, 2013. The research and development expenses incurred for amounts payable to external parties started to become a larger component of our research and development costs during the fiscal year ended December 31, 2012 and represented a significant portion of our research and development spending during the nine months ended September 30, 2013 due primarily to the development work related to PRS-080, including preclinical studies and Phase I trial preparation for PRS-080. We incurred expenses of approximately $0.1 million and $2.9 million during the nine months ended September 30, 2014 and 2013, respectively, for amounts payable to external parties who manufactured, tested and performed clinical trial activities for all of our projects. Because these activities were substantially completed for PRS-080 in 2013, we incurred significantly lower costs in the nine months ended September 30, 2014 than in the respective period in 2013.

As development of PRS-080 and PRS-060 progresses, we anticipate costs for these two programs to increase considerably as we continue the Phase I trial for PRS-080 and begin other clinical trials in relation to PRS-080 and PRS-060. We also will incur costs related to additional non-clinical testing required for FDA approval and for manufacturing the material needed for clinical trial use.

We incurred $0.2 million and $0.8 million of costs under the license and collaboration agreements with our collaboration partners for the nine months ended September 30, 2014 and the nine months ended September 30, 2013, respectively. These costs declined significantly during 2014 as the research phase of the license and collaboration agreements have been completed, and the three collaboration projects have been handed over to our collaboration partners as of March 2013, June 2014 and October 2014, respectively, for continued development by them.

General and Administrative Expenses

General and administrative expenses increased $2.2 million in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. The increase resulted primarily from an increase in consulting fees in the nine months ended September 30, 2014 compared to nine months ended September 30, 2013. We expect that our general and administrative expenses will increase in the future as we expand our operating activities, maintain and expand our intellectual property portfolio, and incur additional costs associated with being a public company.

Comparison of Years Ended December 31, 2013 and December 31, 2012

The following table sets forth our revenues and operating expenses for the fiscal years ended December 31, 2013 and 2012:

	Year Ended December 31, 2013	Year Ended December 31, 2012
	(in thousands)
Revenues	$12,427	$11,383
Research and development expenses	(9,412)	(10,855)
General and administrative expenses	(2,461)	(2,708)
Other income (expense)	(488)	(141)
Income tax benefit	0	0

Net profit (loss)	$66	$(2,321)

Revenues

The following table provides a comparison of revenues for the years ended December 31, 2013 and 2012 (amounts in thousands):

	Year Ended December 31, 2013	Year Ended December 31, 2012
	(in thousands)
Upfront payments	$5,159	$5,774
Research and development services	3,592	3,794
Milestone payments	1,129	257
Grants	2,547	1,558

Total	$12,427	$11,383

The decrease in revenues from upfront payments in the fiscal year ended December 31, 2013 compared to the fiscal year ended December 31, 2012 of $0.6 million is mainly due to a $1.9 million decrease in revenues because of the successful hand over of a collaboration project to a collaboration partner in 2013 offset by a $1.4 million increase in upfront payment revenues from another collaboration partner in the fiscal year ended December 31, 2013.

The $0.2 million decrease in revenues from research and development services in the fiscal year ended December 31, 2013 compared to the fiscal year ended December 31, 2012 related primarily to the successful hand over of a collaboration project to a collaboration partner in March 2013, following which Pieris Operating no longer received research funding from that collaboration partner.

The increase of $0.9 million in revenues from milestone payments is due the achievement of more milestones in the fiscal year ended December 31, 2013 compared to the fiscal year ended December 31, 2102. In the fiscal year ended December 31, 2012, we achieved a research milestone for one collaboration project; whereas in the fiscal year ended December 31, 2013, we achieved three research milestones under a collaboration project with a collaboration partner.

The increase in revenues from grants in the fiscal year ended December 31, 2013 compared to the fiscal year ended December 31, 2012 related primarily to our significantly increased activities related to PRS-080’s development in 2013 compared to 2012, resulting in higher reimbursement from the European Commission for PRS-080’s development.

Research and Development Expenses

The $1.4 million decrease in total research and development expenses in the fiscal year ended December 31, 2013 compared to the fiscal year ended December 31, 2012 is due primarily to decreased preclinical program expenses.

Our internal research and development expenses were $8.4 million and $9.7 million during the years ended December 31, 2013 and 2012, respectively. As of December 30, 2013, we employed 32 full-time and two part-time personnel in our research and development group compared to 36 full-time and four part-time personnel in our research and development group as of December 31, 2012. The research and development expenses incurred for amounts payable to external parties started to become a larger component of our research and development costs during the fiscal year ended December 31, 2012 and represented a significant portion of our research and development spending during the fiscal year ended December 31, 2013, due primarily to the development work related to PRS-080, including preclinical studies and Phase I trial preparation for PRS-080. We incurred expenses of approximately $3.3 million and $3.7 million during the years ended December 31, 2013 and 2012, respectively, for amounts payable to external parties who manufactured, tested and performed clinical trial activities for all of our projects.

We incurred $1.0 million and $1.2 million of costs under the license and collaboration agreements with our collaboration partners for the years ended December 31, 2013 and 2012, respectively.

General and Administrative Expenses

General and administrative expenses decreased from $2.7 million for the year ended December 31, 2012 to $2.5 million in 2013. The decrease resulted primarily from a decrease to payroll-related expense in 2013 compared to 2012 due to lower bonus compensation to employees and the replacement of our chief scientific officer. We expect that our general and administrative expenses will increase in the future as we expand our operating activities, maintain and expand our intellectual property portfolio, and incur additional costs associated with being a public company.

Other Income (Expense)

Other expense increased to $0.5 million in the fiscal year ended December 31, 2013 from $0.1 million for the fiscal year ended December 31, 2012. This increase is primarily due to interest expense arising from the $2.8 million convertible bridge loan we obtained in November 2012. The interest expense includes interest accruing at 12% per year on the outstanding amount of the loan.

Liquidity and Capital Resources

Through September 30, 2014, we have funded our operations with approximately $116.5 million of cash that has been obtained from the following main sources: $56.4 million from sales of equity; $7.0 million from loans; $13.2 million from grants from government agencies; and $39.9 million in total payments received under license and collaboration agreements, including $7.9 million for research and development services costs we received in 2012, 2013 and the first nine months of 2014 from Daiichi Sankyo and Sanofi. We expect that reimbursements of our development costs by Daiichi Sankyo and Sanofi will decline going forward, and we do not expect such reimbursements to be a significant source of funding in the future.

As of September 30, 2014, we had a total of $0.9 million in cash and cash equivalents and approximately $7.8 million of liabilities, consisting of $0.5 million of current liabilities from operations and $7.0 million in principal amount of loans (including the 2012 Bridge Loan, with an extended maturity date of December 31, 2015) and repayment obligations. We used approximately $2.8 million and $2.1 million of working capital to fund recurring operations during the nine months ended September 30, 2 and September 30, 2013, respectively.

As noted above, in December 2014, Pieris Operating concluded the 2014 Series C Financing in which Pieris Operating issued Series C preferred shares for €5,970,149.15 ($8,226,269) in cash and the conversion of €3,000,000 ($4,133,700) outstanding under existing bridge loans.

Pieris Operating has experienced operating losses since its inception and had a total accumulated deficit of $61.6 million as of September 30, 2014. Pieris Operating expects to incur additional costs and require additional capital. We have incurred losses in nearly every year since inception and in the nine months ended September 30, 2014. These losses have resulted in significant cash used in operations. During the fiscal years ended December 31, 2013 and 2012, our cash used in operations was approximately $3.1 million and $9.1 million, respectively. While we have several research and development programs underway, the PRS-080 and PRS-060 programs have advanced the furthest and will continue to consume increasing amounts of cash for conducting clinical trials and the testing and manufacturing of product material. As we continue to conduct these activities necessary to pursue FDA approval of PRS-080 and PRS-060 and our other product candidates, we expect the cash needed to fund operations to increase significantly over the next several years.

Our requirements for additional capital will depend on many factors, including the following:

•	the scope, rate of progress, results and cost of our clinical studies, preclinical testing and other related activities;

•	the cost of manufacturing clinical supplies, and establishing commercial supplies, of our drug candidates and any products that we may develop;

•	the number and characteristics of drug candidates that we pursue;

•	the cost, timing and outcomes of regulatory approvals;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the timing, receipt and amount of sales, profit sharing or royalties, if any, from our potential products;

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products or technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

We cannot be sure that future funding will be available to us on acceptable terms, or at all. Due to often volatile nature of the financial markets, equity and debt financing may be difficult to obtain. In addition, any unfavorable development or delay in the progress for our PRS-080 or PRS-060 program could have a material adverse impact on our ability to raise additional capital.

We may seek to raise any necessary additional capital through a combination of private or public equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. To the extent that we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our drug candidates, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we raise additional capital through private or public equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we cannot raise adequate capital in the future, we will be required to delay and possibly eliminate the research and development work not only of our lead drug candidates PRS-080 and PRS-060, but also our other preclinical stage product candidates. In this case, we could be required to relinquish greater or all rights to our product candidates at an earlier stage of development and on less favorable terms than we would otherwise agree.

Our cash is maintained in money market accounts and, to a lesser extent, in CDs at major financial institutions. Due to the current low interest rates available for these instruments, we are earning limited interest income. Our investment portfolio has not been adversely impacted by the problems in the credit markets that have existed over the last several years, but there can be no assurance that our investment portfolio will not be adversely affected in the future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses for the periods presented. Management makes estimates and exercises judgment in revenue recognition, share-based payments and income taxes. Judgments must also be made about the disclosure of contingent liabilities, and these estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from those estimates and under different assumptions or conditions. We periodically evaluate our estimates and judgments, including those described in greater detail below, in light of changes in circumstances, facts and experience.

We have identified the following accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our actual results could differ from these estimates and such differences could be material.

Multiple-element arrangements

We enter into licensing and development agreements with collaboration partners for the development of Anticalin® therapeutics against a variety of targets in diseases and conditions. The terms of these agreements contain multiple elements and deliverables, which may include (i) licenses, or options to obtain licenses, to our Anticalin technology and (ii) research and development activities with respect to one or more therapeutics related to such licenses. Payments to us under these agreements may include upfront fees (which include license and option fees), payments for research and development services, payments based upon the achievement of certain milestones and royalties on product sales. There are no performance, cancellation, termination or refund provisions in any of the arrangements that contain material financial consequences to us. We follow the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605-25, Revenue Recognition—Multiple-Element Arrangements and ASC Topic 605-28, Revenue Recognition—Milestone Method in accounting for these agreements.

When evaluating multiple-element arrangements, we identify the deliverables included within the agreement and evaluate which deliverables represent separate units of accounting based on whether certain criteria are met, including whether the delivered element has stand-alone value to the collaborator or if the arrangement includes a general right of return for delivered items.

The consideration received is allocated among the separate units of accounting using the relative selling price method, and the applicable revenue recognition criteria are applied to each of the separate units. We have used best estimate of selling price methodology to estimate the selling price for licenses and options to acquire additional licenses to our proprietary technology because we do not have Vendor Specific Objective Evidence or Third Party Evidence of selling price for these deliverables. To determine the estimated selling price of a license to our proprietary technology, we consider market conditions as well as entity-specific factors, including those factors contemplated in negotiating the agreements, terms of previous collaborative agreements, similar agreements entered into by third parties, market opportunity, estimated development costs, probability of success and the time needed to commercialize a product candidate pursuant to the license. Significant changes in key assumptions used to determine the best estimate of selling price could have a significant effect on the allocation of arrangement consideration, which could have a material effect on the timing of revenue recognition.

We typically receive upfront, nonrefundable payments when licensing our intellectual property in conjunction with a research and development agreement. In determining the units of accounting, management evaluates whether the license has stand-alone value from the undelivered elements to the collaboration partner based on the consideration of the relevant facts and circumstances for each arrangement. Factors considered in this determination include the stage of development of the license delivered, research capabilities of the partner and the availability of Anticalin® technology research expertise in the general marketplace.

When management believes the license to our intellectual property does not have stand-alone value from the other deliverables to be provided in the arrangement, we generally recognize revenue attributed to the license on a straight-line basis over our contractual or estimated performance period, which is typically the term of our research and development obligations. When management believes the license to our intellectual property has stand-alone value, we recognize revenue attributed to the license upon delivery. The periods over which revenue should be recognized are subject to estimates by management and may change over the course of the research and development agreement. Such a change could have a material impact on the amount of revenue we record in future periods.

The accounting treatment for options granted to collaborators depends upon the nature of the option granted to the collaboration partner. Options are considered substantive if, at the inception of an agreement, we are at risk as to whether the collaboration partner will choose to exercise the options to secure additional licenses. Factors that are considered in evaluating whether options are substantive include the overall objective of the arrangement, the benefit the collaborator might obtain from the agreement without exercising the options, the cost to exercise the options relative to the total upfront consideration, and the additional financial commitments or economic penalties imposed on the collaborator as a result of exercising the options.

In arrangements where options to obtain additional licenses are considered substantive, we do not consider the additional licenses to be a deliverable at the inception of the agreement. When a collaborator exercises the option to acquire the additional license, the exercise fee is attributed to the additional license, and we apply the multiple-element revenue recognition criteria to all deliverables in the arrangement, which will be consistent with the treatment of up-front payments for licenses (i.e., license and research and development services). In the event an option expires and is not exercised, any deferred amounts attributable to the optional licenses are recognized into revenue upon expiration. For options that are non-substantive, the additional licenses to which the options pertain are considered deliverables upon inception of the arrangement, and we apply the multiple-element revenue recognition criteria to determine accounting treatment. None of our agreements has been determined to contain non-substantive options.

Payments or reimbursements resulting from our research and development efforts for those arrangements where such efforts are considered as deliverables are recognized as the services are performed and are presented on a gross basis so long as there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection of the related receivable is reasonably assured. Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue.

Milestone payments

At the inception of each agreement that includes milestone payments, we evaluate whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. We evaluate factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required to achieve the respective milestone and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

We aggregate milestones into three categories (i) research milestones, (ii) development milestones and (iii) commercial milestones. Research milestones are typically achieved upon reaching certain success criteria as defined in each agreement related to developing an Anticalin® protein against the specified target. Development milestones are typically reached when a compound reaches a defined phase of clinical research or passes such phase, or upon gaining regulatory approvals. Commercial milestones are typically achieved when an approved pharmaceutical product reaches the status for commercial sale or certain defined levels of net sales by the licensee, such as when a product first achieves global sales or annual sales of a specified amount.

Revenues from research and development milestone payments, if the milestones are deemed substantive and the milestone payments are nonrefundable, are recognized entirely upon successful accomplishment of the milestones. Milestones that are not considered substantive are accounted for as license payments and recognized on a straight-line basis over the remaining period of performance. Revenues from commercial milestone payments are accounted for as royalties and are recorded as revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met.

Government grants

Government grants are recognized when there is reasonable assurance that all conditions will be complied with and the grant will be received. As government grants received by us generally represent subsidies for specified activities, they are recognized when earned as a reduction of the expenses recorded for the activity that the grants are intended to compensate. Thus, revenues from a grant relating to research and development expense are recognized over the same period in which the related costs are incurred.

Loss contingencies

We record accruals for loss contingencies to the extent that we conclude that it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. We evaluate, on a quarterly basis, developments in legal proceedings and other matters that could cause an increase or decrease in the amount of the liability that has been accrued previously. We consider all claims on a quarterly basis in accordance with GAAP and based on known facts assess whether potential losses are considered reasonably possible, probable and estimable. Based upon this assessment, we then evaluate disclosure requirements and whether to accrue for such claims in our financial statements.

Under the Research and Licensing Agreement between Pieris Operating and Technische Universität München dated as of July 26, 2007, Pieris Operating is required make payments to TUM based on the Pieris Operating’s revenues generated from entering into sub-licensing agreements with any third party with respect to both University Inventions and Joint Inventions (each as defined in the agreement). These revenues include up-front payments as well as milestone payments received by Pieris Operating from third parties.

As Pieris Operating signed six sub-licensing agreements between 2004 and 2012 under which it has recorded revenues, Pieris Operating acknowledges an obligation to TUM. However, the parties disagree regarding the amount due. Pieris Operating commenced arbitration proceedings to resolve the dispute. Although it is not possible to predict the outcome of such arbitration, Pieris Operating has assessed the degree of probability and the reasonably possible losses that it could incur as a result of these matters. Pieris Operating believes that its accrual for possible liability under the agreement as of December 31, 2013 (in an amount of €271,000 ($373,000)) appropriately reflects its estimated future payment obligations. The amount currently in dispute is €2.2 million ($3.0 million). Please see the disclosure under the heading “Business—Legal Proceedings.”

Income taxes

We apply ASC 740 – Income Taxes, which established financial accounting and reporting requirements for the effects of income taxes that result from our activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted statutory tax rates expected to apply to taxable income in the jurisdictions and years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Where we determine that it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future, the deferred tax assets are reduced by a valuation allowance. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that we determine is more likely than not to be realized.

Management’s evaluation with regard to the probability of realizing its deferred tax assets is that it is more likely than not that we may not realize the benefit of its deferred tax asset. This evaluation is based on our history of operating losses and an actual outlook that we will experience losses in the foreseeable future. The net profit for the year ended December 31, 2013 is not indicative of a trend. Accordingly deferred tax assets have been fully reserved as of December 31, 2012 and 2013 and September 30, 2014.

Recently Issued Accounting Pronouncements

We review new accounting standards to determine the expected financial impact, if any, that the adoption of each such standard will have. For the recently issued accounting standards that we believe may have an impact on our financial statements, see Exhibit 99.1, “Notes to Financial Statements – Note 2 – Summary of Significant Accounting Policies.”

Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, establishes a class of company called an “emerging growth company,” which generally is a company whose initial public offering was completed after December 8, 2011 and had total annual gross revenues of less than $1 billion during its most recently completed fiscal year. Additionally, Section 12b-2 of the Exchange Act establishes a class of company called a “smaller reporting company,” which generally is a company with a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter or, if such public float is $0, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available. We currently qualify as both an emerging growth company and a smaller reporting company.

As an emerging growth company and a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements that are not available to public reporting companies that do not qualify for those classifications, including without limitation the following:

•	An emerging growth company is exempt from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements, commonly known as an “auditor discussion and analysis.”

•	An emerging growth company is not required to hold a nonbinding advisory stockholder vote on executive compensation or any golden parachute payments not previously approved by stockholders.

•	Neither an emerging growth company nor a smaller reporting company is required to comply with the requirement of auditor attestation of management’s assessment of internal control over financial reporting, which is required for other public reporting companies by Section 404 of the Sarbanes-Oxley Act of 2002.

•	A company that is either an emerging growth company or a smaller reporting company is eligible for reduced disclosure obligations regarding executive compensation in its periodic and annual reports, including without limitation exemption from the requirement to provide a compensation discussion and analysis describing compensation practices and procedures.

•	A company that is either an emerging growth company or a smaller reporting company is eligible for reduced financial statement disclosure in registration statements, which must include two years of audited financial statements rather than the three years of audited financial statements that are required for other public reporting companies. Smaller reporting companies are also eligible to provide such reduced financial statement disclosure in annual reports on Form 10-K.

For as long as we continue to be an emerging growth company and/or a smaller reporting company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of those respective classifications. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) December 31, 2019, the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2019. We will remain a smaller reporting company until we have a public float of $75 million or more as of the last business day of our most recently completed second fiscal quarter. We also expect that we will remain a smaller reporting company for the foreseeable future, and we could retain our smaller reporting company status indefinitely depending on the size of our public float.

Emerging growth companies may elect to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of December 17, 2014 after giving effect to the Acquisition, by (i) each of our current directors and named executive officers, (ii) all executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. We have determined beneficial ownership in accordance with applicable rules of the SEC, which generally provide that beneficial ownership includes voting or investment power with respect to securities. Except as indicated by the footnotes to the table below, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The information set forth in the table below is based on 22,500,000 shares of our common stock issued and outstanding on December 17, 2014 after giving effect to the Acquisition. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after December 17, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted in the footnotes below, the address for each person listed in the table below, solely for purposes of filings with the SEC, is c/o Pieris AG, Lise-Meitner-Strasse 30, 85354 Freising-Weihenstephan.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5%+ Stockholders:
OrbiMed Private Investments III, LP(1)	6,509,620	28.93%
The Global Life Sciences Venture Funds(2)	2,483,949	11.04%
Gilde Europe Food & Agribusiness Fund B.V.(3)	2,433,870	10.82%
Novo Nordisk A/S(4)	2,051,802	9.12%
Mark N. Tompkins (5)	1,774,949	7.89%
Cadila Healthcare Ltd. (6)	1,415,539	6.29%
Coöperatieve AAC LS U.A. (Forbion)(7)	1,348,151	5.99%
Directors and Named Executive Officers:
Stephen S. Yoder(8)	320,000	1.40%
Ulrich Moebius, Ph.D.(9)	—	*
Chau Khuong (10)	—	*
Christina Takke, Ph.D (11)	—	*
Michael Richman (12)	—	*
Steven Prelack(13)	—	*
Aleksandrs Sviks (14)	—	*
Claus Schalper (15)	80,720	*
Dr. Laurent Audoly (16)	—	*
All Current Directors and Executive Officers as a Group (6 persons)	320,000	1.40%

*	Less than 1%.
(1)	Includes 6,451,298 shares held of record by OrbiMed Private Investments III, LP, or OPI III, and 58,322 shares held of record by OrbiMed Associates III, LP, or Associates III. The address for OPI III and Associates III is 601 Lexington Avenue, 54th Floor, New York, New York. Shares of Pieris are directly owned by OPI III and Associates III. OrbiMed Capital GP III LLC, or GP III, is the sole general partner of OPI III and, as such, may be deemed to indirectly beneficially own the shares held by OPI III. OrbiMed Advisors LLC, or OrbiMed, is the general partner of Associates III and the sole managing member of GP III and, as such, OrbiMed may be deemed to indirectly beneficially own the shares held by OPI III and Associates III. Samuel D. Isaly is the managing member of, and owner of a controlling interest in, OrbiMed. Accordingly, OrbiMed and Mr. Isaly may be deemed to have voting and investment power over the shares held by OPI III and Associates III. GP III, OrbiMed and Mr. Isaly disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(2)

Includes 1,397,192 shares held of record by The Global Life Science Ventures Funds II GmbH & Co. KG, or Global Life KG, and 1,086,757 shares held of record by The Global Life Science Ventures Fund II Limited Partnership, or Global Life LP. The address for Global Life KG is Tal 26, 80331 München, Germany. The address for Global Life LP is 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey, United Kingdom. The general partner of Global Life KG is Global Life Science Ventures GmbH, whose managing directors are Dr. Hans A. Küpper and Hanns-Peter Wiese. Accordingly, Dr. Küpper and Mr. Wiese may be deemed to have voting and investment power over the shares held by Global Life KG. Dr. Küpper and Mr. Wiese disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any. The general partner of Global Life LP is The Global Life Science Ventures (GP) Limited, whose managing directors are Barry McClay, Martijn Hes and Peter Touzeau. Accordingly, Messrs. McClay, Hes and Touzeau may be deemed to have voting and investment power over the shares held by Global Life LP. Messrs. McClay, Hes and Touzeau disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(3)	The address for Gilde Europe Food & Agribusiness Fund B.V. is Newtonlaan 91, 3584 BP Utrecht, The Netherlands. The manager of Gilde Europe Food & Agribusiness Fund B.V. is Gilde Agribusiness Management B.V., or Gilde Management, and Gilde Management is owned by Gilde Healthcare Holding B.V., or Gilde Holding. Three Managing Partners, Edwin de Graaf, Marc Olivier Perret and Martenmanshurk B.V. (of which Pieter van der Meer is the owner and manager) each own 28.66% of Gilde Holding, and Stichting Administratiekantoor Gilde Healthcare Holding, or Stichting, owns 14% of Gilde Holding. Stichting is controlled by Mr. de Graaf, Mr. Perret and Martenmanshurk B.V. and issued depository receipts for shares in Gilde Holding to two partners, Arthur Franken and Dirk Kersten. Mr. de Graaf, Mr. Perret and Mr. van der Meer share voting and dispositive power over the shares and disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interests therein, if any.
(4)	The address for Novo Nordisk A/S is Novo Allé, 2880 Bagsvaerd, Denmark. Novo Nordisk A/S is a corporation governed by a board of directors comprised of 11 directors. The members of the board of directors disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(5)	The address for Mark N. Tompkins is App 1, Via Guidino 23, Lugano 6900, Switzerland.
(6)	The address for Cadila Healthcare Ltd. is Zydus Tower, Satellite Cross Roads, Sarkhej-Gandhinagar Highway, Ahmedabad- 380 015, India. Cadila Healthcare Ltd. is a public limited company with limited liability incorporated in India and is governed by a board of directors comprised of seven directors. The members of the board of directors disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(7)	The address for Coöperatieve AAC LS U.A. (Forbion) is Gooimeer 2-35, 1411 DC Naarden, The Netherlands. Forbion 1 Management B.V. is the director of Coöperatieve AAC LS U.A. (Forbion), which is governed by an investment committee. Members of the investment committee disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(8)	Includes options to purchase 320,000 shares of our common stock which are vested as of the Acquisition, and does not include options to purchase 960,000 shares of our common stock which have not vested and will not be exercisable within 60 days after December 17, 2014.
(9)	Does not include options to purchase 100,000 shares of our common stock which have not vested and will not be exercisable within 60 days after December 17, 2014.
(10)	Does not include options to purchase 30,000 shares of our common stock which have not vested and will not be exercisable within 60 days after December 17, 2014.
(11)	Does not include options to purchase 30,000 shares of our common stock which have not vested and will not be exercisable within 60 days after December 17, 2014.
(12)	Does not include options to purchase 60,000 shares of our common stock which have not vested and will not be exercisable within 60 days after December 17, 2014.
(13)	Does not include options to purchase 30,000 shares of our common stock which have not vested and will not be exercisable within 60 days after December 17, 2014.
(14)	The address for Aleksandrs Sviks is 54-35 Muzjanu Street, Riga, Latvia, LV-1064. Aleksandrs Sviks is the former sole director and officer of Pieris.
(15)	Includes options to purchase 78,750 shares of our common stock which are vested as of the Acquisition, and does not include options to purchase 236,250 shares of our common stock which have not vested and will not be exercisable within 60 days after December 17, 2014.
(16)	Dr. Laurent Audoly is the former Chief Scientific Officer of Pieris Operating.

MANAGEMENT

Directors, Executive Officers and Other Non-Executive Officers

The table below sets forth information about our directors and executive officers after giving effect to the Acquisition:

Name	Age	Position
Stephen S. Yoder	38	Chief Executive Officer, President and Director
Darlene Deptula-Hicks	57	Acting Chief Financial Officer
Chau Khuong	38	Chairman of the Board of Directors
Christina Takke, Ph.D.	44	Director
Michael Richman	53	Director
Steven Prelack	57	Director

Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers:

Stephen S. Yoder. Stephen S. Yoder joined Pieris Operating as Chief Executive Officer in January 2010. Upon the effectiveness of the Acquisition, he joined the Board of Directors of Pieris and was appointed as Chief Executive Officer and President. Prior to joining Pieris Operating, from July 2003 to December 2010 he led the intellectual property and legal departments at MorphoSys AG, a biotechnology company involved in the development and research of antibodies, as General Counsel. Prior to MorphoSys AG, from September 1999 to June 2003 he worked in several Washington, D.C. law firms, specializing in a life sciences intellectual property practice. Mr. Yoder holds degrees in molecular biology and Spanish from Grove City College and a Juris Doctorate, with honors, from The George Washington University Law School. As an attorney, he is licensed to practice before the United States Patent and Trademark Office, and in the jurisdictions of Maryland and Washington, D.C. We believe that Mr. Yoder adds value to our Board of Directors based on his intimate knowledge of our business plans and strategies of our business and his years of experience in the biotechnology and life sciences industry.

Darlene Deptula-Hicks. Darlene Deptula-Hicks was engaged as a financial consultant to Pieris Operating on November 19, 2014, providing financial services relating to the Acquisition pursuant to a consulting agreement with the financial advisory firm of Danforth Advisors, LLC, or Danforth. Upon the effectiveness of the Acquisition, she was appointed as Acting Chief Financial Officer, Secretary and Treasurer of Pieris and she will continue to provide her services through Danforth. Prior to that time and since June 2012, Ms. Deptula-Hicks served as the Executive Vice President and Chief Financial Officer of Microline Surgical, Inc., a surgical instruments and medical devices company. From 2006 to May 2011 Ms. Deptula-Hicks served as Executive Vice President and Chief Financial Officer of iCAD, Inc. (Nasdaq: ICAD), a publicly traded medical device company. From 2002 to 2006 Ms. Deptula-Hicks served as Executive Vice President and Chief Financial Officer of ONI Medical Systems, Inc., a venture capital-backed designer and manufacturer of high-field diagnostic imaging systems for orthopedic applications, and from 1998 to 2001 Ms. Deptula-Hicks was Executive Vice President and Chief Financial Officer of Implant Sciences Corporation (Amex:IMX), an early stage medical device company that had its initial public offering in June of 1999. Prior to 1998, Ms. Deptula-Hicks also held various senior financial and accounting positions at Abiomed, Inc., GCA Corporatio, Edwards High Vacuum International and Puritan Bennett Corporation. Ms. Deptula-Hicks also serves on the Board of Directors and as Chair of the Audit Committee of Xenetic Biosciences, Inc. (OTCBB:XBIO) and between 2006 and October 2014 served on the Board of Directors of IMCOR Pharmaceutical Company, Technest Holdings, Inc., and USfalcon. Ms. Deptula-Hicks received her B.S. in accounting from Southern NH University and her MBA from Rivier College.

Chau Khuong. Mr. Khuong joined the Board of Directors of Pieris effective upon the closing of the Acquisition and has served on the supervisory board of Pieris Operating since May 2014. Mr. Khuong has worked at OrbiMed Advisors LLC since 2003 and is currently a Private Equity Partner. Mr. Khuong gained experience in start-up operations and business development at Veritas Medicine, Inc. and in basic science research at the Yale School of Medicine and at Massachusetts General Hospital. He currently serves as a director of several public and private companies, including Aerpio Therapeutics, Inc., Inspire Medical Systems, Otonomy, Inc. (NASDAQ: OTIC) and Cerapedics LLC. Mr. Khuong holds a B.S. in molecular, cellular and developmental biology with concentration in biotechnology and an MPH with concentration in infectious diseases, both from Yale University. We believe that Mr. Khuong adds value to our Board of Directors due to his experience as an investor, particularly with respect to healthcare companies, and his broad life sciences industry knowledge. He also has extensive experience overseeing the operations and research and development of biotechnology companies.

Christina Takke, Ph.D. Dr. Takke joined the Board of Directors of Pieris effective upon the closing of the Acquisition and has served on the supervisory board of Pieris Operating since 2005. Dr. Takke is currently a Partner at Forbion Capital Partners in the Netherlands, where she has served in such capacity since 2010, and previously worked as a Partner at ABN AMRO Capital Life Sciences from September 2000 to January 2007. At Forbion, Dr. Takke is responsible for scouting and the analysis of new investment opportunities as well as general deal execution, in particular the financing of several Forbion portfolio companies including arGEN-X. Prior to that time, Dr. Takke served as a consultant at Bio-Gen-Tec-NRW, a regional development organization for the biotechnology industry. Dr. Takke currently serves on the supervisory board of arGEN-X N.V. (the Netherlands) and Amakem N.V. (Belgium). Dr. Takke also served as a board observer of GlycArt (Switzerland), which was sold to Roche in 2005. Dr. Takke received her Ph.D. in developmental biology from the Institute of Development Biology at the University of Cologne and a master’s degree in molecular biology and biochemistry from the Technical University of Darmstadt. We believe that Dr. Takke adds value to our Board of Directors based on her intimate knowledge of our business plans and strategies of our business, her years of experience in the biotechnology and life sciences industry, and her experience with financing and other aspects of company-building for enterprises in our industry.

Michael Richman. Mr. Richman joined the Board of Directors of Pieris effective upon the closing of the Acquisition and has served on the supervisory board of Pieris Operating since October 2014. He is the President and Chief Executive Officer of Amplimmune, Inc., a privately held biologics company focused on cancer and autoimmune diseases which was acquired by Astra Zeneca in 2013, and has held this position since July 2008. From May 2007 through June 2008, he served as President and Chief Operating Officer of Amplimmune, Inc. Prior to such time, Mr. Richman has gained years of experience working in research, intellectual property and business development capacities in companies such as Chiron Corporation (now Novartis), MedImmune, Inc. (now Astra Zeneca) and MacroGenics. He is a member of the board of directors of Opexa Therapeutics, Inc., a public company, Madison Vaccines, Inc., a private company, and was previously director of Cougar Biotechnology until its acquisition by Johnson & Johnson. Mr. Richman obtained his B.S. in genetics/molecular biology at the University of California at Davis and his M.S.B.A. in international business at San Francisco State University. We believe that Mr. Richman adds value to our Board of Directors due to his extensive experience in mergers and acquisitions, business development and strategic planning for life science companies, as well as executive leadership and management experience.

Steven Prelack. Mr. Prelack joined the Board of Directors of Pieris effective upon the closing of the Acquisition. Mr. Prelack is the Senior Vice President and Chief Operating Officer of VetCor, which owns and operates veterinary hospitals across the United States, and has served in this position since June 2012. Prior to that time and since May 2010, Mr. Prelack served at VetCor as Senior Vice President of Operations and as Chief Financial Officer. From 2001 until May 2010, he was the Senior Vice President, Chief Financial Officer and Treasurer of VelQuest Corporation, a provider of automated compliance software solutions for the pharmaceutical industry. He is currently a director and audit committee chair of Galectin Therapeutics, Inc., a publicly traded clinical-stage biotechnology company engaged in drug research and development to create new therapies for fibrotic disease and cancer. Mr. Prelack also previously served as director and audit committee chair for BioVex Group, Inc., a clinical-stage biotechnology company focused on the development and future commercialization of targeted treatments for cancer and the prevention of infectious disease, which was sold to Amgen in 2011, and as a director of VelQuest Corporation, OPCAT, Inc. and Foodsafe Solutions, Inc. Mr. Prelack is a Certified Public Accountant, received a B.B.A. degree from the University of Massachusetts at Amherst in 1979 and is a member of the National Association of Corporate Directors. We believe that Mr. Prelack adds value to our Board of Directors due to his extensive executive leadership experience, director experience within the biotechnology sector and his many years serving in senior financial and operational management roles.

Term of Office of Directors

We currently have authorized five directors. In accordance with our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2015, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. Our directors are divided among the three classes as follows:

•	the Class I director is Dr. Christina Takke and her term will expire at the annual meeting of stockholders to be held in 2015;

•	the Class II directors are Chau Khuong and Steven Prelack, and their terms will expire at the annual meeting of stockholders to be held in 2016; and

•	the Class III directors are Stephen S. Yoder and Michael Richman, and their terms will expire at the annual meeting of stockholders to be held in 2017.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of approximately one-third of the directors.

Family Relationships

There are no family relationships among any of our current or former directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, significant employees, promoters or control persons has been involved in any legal proceeding in the past 10 years that would require disclosure under Item 401(f) of Regulation S-K promulgated under the Securities Act.

Nominations to the Board of Directors

Director candidates are considered based upon various criteria, including without limitation their broad-based business and professional skills and experiences, expertise in or knowledge of the life sciences industry and ability to add perspectives relating to that industry, concern for the long-term interests of our stockholders, diversity, and personal integrity and judgment. Our Board of Directors has a critical role in guiding our strategic direction and overseeing the management of our business, and accordingly, we seek to attract and retain highly qualified directors who have sufficient time to engage in the activities of our Board of Directors and to understand and enhance their knowledge of our industry and business plans.

EXECUTIVE COMPENSATION

From the inception of Pieris to the date of this report, no compensation was earned by or paid to any of Pieris’ named executive officers, which had consisted of (i) Aleksandrs Sviks, its principal executive officer, and (ii) its next two most highly compensated executive officers other than its principal executive officer serving as an executive officer as of the end of its most recently completed fiscal year and whose total compensation exceeded $100,000 during that fiscal year (of which there were none).

Pieris Operating became our wholly owned subsidiary upon the closing of the Acquisition on December 17, 2014. The following table summarizes the compensation earned in each of Pieris Operating’s fiscal years ended December 31, 2013 and 2012 by the individuals who would have been deemed its named executive officers had Pieris Operating been a reporting company on December 31, 2013. The table below provides compensation information regarding (i) the principal executive officer, (ii) the next two most highly compensated executive officers other than its principal executive officer serving as executive officers as of December 31, 2013 and whose total compensation exceeded $100,000 during the year ended December 31, 2013 and (iii) an additional executive officer who would have been among the most highly compensated executive officers except for the fact that such executive officer was not employed as an executive officer of Pieris Operating on the last day of the fiscal year. We refer to the executive officers listed below as the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year(1)		Salary	Bonus ($)	All other compensation ($)		Total
Stephen S. Yoder Chief Executive Officer, President	2013		$303,138	$34,448	$18,188	(2)	$357,774
	2012		$276,906	$56,041	$17,406	(2)	$350,353
Claus Schalper Chief Financial Officer, Pieris Operating	2013	(3)	$190,057	$17,224	$7,234	(4)	$214,515
	2012		$154,276	$18,112	$11,867	(4)	$184,255
Dr. Ulrich Moebius Chief Scientific Officer, Pieris Operating (5)	2013		$121,636	$12,815	$0		$134,451
	2012		$—	$—	$0		$—
Dr. Laurent Audoly Former Chief Science Officer (6)	2013		$151,569	$0	$6,890	(2)	$158,459
	2012		$276,906	$33,624	$13,186	(2)	$323,716

(1)	All compensation received by Pieris Operating’s executive officers is paid in euros. For the purposes of completing this table, (i) with respect to compensation paid during the fiscal year ended December 31, 2013, Pieris converted each euro denominated amount into U.S. dollars by multiplying the euro amount by the noon buying rate of €1.00 to U.S. $1.3779 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2013 and (ii) with respect to compensation paid during the fiscal year ended December 31, 2012, Pieris converted each euro-denominated amount into U.S. dollars by multiplying the euro amount by the noon buying rate of €1.00 to U.S. $1.3186 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2012.
(2)	Represents compensation paid for a car allowance.
(3)	Includes all amounts paid to Mr. Schalper as both an employee of Pieris Operating through July 31, 2013 and as an independent consultant to Pieris Operating beginning August 1, 2013.
(4)	Represents compensation paid for commuting expenses, including car expenses.
(5)	Dr. Ulrich Moebius commenced his employment with Pieris Operating as Chief Scientific Officer on July 15, 2013.
(6)	Dr. Audoly resigned as Chief Scientific Officer on June 30, 2013.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Chief Executive Officer

Stephen S. Yoder serves as the Chief Executive Officer of Pieris Operating pursuant to a management agreement with Pieris Operating dated August 30, 2009, as amended on March 12, 2012, or the Yoder AG Agreement. The Yoder AG Agreement provides for a term of 18 months with the term automatically extending for additional one year periods until December 31, 2014. Under the terms of the Yoder AG Agreement, Mr. Yoder received an annual base salary of $289,359 (€210,000), and on January 1, 2013 we increased Mr. Yoder’s annual base salary to $303,138 (€220,000). In addition, Mr. Yoder is eligible to receive a bonus for each calendar year during the term in an amount up to $68,895 (€50,000) based upon achievement of certain objectives, each as approved by the supervisory board of Pieris Operating in consultation with Mr. Yoder. Whether Mr. Yoder is determined to have achieved such objectives is determined by the Pieris Operating supervisory board in its sole and absolute discretion. Pursuant to the terms of the Yoder AG Agreement Mr. Yoder is also provided with a car allowance of $1,516 (€1,100) plus value added tax (VAT) per month.

Under the Yoder AG Agreement, Mr. Yoder is prohibited during the term from setting up, purchasing, or participating directly or indirectly in any competing business of Pieris Operating, excluding the purchase of a non-majority equity interest in such a company where such equity interest also does not block any minority interests within such company. “Competing business” is interpreted as the business areas Mr. Yoder is engaged in while performing his duties under the Yoder AG Agreement during the two-year period prior to the termination of the Yoder AG Agreement, which includes areas of activity concerning the discovery and development of Anticalin® proteins. These restrictions also apply only to the geographical region in which Mr. Yoder engages in business activities during the two-year period prior to the termination of the Yoder AG Agreement. Mr. Yoder is also subject to customary confidentiality obligations, which extend indefinitely following termination of his employment. Mr. Yoder also agreed to assign certain intellectual property rights to Pieris Operating. Set forth under “—Potential Payments upon Termination or Change in Control” below is a description of the payments we will be required to make to Mr. Yoder pursuant to the Yoder AG Agreement in connection with certain termination or change of control events.

On December 17, 2014 in connection with the Acquisition, the Yoder AG Agreement was amended and restated to have Mr. Yoder continue as the Chief Executive Officer of Pieris Operating and to provide him with the compensation and benefits set forth in his employment agreement with Pieris, which is described under “—Employment Arrangements with Executive Officers of Pieris Pharmaceuticals, Inc.”

Chief Financial Officer

Prior to August 1, 2013, Mr. Schalper was employed as Chief Financial Officer of Pieris Operating pursuant to the terms of an employment agreement with Pieris Operating, dated February 6, 2008, pursuant to which he was contracted to dedicate 75% of his employed time. The terms of the employment agreement provided that Mr. Schalper received an annual base salary of $161,214 (€117,000). In addition, Mr. Schalper was eligible to receive a bonus for each calendar year during the term of the agreement in an amount of up to $13,779 (€10,000) based upon achievement of certain objectives, each as approved by the Pieris Operating supervisory board in consultation with Mr. Schalper. Whether Mr. Schalper was determined to have achieved such objectives was determined by the supervisory board in its discretion. Mr. Schalper was also provided with a commuter allowance, including car expenses, of $1,033 (€750) per month under the agreement.

Claus Schalper serves as the Chief Financial Officer of Pieris Operating pursuant to a consulting agreement with Pieris Operating effective as of August 1, 2013. The agreement provided for an unlimited term unless earlier terminated if either party provides three months’ prior written notice. Under the terms of the consulting agreement, Mr. Schalper receives $1,102 (€800) per day worked and is subject to customary confidentiality obligations, which extend indefinitely following termination of the consulting agreement. Mr. Schalper also agreed to assign certain intellectual property rights to Pieris Operating.

Chief Scientific Officer

Dr. Ulrich Moebius currently serves as Chief Scientific Officer of Pieris Operating pursuant to an employment agreement with Pieris Operating dated June 26, 2013, as amended on January 28, 2014 and October 21, 2014. The agreement terminates on September 30, 2015 unless earlier terminated if either party provides three months’ prior written notice. Dr. Moebius received an initial annual base salary of $256,289 (€186,000), with any increases to be reviewed by the management board of Pieris Operating on an annual basis. In addition, Dr. Moebius is eligible to receive a bonus for each calendar year during the term of the agreement in an amount of up to 20% of his annual base salary, based upon achievement of certain individual and corporate objectives, each as approved by the supervisory board in consultation with Dr. Moebius.

Dr. Moebius is prohibited during the term of the agreement from (i) engaging in any secondary employment or employment which impairs his employment with Pieris Operating without the prior written consent of Pieris Operating, which shall not be unreasonably withheld, (ii) working, either directly or indirectly, in competition with Pieris Operating or (iii) owning, directly or indirectly, a financial interest in a competing business of Pieris Operating.

Dr. Moebius is also subject to customary confidentiality obligations, which are not limited by the term of the agreement. Dr. Moebius has also agreed to assign certain intellectual property rights to Pieris Operating.

Former Chief Scientific Officer

Dr. Laurent Audoly resigned as our Chief Scientific Officer as of June 30, 2013. Prior to that time, Dr. Audoly was employed pursuant to an employment agreement with Pieris Operating dated May 14, 2010 under which he received an annual base salary of $289,359 (€210,000). In addition, Dr. Audoly was eligible to receive a bonus at the end of each calendar year the agreement was in effect in an amount of up to $41,337 (€30,000) based upon achievement of certain objectives. Dr. Audoly was also provided with a car allowance of $13,779 (€10,000) per year.

Dr. Audoly is also subject to customary confidentiality obligations, which are not limited by the term of the agreement. Dr. Audoly also agreed to assign certain intellectual property rights to Pieris Operating.

Potential Payments upon Termination or Change in Control

Chief Executive Officer

Under the terms of the Yoder AG Agreement, in the event Pieris Operating sold its shares or assets, or a Sale Event, Mr. Yoder would have been eligible to receive a cash payment equivalent to a 2.5% equity interest in the transaction value, or the Ownership Stake. If the Sale Event resulted in a purchase price of greater than $206.7 million (€150 million), Mr. Yoder would also have been entitled to a fee based upon the net proceeds of the offering as follows: (i) if the Sale Event resulted in a purchase price of greater than $206.7 million (€150 million) but less than or equal to $275.6 million (€200 million), 0.25% of all net proceeds; (ii) if the Sale Event resulted in a purchase price of greater than $275.6 million (€200 million) but less than or equal to $344.5 million (€250 million), 0.5% of all net proceeds; (iii) if the Sale Event resulted in a purchase price of greater than $344.5 million (€250 million) but less than or equal to $413.4 million (€300 million), 0.75% of all net proceeds; and (iv) if the Sale Event resulted in a purchase price of greater than $413.4 million (€300 million), 1.0% of all net proceeds, provided that, in the case of each of (i) through (iv), such net proceeds would be calculated after the deduction of all applicable transaction costs, or the Success Fee. If an additional dilutive financing round by Pieris Operating occurred, the Ownership Stake and Success Fee could be adjusted by the supervisory board of Pieris Operating accordingly, acting in good faith.

In the event that (i) Mr. Yoder’s employment was terminated by Pieris Operating by non-renewal of the employment agreement within six or 12 months following the Sale Event and (ii) the net proceeds of the Sale Event were to exceed $206.7 million (€150 million), the amount of the Ownership Stake and the Success Fee would be reduced by 33% and 67%, respectively. In the event Pieris Operating terminated the employment agreement for cause, Mr. Yoder would not be entitled to the Ownership Stake or the Success Fee.

Pieris Operating and Mr. Yoder determined that the Acquisition was not deemed a Sale Event under the terms of the Yoder AG Agreement, and Mr. Yoder has expressly waived, in connection with the Acquisition, any claims under the Yoder AG Agreement for any payments in connection therewith.

Equity Compensation issued to Named Executive Officers

Prior to the Acquisition, Pieris Operating had in place a performance-based cash settled option plan that provided for the issuance of cash based on the increase in the value of the stock of Pieris Operating if the performance condition was achieved on or before December 31, 2013. The plan and the awards issued thereunder expired by their terms on December 31, 2013 and no payments were made thereunder.

Description of Pieris Plan

In December 2014, our Board of Directors and stockholders adopted the 2014 Employee, Director and Consultant Equity Incentive Plan, or the Pieris Plan, which became effective upon closing of the Acquisition. The Pieris Plan is intended to encourage ownership of common stock by our employees and directors and certain of our consultants, including employees of Pieris Operating, in order to attract and retain such people, to induce them to work for the benefit of us and to provide additional incentive for them to promote our success. The Pieris Plan reserves for issuance 3,200,000 shares of our common stock. In addition the Pieris Plan provides for an “evergreen” provision whereby the number of shares of our common stock reserved for issuance under the Pieris Plan shall be automatically increased on January 1 of each of year commencing in fiscal 2016 by the lesser of (i) 1,000,000 shares, (ii) 4% of the number of shares of our common stock outstanding on such date, and (iii) such other amount determined by the administrator. As of the date of this Current Report on Form 8-K, options to purchase 1,430,000 shares of our common stock have been issued under the Pieris Plan to our executive officers and directors, and options to purchase 1,089,500 shares have been issued under the Pieris Plan to other employees and consultants. For additional information, see “Executive Compensation—Director Compensation” and “Executive Compensation—Employment Arrangements with Executive Officers of Pieris Pharmaceuticals, Inc.” As a result of such grants, 680,500 shares of our common stock remain available for future issuances under the Pieris Plan.

Types of Awards. The Pieris Plan provides for the granting of incentive stock options, non-qualified stock options, stock grants and other stock-based awards, including restricted stock units.

•	Incentive and Non-qualified Stock Options. The plan administrator determines the exercise price of each stock option. The exercise price of a non-qualified stock option may not be less than the fair market value of our common stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our common stock on the date of grant otherwise.

•	Stock Grants. The plan administrator may grant stock, including restricted stock, to any participant, which purchase price, if any, may not be less than the par value of shares of our common stock. The stock grant will be subject to the conditions and restrictions determined by the administrator. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock as of the grant date.

•	Stock-Based Awards. The administrator of the Pieris Plan may grant other stock-based awards, including stock appreciation rights, phantom stock awards and restricted stock units, with terms approved by the administrator, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder until shares of our common stock are issued pursuant to such award.

Plan Administration. Our Board of Directors is the administrator of the Pieris Plan, except to the extent it delegates its authority to a committee, in which case the committee shall be the administrator. The administrator has the authority to determine the recipients of the awards, the terms of awards, including exercise and purchase price, the number of shares subject to awards, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the Pieris Plan. In addition, the administrator may amend any term or condition of any outstanding award including, without limitation, to reduce or increase the exercise price or purchase price, accelerate the vesting schedule or extend the expiration date, provided that no such amendment shall impair the rights of a participant without such participant’s consent.

Eligibility. The administrator will determine the participants in the Pieris Plan from among our employees, directors and consultants. A grant may be approved in advance with the effectiveness of the grant contingent and effective upon such person’s commencement of service within a specified period. No participant may receive awards for more than 1,500,000 shares of our common stock in any fiscal year.

Termination of Service. Unless otherwise provided by the administrator or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Transferability. Awards under the Pieris Plan may not be transferred except by will or by the laws of descent and distribution, unless otherwise provided by our board in its discretion and set forth in the applicable agreement, provided that no award may be transferred for value.

Adjustment. In the event of a stock dividend, stock split, recapitalization or reorganization or other change in change in capital structure, the administrator will make appropriate adjustments to the number and kind of shares of stock or securities subject to awards.

Corporate Transaction. Upon a merger, consolidation or sale of all or substantially all of our assets, the administrator, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

•	provide that outstanding options will be assumed or substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;

•	provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at the administrator’s discretion, any such options being made partially or fully exercisable;

•	terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in the administrator’s discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;

•	provide that outstanding awards will be assumed or substituted for shares of the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the corporate transaction; and

•	terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at the administrator’s discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

Amendment and Termination. The Pieris Plan will terminate on December 17, 2024 or at an earlier date by vote of the stockholders or our Board of Directors; provided, however, that any such earlier termination shall not affect any awards granted under the Pieris Plan prior to the date of such termination. The Pieris Plan may be amended by our Board of Directors, except that our Board of Directors may not alter the terms of the Pieris Plan if it would adversely affect a participant’s rights under an outstanding stock right without the participant’s consent. Stockholder approval will be required for any amendment to the Pieris Plan to the extent such approval is required by law, include the Internal Revenue Code or applicable stock exchange requirements.

Upon the closing of the Acquisition, Pieris granted a stock option to Mr. Yoder under the Pieris Plan to purchase 1,280,000 shares of our common stock with the exercise price being the fair market value of our common stock on the date of grant. 25% of the option shall vest immediately upon grant and (ii) 75% of the option shall vest ratably over three (3) years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to Mr. Yoder’s continued employment.

Employment Arrangements with Executive Officers of Pieris Pharmaceuticals, Inc.

Chief Executive Officer

Stephen S. Yoder serves as our President and Chief Executive Officer pursuant to an employment agreement dated December 17, 2014, or the Yoder Employment Agreement. The Yoder Employment Agreement provides for a continuous term and may be terminated by either party at any time, provided that if Mr. Yoder resigns he shall provide us with at least 90 days’ prior written notice. Mr. Yoder will initially receive an annual base salary of $375,000, and any adjustments thereto shall be subject to review in the sole discretion of the Board of Directors, or a committee of the Board of Directors. In addition, Mr. Yoder is eligible to receive an annual discretionary bonus of up to forty percent (40%) of Mr. Yoder’s then-effective annual base salary, based upon achievement of individual and corporate performance objectives as determined by the Board of Directors or a committee thereof. Mr. Yoder is entitled to participate in any employee benefit programs, plans and practices on the same terms as other salaried employees on a basis consistent with the participation of other senior executives, provided, however, that while Mr. Yoder remains employed outside the United States we shall only be responsible for 50% of the total cost of health insurance for Mr. Yoder’s spouse and children. Mr. Yoder will also be provided with a monthly automobile allowance while he is employed outside of the United States and up to $25,000 of relocation expenses in the event Mr. Yoder relocates to the United States. On the effective date of the Acquisition, Mr. Yoder was granted a stock option to purchase 1,280,000 shares of our common stock with the exercise price being the fair market value at the time of grant. The option is subject to and governed by the terms of the Pieris Plan and a stock option agreement, which stock option agreement provides for a ten year term, and that (i) 25% of the option shall vest immediately upon grant and (ii) 75% of the option shall vest ratably over three (3) years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to Mr. Yoder’s continued employment.

Under the Yoder Employment Agreement, Mr. Yoder is prohibited during the term of the agreement, subject to certain exceptions, from (i) accepting any other employment or consultancy, (ii) serving on the board of directors or similar body of any other entity, unless approved by the Chairman of the Board of Directors. and (iii) acquiring, assuming or participating in, directly or indirectly, any financial position, investment or interest known by Mr. Yoder to be adverse or antagonistic to Pieris, its business or prospects, financial or otherwise, or in any competing business.

The agreement contains (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions extending during the term of the agreement and one year thereafter and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter. Mr. Yoder also agreed to assign certain intellectual property rights to Pieris.

All compensation and benefits to be paid to Mr. Yoder pursuant to the Yoder Employment Agreement other than the equity awards shall be paid to Mr. Yoder through the terms and conditions of the Yoder AG Agreement with Pieris Operating, as amended and restated, for so long as Mr. Yoder remains employed at Pieris Operating. Upon termination of the Yoder AG Agreement provided that the Yoder Employment Agreement is still in effect, all compensation shall be paid by Pieris.

Termination for Any Reason

Upon termination of Mr. Yoder for any reason, Mr. Yoder will receive all earned but unpaid salary, any accrued vacation time, any vested benefits he may have under any employee benefit plan and any unpaid expense reimbursement accrued through the date of termination, or the Accrued Obligations.

Termination by us for Without Cause or by Executive for Good Reason

If Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by him for good reason, then we must pay Mr. Yoder (i) the Accrued Obligations earned through the date of termination, (ii) a lump-sum payment comprised of (a) an amount equal to 12 months of his base salary at the time of his termination, and (b) a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Board of Directors, or a committee thereof, in its sole discretion, and (iii) an amount equal to his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, for up to a maximum of 12 months. Payments under items (i) – (iii) above are sometimes referred to in this section as Severance. All unvested equity awards held by Mr. Yoder will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse. The Severance and acceleration of any unvested options is expressly conditioned on Mr. Yoder executing and delivering to Pieris a release of claims.

Termination upon a Change of Control

If Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by Mr. Yoder for good reason within 12 months following a change in control, and Mr. Yoder executes and delivers to Pieris a release of claims, then Mr. Yoder shall receive (i) the Accrued Obligations earned through the date of termination, (ii) a lump-sum payment comprised of (a) an amount equal to 12 months of his base salary at the time of his termination, and (b) the target bonus for the year in which the termination occurs, and (iii) an amount equal to his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, for up to a maximum of 12 months. All unvested equity awards will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse.

For purposes of the Yoder Employment Agreement, “cause” shall mean the occurrence of any of the following events, as determined by the Board of Directors or a committee designated by the Board of Directors, in its sole discretion: (i) Mr. Yoder’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of Germany, the United States or any state thereof; (ii) Mr. Yoder’s attempted commission of, or participation in, a fraud against Pieris; (iii) Mr. Yoder’s intentional, material violation of any contract or agreement between Mr. Yoder and Pieris or of any statutory duty owed to Pieris; (iv) Mr. Yoder’s unauthorized use or disclosure of Pieris’ confidential information or trade secrets; or (v) Mr. Yoder’s gross misconduct.

For purposes of the Yoder Employment Agreement, “good reason” means Mr. Yoder’s resignation from all positions he then holds with Pieris if (i) (a) there is a material diminution in Mr. Yoder’s duties and responsibilities with Pieris; (b) there is a material reduction of Mr. Yoder’s base salary; provided, however, that a material reduction in Mr. Yoder’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of Pieris and that does not adversely affect Mr. Yoder to a greater extent than other similarly situated employees shall not constitute good reason; or (c) Mr. Yoder is required to relocate Mr. Yoder’s primary work location to a facility or location that would increase Mr. Yoder’s one-way commute distance by more than fifty (50) miles from Mr. Yoder’s primary work location as of immediately prior to such change, (ii) Mr. Yoder provides written notice outlining such conditions, acts or omissions to Pieris within thirty (30) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by Pieris within thirty (30) days following Pieris’ receipt of such written notice and (iv) Mr. Yoder’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

For purposes of the Yoder Employment Agreement, a “change in control” shall be deemed to occur (i) when any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Pieris representing 50% or more of the total voting power represented by Pieris’ then outstanding voting securities (excluding for this purpose any such voting securities held by the Pieris or its affiliates or by any employee benefit plan of Pieris) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (ii) a merger or consolidation of Pieris whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of Pieris outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of Pieris or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by Pieris of all or substantially all of its assets in a transaction requiring stockholder approval.

Acting Chief Financial Officer

From November 19, 2014 to December 17, 2014, Darlene Deptula-Hicks was engaged pursuant to a consulting agreement with the financial advisory firm Danforth Advisors, LLC, or Danforth , as a financial consultant to Pieris Operating, providing financial services relating to the Acquisition. As of the effectiveness of the Acquisition, she was appointed as the Acting Chief Financial Officer, Secretary and Treasurer of Pieris and will continue to provide financial services through the Danforth consulting agreement. Pursuant to the Danforth consulting agreement, Pieris will pay Danforth $280 per hour for her services. The current term of the Danforth consulting agreement expires on November 19, 2015, which term may be extended for an additional period by mutual written consent of Pieris and Danforth. The agreement may be terminated by either Pieris or Danforth for cause upon 30 days’ prior written notice or without cause upon 60 days’ prior written notice. “Cause” shall include (i) a breach of the terms of the consulting agreement which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of Pieris. The Danforth consulting agreement contains customary confidentiality obligations which apply to both Danforth and Ms. Deptula-Hicks and extend for a period of five years, In addition, we may not solicit employees or contractors of Danforth for so long as such individuals are contractual agents of Danforth and for a period of one year thereafter. Should Danforth refer an employee or consultant to Pieris, Danforth is entitled to a fee of 10% of such employee’s starting base salary. Further, we shall indemnify and hold harmless Danforth and Ms. Deptula-Hicks against any claims, losses, damages, or liabilities (or actions in respect thereof) that arise out of or are based on the services performed by Danforth or Ms. Deptula-Hicks for us, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or Ms. Deptula-Hicks.

Director Compensation

No compensation was paid to our non-employee directors who served Pieris Operating for their role as directors during the year ended December 31, 2013. Since our inception, no compensation was paid to Aleksandrs Sviks, the former sole director of Pieris. We do not currently have a director compensation policy in effect, but we intend to adopt a policy to compensate our non-employee directors.

For the year ended December 31, 2013, the supervisory board of Pieris Operating consisted of Dr. Hans A. Küpper, Edwin W. de Graaf, Prof. Dr. Arne Skerra, Dr. Michael Sheffery, Dr. Christina Takke and Chau Khuong. As of the date hereof, the supervisory board of Pieris Operating consists of Dr. Christina Takke, Chau Khuong and Michael Richman. In 2001, Pieris Operating entered into a consulting agreement with Dr. Skerra, pursuant to which Dr. Skerra provides advice regarding the use of new proteins for the purpose of research and development. For each of the years ended December 31, 2013 and December 31, 2012, Pieris Operating paid Dr. Skerra €20,000 ($27,558) under the consulting agreement. Upon the closing at the Acquisition, in lieu of further cash payments Pieris granted a stock option to Dr. Skerra to purchase 100,000 shares of our common stock. The option is subject to and governed by the terms of the Pieris Plan and a stock option agreement, which stock option agreement provides for a ten year term, and that (i) 25% of the option shall vest immediately upon grant and (ii) 75% of the option shall vest ratably over three (3) years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to Dr. Skerra’s continued engagement as a consultant.

Upon the closing of the Acquisition, Pieris granted a stock option to Michael Richman to purchase 60,000 shares of our common stock and granted stock options to purchase 30,000 shares of our common stock to each of our other non-employee directors under the Pieris Plan, each with the exercise price equal to the fair market value of our common stock on the date of grant. Each of the options are subject to and governed by the terms of the Pieris Plan and a stock option agreement, which stock option agreement provides for a ten year term and that the option shall vest ratably over three (3) years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to the non-employee director’s continued service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Party Transactions

Pieris (Pieris Pharmaceuticals, Inc., formerly known as Marika Inc.)

Except as described below, since our inception in May 2013, there has not been, nor is there currently proposed, any transaction to which Pieris is or was a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of its total assets at year-end for the last two completed fiscal years, and in which any of our current directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

We were incorporated in Nevada in May 2013 as Marika Inc. In connection with our incorporation, Aleksandrs Sviks was appointed the sole director of Marika Inc., and in such capacity Mr. Sviks appointed himself as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary. On June 26, 2013, Marika Inc. issued 5,000,000 shares of common stock to Mr. Sviks, in exchange for an aggregate payment of $5,000 (or $0.001 per share).

Upon the closing of the Acquisition, Pieris and its former majority stockholder, Aleksandrs Sviks, entered into a Split-Off Agreement and General Release Agreement pursuant to which Pieris transferred all of its pre-Acquisition operating assets and liabilities to the Split-Off Subsidiary. Pursuant to such agreements, Pieris transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Mr. Sviks in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 11,363,635 shares of Pieris common stock held by Mr. Sviks (which were cancelled and will resume the status of authorized but unissued shares of Pieris common stock) and (ii) certain representations, covenants and indemnities. Under the terms of a General Release Agreement, dated December 17, 2014, among Pieris, Split-Off Subsidiary and Aleksandrs Sviks, Split-Off Subsidiary and Mr. Sviks agreed to a general release of all claims and liabilities of Pieris and Pieris Operating, as well as certain other customary covenants. The descriptions of the Split-Off Agreement and the General Release Agreement set forth in this report are qualified in their entirety by reference to the full text of those documents, which are attached hereto as Exhibit 10.33 and Exhibit 10.34, respectively, and are incorporated herein by reference.

We have entered into indemnification agreements with each of our directors and executive officers. Each of those indemnification agreements is in the form approved by our Board of Directors. Reference is made to the description of the indemnification agreements included under the heading “Indemnification of Directors and Officers,” which description is incorporated herein by reference. The description of the indemnification agreements set forth in this report is qualified in its entirety by reference to the full text of the form indemnification agreement, which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

Pieris Operating

Except as described below and except for employment compensation, since January 1, 2011, there has not been, nor is there currently proposed, any transaction to which it was or is a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of Pieris Operating’s total assets at year-end for the last two completed fiscal years, and in which any of its directors, executive officers, holders of more than 5% of any class of its voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

In 2001, Pieris Operating entered into a consulting agreement with Dr. Arne Skerra, who was a member of the Pieris Operating supervisory board, pursuant to which Dr. Skerra provides advice regarding the use of new proteins for the purpose of research and development. For each of the years ended December 31, 2013 and December 31, 2012, Pieris Operating paid Dr. Skerra €20,000 ($27,558) under the consulting agreement.

In July 2007, Pieris Operating entered into a Research and Licensing Agreement with Technische Universität München, or TUM and the TUM License Agreement. The TUM License Agreement granted certain licenses and protective rights to Pieris Operating related to Anticalin®-brand drug and lipocalin research and Anticalin technology developed by a research team led by Dr. Arne Skerra, who is employed by TUM as Chair of Biological Chemistry. For these licenses and rights, Pieris Operating paid TUM €15,000 ($20,669) in each of 2011 and 2012 and €50,000 ($68,895) in 2013, as well as additional payments of €101,250 ($139,512), €102,000 ($140,546) and €25,500 ($35,137) in 2011, 2012 and 2013, respectively, for the research conducted in subsequent project stages.

Pieris Operating is the project coordinator and a participant of the European Consortium for Anticalin® proteins as next generation high-affinity protein therapeutics, or EUROCALIN, collaborative research project, a drug development collaboration among ten distinct companies and academic institutions across Europe funded in large part by the European Commission under its FP7 HEALTH program pursuant to a Consortium Agreement dated November 21, 2011, or the Consortium Agreement, and the Grant Agreement No. 278408 dated November 21, 2011, or the FP7 Grant Agreement. EUROCALIN received a €6.0 million ($8.3 million) grant from the European Union in 2011. TUM is also a member of the EUROCALIN consortium and is entitled to payments under the FP7 Grant Agreement. Pursuant to the FP7 Grant Agreement, in 2011, 2012 and 2013, Pieris Operating, as project coordinator, paid TUM €0 ($0), €62,900 ($86,670) and €65,400 ($90,115), respectively out of the grant funds.

In November 2012, Pieris Operating entered into the 2012 Bridge Loan. In connection with the financing, Pieris Operating received (i) €492,113 ($678,083) from OrbiMed Private Investments III, LP, or OPI III, (ii) €4,687 ($6,458) from OrbiMed Associates III, LP, an affiliate of OPI III, or Associates III, (iii) €421,015 ($580,117) from Gilde Europe Food & Agribusiness Fund B.V., or Gilde, (iv) €219,225 ($302,070) from Coöperatieve AAC LS U.A. (Forbion), or Forbion, (v) €252,173 ($347,469) from The Global Life Science Ventures Funds II GmbH & Co. KG, or Global Life KG, (vi) €196,145 ($270,268) from The Global Life Science Ventures Fund II LP, an affiliate of Global Life KG, or Global Life LP, (vii) €199,606 ($275,037) from Novo Nordisk A/S, or Novo and (viii) €164,751 ($227,010) from BioM AG, or BioM. The 2012 Bridge Loan accrued interest at a rate of 12% per year and had a maturity date of December 31, 2013, after which the loan amounts began to accrue interest at a rate of 18% per year. In 2012, Pieris Operating accrued interest in the amounts of €3,445 ($4,747), €33 ($46), €3,368 ($4,641), €1,461 ($2,013), €1,008 ($1,389), €0 ($0), €1,397 ($1,925) and €1,373 ($1,892) under the loans to OPI III, Associates III, Gilde, Forbion, Global Life KG, Global Life LP, Novo and BioM, respectively. In 2013, Pieris Operating accrued interest in the amounts of €59,054 ($81,371), €562 ($774), €50,522 ($69,614), €26,307 ($36,248), €30,261 ($41,647), €23,537 ($32,432), €23,953 ($33,005) and €19,770 ($27,241) to OPI III, Associates III, Gilde, Forbion, Global Life KG, Global Life LP, Novo and BioM, respectively. BioM Venture Capital GmbH & Co. KG, or BioM Venture, who, as of the date of execution of the 2012 Bridge Loan was a holder of more than 5% of the outstanding capital stock of Pieris Operating, is an affiliate of BioM.

In March 2014, the 2012 Bridge Loan was amended. Pursuant to the terms of the amendment, (i) the outstanding amount under the 2012 Bridge Loan was reduced by a $400,000 payment to the holders under the 2012 Bridge Loan and (ii) the maturity date was extended to December 31, 2015. Due to the extension, interest under the amended facility accrued at a rate of 12% per year. In connection with the amended financing, Pieris Operating had total repayment amounts owed by Pieris Operating of (i) $98,423 from OPI III, (ii) $937 from Associates III, (iii) $84,203 from Gilde, (iv) $43,845 from Forbion, (v) $50,435 from Global Life KG, (vi) $39,229 from Global Life LP, (vii) $39,921 from Novo, and (viii) $32,950 from BioM. BioM Venture, as of the date of execution of the amendment, was a holder of more than 5% of the outstanding capital stock of Pieris Operating. Immediately prior to the 2014 Series C Financing, as defined below, there was €2,000,000 ($2,755,800) outstanding under the 2012 Bridge Loan, as amended. As of December 17, 2014 and pursuant to the terms of the 2014 Series C Financing under which the outstanding indebtedness was converted to equity, there were no amounts outstanding under the 2012 Bridge Loan, as amended.

In April 2014, Pieris Operating entered into a second bridge loan agreement, or the 2014 Bridge Loan, with certain of its stockholders pursuant to which Pieris Operating received a commitment for financing in the aggregate amount of €2,000,000 ($2,755,800), which loan amounts, if called by Pieris Operating, would be convertible into shares of Pieris Operating after the maturity date or upon the occurrence of certain events. The 2014 Bridge Loan included two tranches of available financing: (i) Tranche A of €1,500,000 ($2,066,850) and (ii) Tranche B of €500,000 ($688,950). The Tranche A financing commitment consisted of commitments of (i) €598,400 ($824,535) from OPI III, (ii) €3,751 ($5,169) from Associates III, (iii) €149,705 ($206,279) from Novo, (iv) €126,560 ($174,387) from Global Life KG, (v) €98,440 ($135,641) from Global Life LP, (vi) €225,000 ($310,028) from Gilde, (vii) €97,500 ($134,345) from Forbion, (viii) €150,000 ($206,685) from Baytech Venture Capital GmbH & Co. KG, or Baytech, and (ix) €10,310 ($14,206) from BioM. The Tranche B financing commitment consisted of (i) €199,497 ($274,887) from OPI III, (ii) €1,250 ($1,722) from Associates III, (iii) €49,902 ($68,760) from Novo, (iv) €42,197 ($58,143) from Global Life KG, (v) €32,813 ($45,213) from Global Life LP, (vi) €75,000 ($103,343) from Gilde, (vii) €32,500 ($44,782) from Forbion, (viii) €50,000 ($68,895) from Baytech and (ix) €10,310 ($14,206) from BioM. BioM Venture and Baytech, as of the date of execution of the 2014 Bridge Loan, were holders of more than 5% of the outstanding capital stock of Pieris Operating. In June 2014, Pieris Operating borrowed 67% of Tranche A, which equals €1,000,000 ($1,377,900). The amount borrowed consisted of funds of (i) €398,993 ($549,773) from OPI III, (ii) €2,501 ($3,446) from Associates III, (iii) €99,803 ($137,519) from Novo, (iv) €84,373 ($116,258) from Global Life KG, (v) €65,627 ($90,427) from Global Life LP, (vi) €150,000 ($206,685) from Gilde, (vii) €65,000 ($89,564) from Forbion, (viii) €100,000 ($137,790) from Baytech, and (ix) €6,873 ($9,470) from BioM. Loan amounts outstanding under the 2014 Bridge Loan accrued interest at a rate of 12% per year and had a maturity date of December 31, 2015, after which the loan amounts would accrue interest at a rate of 18% per year. Immediately prior to the 2014 Series C Financing, as defined below, there was €1,000,000 ($1,377,900) outstanding under the 2014 Bridge Loan. In September 2014 and in connection with the 2014 Series C Financing, the stockholder parties to the 2014 Bridge Loan invested the remaining €1,000,000 ($1,377,900) commitment under the bridge loan in cash directly in the 2014 Series C Financing, including funds of (i) €398,994 ($549,774) from OPI III, (ii) €2,500 ($3,445) from Associates III, (iii) €99,803 ($137,519) from Novo, (iv) €84,373 ($116,258) from Global Life KG, (v) €65,627 ($90,427) from Global Life LP, (vi) €150,000 ($206,685) from Gilde, (vii) €65,000 ($89,564) from Forbion, (viii) €100,000 ($137,790) from Baytech, and (ix) €6,874 ($9,472) from BioM, which was treated as new investment under the 2014 Series C Financing, or the Convertible Cash Investment. As of December 17, 2014 and pursuant to the 2014 Series C Financing under which the outstanding indebtedness was converted to equity, there were no amounts outstanding under the 2014 Bridge Loan.

On October 10, 2014, Pieris Operating entered into an investment agreement and consolidated shareholders’ agreement, each dated October 10, 2014, pursuant to which (i) the aggregate outstanding amounts under the 2012 Bridge Loan, as amended, and 2014 Bridge Loan of €3,000,000 ($4,133,700) were converted into shares of Series C Preferred Stock of Pieris Operating and (ii) Pieris Operating received a cash investment, including the Convertible Cash Investment, in the aggregate amount of €5,970,149 ($8,226,268) shares of Series C Preferred Stock, or the 2014 Series C Financing.

The converted bridge loan portion of the 2014 Series C Financing included (a) €2,000,000 ($2,755,800) outstanding under the 2012 Bridge Loan, as amended, including funds of (i) €492,113 ($678,083) from OPI III, (ii) €4,687 ($6,458) from Associates III, (iii) €421,015 ($580,117) from Gilde, (iv) €219,225 ($302,070) from Forbion, (v) €252,173 ($347,469) from Global Life KG, (vi) €196,145 ($270,268) from Global Life LP, (vii) €199,606 ($275,037) from Novo and (viii) €164,751 ($227,010) from BioM and (b) €1,000,000 ($1,377,900) outstanding under the 2014 Bridge Loan including funds of (i) €398,994 ($549,774) from OPI III, (ii) €2,500 ($3,445) from Associates III, (iii) €99,803 ($137,519) from Novo, (iv) €84,373 ($116,258) from Global Life KG, (v) €65,627 ($90,427) from Global Life LP, (vi) €150,000 ($206,685) from Gilde, (vii) €65,000 ($89,564) from Forbion, (viii) €100,000 ($137,790) from Baytech, and (ix) €6,874 ($9,472) from BioM.

The cash investment portion of the 2014 Series C Financing provided for two tranches of available financing. The first tranche consisted of a cash investment of €3,552,646 ($4,895,191) and the second tranche consisted of a cash investment of €1,417,503 ($1,965,177). In addition, the cash investment portion of the 2014 Series C Financing included €1,000,000 ($1,377,900) from the Convertible Cash Investment as described above. In October to November 2014, the first tranche of the 2014 Series C Financing was consummated, consisting of an issuance of an aggregate of 1,629,469 shares of Series C Preferred Stock, including funds of (i) €2,218,972 ($3,057,526) from OPI III, (ii) €19,843 ($27,342) from Associates III, (iii) €150,000 ($206,685) from Gilde, (iv) €65,000 ($89,564) from Forbion, (v) €84,373 ($116,258) from Global Life KG, (vi) €65,627 ($90,427) from Global Life LP, (vii) €99,803 ($137,519) from Novo, (viii) €6,874 ($9,472) from BioM, (ix) €275,000 ($378,923) from Baytech and (x) €1,492,537 ($2,056,567) from Cadila Healthcare Limited, or Zydus. In November to December 2014, the second tranche of the 2014 Series C Financing was consummated, consisting of the issuance of an aggregate of 234,877 shares of Series C preferred stock including funds of €579,861 ($798,990) from Mark N. Tompkins.

In the aggregate, as of December 17, 2014, Pieris Operating has received approximately €51.7 million ($71.2 million) in equity investments from its stockholders as follows: (i) in 2001, seed round financing of €0.6 million ($0.8 million); (ii) in 2002, two tranches of Series A financing in an aggregate amount of approximately €12.2 million ($16.8 million); (iii) in 2006, Series A-1 financing of approximately €4.9 million ($6.8 million), (iv) in 2008, two tranches of Series B financing in an aggregate of approximately €25.0 million ($34.5 million); and (v) the 2014 Series C Financing of approximately €9.0 million ($12.4 million). Our stockholders have invested in these activities in the following aggregate amounts: (i) approximately €13.1 million ($18.1 million) from OPI III and Associates III; (ii) approximately €8.0 million ($11.0 million) from Global Life KG and Global Life LP; (iii) approximately €7.9 million ($10.9 million) from Gilde; (iv) approximately €5.4 million ($7.4 million) from Novo; (v) approximately €4.8 million ($6.6 million) from Forbion; (vi) approximately €3.4 million ($4.7 million) from Baytech; (vii) an aggregate of approximately €2.7 million ($3.7 million) from Bio M and BioM Venture, an affiliate of BioM, (viii) approximately €1.5 million ($2.1 million) from Zydus, and (ix) approximately €0.6 million ($0.8 million) from Mark N. Tompkins. Other stockholders invested in aggregate approximately €4.4 million ($6.1 million).

Each of OPI III, Gilde, Forbion, Global Life KG, Global Life LP, Novo, Baytech and Zydus was a holder of more than 5% of the outstanding capital stock of Pieris Operating prior to the closing of the Acquisition, and each of OPI III, Gilde, Forbion, Global Life KG, Novo, Zydus and Mark N. Tompkins is a holder of more than 5% of the outstanding capital stock of Pieris as of December 17, 2014 giving effect to the Acquisition. Former members of the supervisory board of Pieris Operating are associated with these 5% stockholders as follows: Dr. Michael Sheffery is a Partner Emeritus at OrbiMed Advisors LLC, which is the general partner of Associates III and the sole managing member of OPI III, Dr. Hans A. Küpper is a managing director of The Global Life Sciences Ventures GmbH, which is the general partner of Global Life KG and advisor to Global Life LP, and Edwin de Graaf is the managing director of Glide Healthcare Holding B.V., the parent company of Gilde Agribusiness Management B.V., the manager of Gilde. Further, Chau Khuong, a current member of our Board of Directors and a member of the supervisory board of Pieris Operating, is also an employee of OrbiMed Advisors LLC and Dr. Christina Takke, a current member of our Board of Directors and a member of the supervisory board of Pieris Operating, is a proxy holder of Forbion I Management B.V., the director of Forbion. Last, in October 2013, Pieris Operating entered into a development and license agreement with Zydus for the preclinical development of PRS-110, pursuant to which Pieris Operating shares certain commercial rights to PRS-110 with Zydus. For more information about the Zydus agreement, see “Business—Strategic Partnerships”.

Review, Approval or Ratification of Transactions with Related Persons

Due to the small size of our company, we do not at this time have a formal written policy regarding the review of related party transactions, and rely on our full Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Our Board of Directors reviews any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members. Management aims to present transactions to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate action or remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests and the best interest of our stockholders.

Director Independence

In connection with the closing of the Acquisition, our Board of Directors undertook a review of the composition of our Board of Directors and independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that Chau Khuong, Dr. Christina Takke, Michael Richman and Steven Prelack would qualify as “independent” as that term is defined by NASDAQ Listing Rule 5605(a)(2). Stephen S. Yoder would not qualify as “independent” under applicable NASDAQ Listing Rules applicable to the Board of Directors generally or to separately designated board committees because he currently serves as our Chief Executive Officer. In making such determinations, our Board of Directors considered the relationships that each of our non-employee directors has with the Combined Company and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Subject to some exceptions, NASDAQ Listing Rule 5605(a)(2) provides that a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that a director cannot be an “independent director” if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us within the preceding three years, other than for service as a director or benefits under a tax-qualified retirement plan or non-discretionary compensation (or, for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is a current partner of our independent public accounting firm, or has worked for such firm in any capacity on our audit at any time during the past three years; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer, partner or controlling stockholder of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during our past three fiscal years, exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000 (except for payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Additionally, in order to be considered an independent member of an audit committee under Rule 10A-3 of the Exchange Act, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other committee of the Board of Directors, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the applicable company or any of its subsidiaries or otherwise be an affiliated person of the applicable company or any of its subsidiaries.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently eligible for quotation for trading on OTC Markets, OTCPink (Current Information) tier of OTC Markets Group, Inc. under the ticker symbol “PIRS.” To date, no shares of our common stock have traded on OTC Markets. As of the date of this Current Report on Form 8-K and after giving effect to the Acquisition, there are: (i) 2,519,500 outstanding options to purchase shares of our common stock; (ii) no outstanding warrants to purchase shares of our common stock; and (iii) 2,500,000 outstanding shares of our common stock that have been registered under the Securities Act and are freely tradable.

Holders

Immediately following the closing of the Acquisition, there were 28 holders of record of our common stock.

Dividends

We have never declared nor paid any cash dividends to stockholders. We do not intend to pay cash dividends on our common stock for the foreseeable future, and currently intend to retain any future earnings to fund our operations and the development and growth of our business. The declaration of any future cash dividend, if any, would be at the discretion of our Board of Directors (subject to limitations imposed under applicable Nevada law) and would depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.

Shares Eligible for Future Sale

Upon the completion of the Acquisition, we had 22,500,000 shares of common stock outstanding. Of the outstanding shares of our common stock, 2,500,000 shares are freely tradable, without restriction, as of the date of this Current Report on Form 8-K. None of the 20,000,000 shares issued in connection with the Acquisition can be publicly sold under Rule 144 promulgated under the Securities Act until one year after the date of filing this Current Report on Form 8-K.

Rule 144

Rule 144 promulgated under the Securities Act will generally permit the public sale of outstanding shares of our common stock that have been issued as restricted securities by the following persons and under the following circumstances commencing one year following the filing of our “Form 10 information” in this Current Report on Form 8-K:

•	any person that is not, and has not been for a period of at least 90 days, an affiliate of ours will be entitled to sell its restricted shares of our common stock freely and without restriction, provided that (i) such person has held its restricted shares of our common stock for at least 6 months, (ii) we are subject to the reporting obligations of the Exchange Act for at least 90 days prior to any such sale, and (iii) we remain compliant and current with our reporting obligations under the Exchange Act.

•	any of our affiliates, which includes our directors, executive officers and any other person in control of us, will be entitled to sell its restricted shares of our common stock provided that each of clause (i), (ii) and (iii) set forth above with respect to sales by non-affiliates is satisfied, and the following additional conditions are met: (a) any such sale is made in compliance with certain manner of sale provisions, (b) a Form 144 is filed with the SEC, and (c) any such sale complies with certain volume limitations, which generally limit the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of common stock may be sold in some other manner outside the U.S. without requiring registration in the U.S.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plan Information

Effective as of immediately prior to the closing of the Acquisition on December 17, 2014, Pieris’ Board of Directors and the holders of at least a majority of its then-outstanding capital stock adopted the 2014 Employee, Director and Consultant Equity Incentive Plan, or the Pieris Plan. For a description of the terms of the Pieris Plan, please see “Executive Compensation – Description of Pieris Plan.” As of the date hereof, options to purchase 2,519,500 shares of our common stock have been issued under the Pieris Plan to our executive officers, directors, employees and consultants. For additional information, see “Executive Compensation—Director Compensation” and “Executive Compensation—Description of the Pieris Plan.” As a result of such grants, 680,500 shares of our common stock are available for future issuances under the Pieris Plan.

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to equity grants outstanding or reserved under the Pieris Plan. Accordingly, shares of our common stock issued under the Pieris Plan will be eligible for sale in the public market, subject to vesting restrictions. However, resales of certain shares held by our affiliates registered on the Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144.

With respect to both Pieris and Pieris Operating, as of December 31, 2013, there were no compensation plans, including individual compensation arrangements, under which equity securities were authorized for issuance.

Issuer Purchases of Equity Securities

In connection with the Acquisition and pursuant to the Split-Off Agreement, we transferred our pre-Acquisition assets and liabilities to our former majority stockholder, Aleksandrs Sviks, in exchange for the surrender by him and cancellation of 11,363,635 shares of Pieris common stock.

RECENT SALES OF UNREGISTERED SECURITIES

The following summarizes all sales of unregistered securities by us within the past three years:

As described more fully under “The Acquisition” above, on December 17, 2014, we consummated the Acquisition. The issuances of securities in the Acquisition were exempt from registration pursuant to Section 4(a)(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended, or Rule 903 of Regulation S promulgated thereunder.

On June 26, 2013, Pieris issued 5,000,000 shares of its common stock, prior to adjustment for the forward stock split effected on December 5, 2014, to Aleksandrs Sviks, its former sole director and officer, for $5,000. There were no underwriters, and there were no underwriting discounts or commissions, in respect of the sale or the transactions thereunder. The shares issued to Aleksandrs Sviks were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering.

As more fully described in “Management’s Discussion and Analysis of Financial Condition and results of Operations—2014 Series C Financing”, in October through December 2014, Pieris Operating concluded a Series C financing round, or the 2014 Series C Financing, in which Pieris Operating issued Series C preferred shares for €5,970,149.15 ($8,226,269) in cash and the conversion of €3,000,000 ($4,133,700) outstanding under an existing convertible loan agreement dated November 12, 2012, or the 2012 Bridge Loan, as amended, and a second convertible loan agreement dated April 14, 2014, or the 2014 Bridge Loan. The convertible loan agreements terminated upon the effectiveness of the 2014 Series C Financing. As part of the 2014 Series C Financing, parties to existing investment agreements and shareholders agreement relating to prior rounds of financing agreed to become parties to the investment agreement and the consolidated shareholders’ agreement for the 2014 Series C Financing and the prior agreements were terminated. The shares issued in connection with the 2014 Series C Financing were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering.

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K regarding the issuance of shares of Pieris’ common stock to former stockholders of Pieris Operating upon the closing of the Acquisition, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

The following describes the material terms of the capital stock of Pieris. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, Pieris’ Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which are attached as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. All Pieris stockholders are urged to read our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws carefully and in their entirety.

We currently have authorized capital stock of 310,000,000 shares, of which 300,000,000 are designated as common stock, par value $0.001 per share, and 10,000,000 shares are designated as preferred stock, par value $0.001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the Nevada Revised Statutes, or the NRS. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to this Current Report on Form 8-K, as well as the relevant provisions of the NRS.

Common Stock

As of December 17, 2014 after giving effect to the Acquisition, there were 22,500,000 shares of common stock outstanding. In addition, as of December 17, 2014 there were 680,500 shares of common stock reserved for future issuance under the Pieris Plan. The holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our Amended and Restated Articles of Incorporation do not provide our common stock with any redemption, conversion or preemptive rights. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

If we issue preferred stock in the future, such preferred stock may have priority over common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our Board of Directors has the authority, without further stockholder authorization, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal. As of December 17, 2014, no shares of preferred stock were outstanding.

Dividends

Under NRS 78.288, the directors of a Nevada corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of (x) its total liabilities plus (y) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

•	financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;

•	a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or

•	any other method that is reasonable in the circumstances.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The payment of any future dividends will be at the discretion of our Board of Directors; however, the time and amount of such dividends, if any, will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Nevada law affecting the payment of distributions and any other factors our Board of Directors may consider relevant. Our ability to pay dividends on our common stock may depend in part on our receipt of cash dividends from our operating subsidiaries, which may be restricted from paying us dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

Anti-Takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Certain Provisions of Nevada Law

Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and the NRS contain provisions that may have the effect of maintaining continuity and stability in the composition of our Board of Directors. These provisions may help us avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to effectively evaluate and negotiate in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Business Combinations and Acquisition of Control Shares

Pursuant to provisions in our Amended and Restated Articles of Incorporation, we have elected not to be governed by certain Nevada statutes that may have the effect of discouraging corporate takeovers.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. We have not made such an election in our Amended and Restated Articles of Incorporation.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. In our Amended and Restated Articles of Incorporation, we have elected to provide that these statutory provisions shall not apply to us or to any acquisition of our common stock. If at such later time when we no longer choose to so elect, and absent such provision in our articles of incorporation or a similar provision included in an amendment to our Amended and Restated Bylaws, these laws would then apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interest of the corporation.

Classified Board of Directors; Removal of Directors for Cause

Pursuant to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, our Board of Directors is divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors and until their successors are duly elected and qualified, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors and until their successors are duly elected and qualified, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors and until their successors are duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of preferred stock under specified circumstances, will be elected for a three-year term of office. All directors elected to our classified Board of Directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. Members of the Board of Directors may only be removed for cause and only by the affirmative vote of at least 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our Amended and Restated Bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting date. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (i) the 60th day prior to the meeting or

(ii) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the Amended and Restated Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by our Board of Directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent

Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super Majority Stockholder Vote Required for Certain Actions

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any manner not inconsistent with Nevada law and our Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation require the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section under the heading “Anti-Takeover Effects of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Certain Provisions of Nevada Law,” as well as certain other provisions of our Amended and Restated Articles of Incorporation. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. An 80% vote is also required for any amendment to, or repeal of, our Amended and Restated Bylaws by the stockholders and for the removal of any member of or our entire Board of Directors. Our Amended and Restated Bylaws may be amended or repealed by a majority vote of the Board of Directors.

Deemed Notice and Consent

Our Amended and Restated Articles of Incorporation provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to all of the provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and any amendment to our articles of incorporation or bylaws enacted in accordance therewith and applicable law.

Transfer Agent and Registrar

Our transfer agent and registrar is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, Florida. Their telephone number is (813) 344-4490.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the NRS against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with our directors and certain officers, in addition to the indemnification provided in the NRS, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

FINANCIAL STATEMENTS

Reference is made to the financial statements and pro forma financial information relating to Pieris Operating contained in Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth in Item 4.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Upon the closing of the Acquisition, we issued 20,000,000 shares of our common stock to 21 former stockholders of Pieris Operating in exchange for all of the outstanding shares of Pieris Operating’s capital stock and a waiver by certain stockholders of all subscription and conversion rights with respect to certain stockholder agreements with former stockholders of Pieris Operating. The issuance and sale of such securities was not registered under the Securities Act, and such securities were issued in reliance upon exemptions from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and Rule 903 of Regulation S promulgated thereunder. In determining that the issuance of certain of such securities qualified for exemption under Section 4(a)(2) of the Securities Act, we relied on the following facts: the securities were issued to recipients that each represented that it was an “accredited investor” as defined in Rule 501 promulgated under the Securities Act, it was acquiring the securities for investment purposes and without a view toward disposition thereof, and it had sufficient investment experience to evaluate the risks of the investment; we used no advertising or general solicitation in connection with the issuance and sale of the securities; and the securities were issued as restricted securities. In determining that the issuance of certain of such securities qualified for exemption in reliance on Regulation S, we relied on the following facts: each recipient represented that it is not a “U.S. Person” within the meaning of Regulation S under the Securities Act and that he, she or it would not sell the shares in the U.S. for a period of at least one year after purchase.

Item 3.03	Material Modification of Rights of Security Holders.

Reference is made to the disclosure set forth under Item 5.03 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a) Effective on December 17, 2014 and with the approval of our Board of Directors, we dismissed Harris & Gillespie CPA’S PLLC, or Harris & Gillespie, as our independent registered public accounting firm engaged to audit our financial statements.

The reports issued by Harris & Gillespie on our financial statements as of and for the years ended June 30, 2014 and June 30, 2013 contained an explanatory paragraph stating that there was substantial doubt about our ability to continue as a going concern. Other than as disclosed above, such reports did not contain an adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles.

Our decision to dismiss Harris & Gillespie is not the result of any disagreement between us and Harris & Gillespie on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During our two most recent fiscal years, there were no disagreements with Harris & Gillespie on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Harris & Gillespie, would have caused Harris & Gillespie to make a reference to the subject matter of the disagreement in connection with its reports. Pursuant to the rules of the SEC applicable to smaller reporting companies, Harris & Gillespie was not required to provide an attestation as to the effectiveness of our internal control over financial reporting for any period since our inception.

Other than as disclosed above, there were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during our two most recent fiscal years. Our Board of Directors discussed the subject matter referred to above with Harris & Gillespie. We authorized Harris & Gillespie to respond fully and without limitation to all requests of our successor accountant concerning all matters related to the annual and interim periods audited and reviewed by Harris & Gillespie, including with respect to the subject matter of any reportable event.

We provided Harris & Gillespie with a copy of the above disclosures we are making in response to Item 4.01 of this Current Report on Form 8-K and requested that Harris & Gillespie furnish a letter addressed to the SEC stating whether or not it agrees with the above statements, and, if not, stating the respects in which it does not agree. A copy of the letter dated December 17, 2014, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, or E&Y, was engaged by Pieris Operating before it became our wholly owned subsidiary to audit its financial statements for the years ended December 31, 2013 and 2012 and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended, which are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K. We are in the process of negotiating with E&Y to engage them as our new independent registered public accounting firm.

During our two most recent fiscal years and through the date of our engagement of E&Y, neither we nor anyone on our behalf consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our financial statements, and no written report or oral advice was provided to us by E&Y that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Act and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) relating to our company.

Item 5.01	Changes in Control of the Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)-(c): Effective upon the closing of the Acquisition on December 17, 2014, (i) our sole executive officer prior to the Acquisition, Aleksandrs Sviks, tendered his resignation from all positions then held with Pieris and (ii) the members of our Board of Directors that were elected in connection with the closing of the Acquisition, as described in part (d) of this Item 5.02 below, appointed as the executive officers of Pieris the individuals to the executive officer positions set forth under the heading “Management—Directors, Executive Officers and Other Non-Executive Officers” in Item 2.01 of this Current Report on Form 8-K.

For information regarding the terms of employment of our newly appointed executive officers, see “Executive Compensation” in Item 2.01 of this Current Report on Form 8-K, which description is incorporated herein by reference. For certain biographical, related party and other information regarding our newly appointed executive officers, see the disclosure under the heading “Management” and “Certain Relationships and Related Transactions, and Director Independence—Related Party Transactions” in Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

(d) Effective upon the closing of the Acquisition, our sole director prior to the Acquisition, Aleksandrs Sviks, (i) resigned as a director, and (ii) appointed as our new directors the five individuals identified as directors under the heading “Management—Directors, Executive Officers and Other Non-Executive Officers” in Item 2.01 of this Current Report on Form 8-K. Following the closing of the Acquisition, our newly elected directors appointed Chau Khuong as the Chairman of the Board.

For information about compensation to our directors, see “Executive Compensation—Director Compensation” in Item 2.01 of this Current Report on Form 8-K, which description is incorporated herein by reference.

No standing committees of our Board of Directors have been established and, as a result, none of our current directors is a member of any such committee. Further, there are no arrangements or understandings pursuant to which any of our current directors was appointed as a director.

For certain biographical, related party and other information regarding our newly appointed directors, see the disclosure under the heading “Management” and “Certain Relationships and Related Transactions, and Director Independence—Related Party Transactions” in Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

(e) Reference is made to the description of the Pieris Plan set forth under the heading “Executive Compensation—Description of Pieris Plan” in Item 2.01 of this Current Report on Form 8-K, which description is incorporated herein by reference. The description of the Pieris Plan contained in this report does not purport to be complete, and is qualified in its entirety by reference to the full text of the Pieris Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendments to Articles of Incorporation

Prior to the closing of the Acquisition, we amended our amended and restated Articles of Incorporation to (i) change our name from “Marika Inc.” to “Pieris Pharmaceuticals, Inc.”, (ii) to increase our authorized capital stock from 75,000,000 shares of common stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share and (iii) to amend our Articles of Incorporation for the purpose of, among other things, (a) requiring that any action taken by our stockholders be at a duly called annual or special meeting of stockholders and not by written consent; (b) requiring a supermajority vote of our stockholders for our stockholders to remove any of our directors, amend, alter or repeal or adopt any provisions inconsistent with, certain provisions contained in our Amended and Restated Articles of Incorporation, or to adopt, amend or repeal our Amended and Restated Bylaws; (c) permitting our Board of Directors to declare distributions (including dividends) on our common stock; and (d) providing for the indemnification of our directors and officers to the greatest extent permitted under Nevada law. Our Board of Directors approved the amendment on December 10, 2014, and as described under Item 5.07 of this Current Report on Form 8-K, stockholders holding 81.97% of the then outstanding shares of our common stock approved the amendment and restatement to our Articles of Incorporation on December 10, 2014. Our Amended and Restated Articles of Incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K and became effective on December 16, 2014 and our name change became effective on December 16, 2014.

In accordance with rules and regulations promulgated by FINRA, the amendment to our Articles of Incorporation to change our name became effective upon receipt of FINRA’s approval of those changes on the morning of December 15, 2014. In connection with the change of our name to “Pieris Pharmaceuticals, Inc.,” FINRA has assigned us the new stock symbol “PIRSX.”

Amendments to Bylaws

Prior to the closing of the Acquisition, we amended and restated our bylaws in their entirety. Please see the description of the Amended and Restated Bylaws in Item 2.01 Completion of Acquisition or Disposition of Assets of this Current Report on Form 8-K in the section titled “Anti-Takeover Effects of Nevada Law and Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.” Our Amended and Restated Bylaws are filed as Exhibit 3.2 to this Current Report on Form 8-K and became effective on December 17, 2014.

Change in Fiscal Year

On December 17, 2014 in connection with the Acquisition, our Board of Directors changed our fiscal year from a fiscal year ending on June 30, which was used in our most recent filing with the SEC, to one ending on December 31 of each year, which is the fiscal year of Pieris Operating.

Item 5.06	Change in Shell Company Status.

Upon the closing of the Acquisition on December 17, 2014, we ceased to be a “shell company” as defined in Rule 12b-2 of the Exchange Act. Reference is made to the disclosure under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 10, 2014, stockholders holding 81.97% of the then outstanding shares of our common stock executed a written consent in lieu of meeting to approve our Amended and Restated Articles of Incorporation to change the name of Pieris from “Marika Inc.” to “Pieris Pharmaceuticals, Inc.” and to effect the other changes as described in Item 5.03 hereof, which disclosure is incorporated herein by reference. On December 15, 2014, stockholders holding 81.97% of the then outstanding shares of our common stock executed a written consent in lieu of a meeting to approve the 2014 Employee, Director and Consultant Equity Incentive Plan.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the following are filed as exhibits to this Current Report on Form 8-K:

•	Audited financial statements of Pieris Operating as of and for the years ended December 31, 2013 and 2012 are filed as Exhibit 99.1

•	Unaudited financial statements of Pieris Operating as of and for the nine months ended September 30, 2014 and 2013 are filed as Exhibit 99.2

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), the unaudited pro forma financial information of Pieris and its wholly owned subsidiary Pieris Operating as of and for the fiscal year ended December 31, 2013 and as of and for the nine months ended September 30, 2014 are filed as Exhibit 99.3 to this Current Report on Form 8-K.

(c) Shell Company Transactions. Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.

(d) Exhibits. Reference is made to the Exhibit Index following the signature page of this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2014	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Stephen Yoder
	Name:	Stephen Yoder
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

2.1	Acquisition Agreement, dated as of December 17, 2014, by and among the Registrant, Pieris AG and the former stockholders of Pieris AG named therein

3.1	Amended and Restated Articles of Incorporation of the Registrant

3.2	Amended and Restated Bylaws of the Registrant

4.1	Form of Common Stock certificate

10.1@	2014 Employee, Director and Consultant Equity Incentive Plan

10.2@	Form of Stock Option Award Agreement under the Registrant’s 2014 Employee, Director and Consultant Equity Incentive Plan

10.3±	Collaboration Agreement by and between Pieris AG and Allergan Sales, LLC, dated as of August 21, 2009

10.4±	Collaboration and License Agreement by and among Pieris AG, Sanofi-Aventis and Sanofi Pasteur SA, dated as of September 24, 2010

10.5±	First Letter Agreement to Collaboration and License Agreement by and among Pieris AG, Sanofi-Aventis and Sanofi-Pasteur SA, dated as of February 20, 2013

10.6±	Collaboration Research and Technology Licensing Agreement by and between Pieris AG and Daiichi Sankyo Company Limited, dated as of May 31, 2011

10.7±	Development and License Agreement by and between Pieris AG and Cadila Healthcare Limited, dated as of October 7, 2013

10.8±	Joint Development and License Agreement by and between Pieris AG and Stelis BioPharma Private Limited, dated as of November 21, 2013

10.9±	Research and Licensing Agreement by and between Pieris AG and Technische Universität München, dated as of July 26, 2007

10.10	Form of Indemnification Agreement by and between the Registrant and each of its current directors and executive officers

10.11@	Management Agreement by and between Pieris AG and Stephen S. Yoder, dated as of August 30, 2009

10.12@	Amendment to Management Agreement by and between Pieris AG and Stephen S. Yoder, dated as of March 12, 2012

10.13@	Amended and Restated Management Agreement by and between Pieris AG and Stephen S. Yoder, dated as of December 17, 2014

10.14@	Acknowledgement and Waiver Agreement by and between Pieris AG and Stephen S. Yoder, dated as of December 12, 2014

10.15@	Employment Agreement by and between the Registrant and Stephen S. Yoder, dated as of December 17, 2014

10.16@	Management Agreement by and between Pieris AG and Claus Schalper, dated as of February 6, 2008

10.17@	Consulting Agreement by and between Pieris AG and Claus Schalper, dated as of July 9, 2013

10.18@	Employment Agreement by and between Pieris AG and Dr. Ulrich Moebius, dated as of June 26, 2013

10.19@	Amendment to Employment Agreement by and between Pieris AG and Dr. Ulrich Moebius, dated as of January 28, 2014

10.20@	Amendment to Employment Agreement by and between Pieris AG and Dr. Ulrich Moebius, dated as of October 21, 2014

Exhibit Number	Description

10.21@	Management Agreement by and between Pieris AG and Dr. Laurent Audoly, dated as of May 18, 2010

10.22@	Consulting Agreement by and between Pieris AG and Danforth Advisors, LLC, effective as of November 19, 2014

10.23	Lease Agreement by and between Pieris AG and Födergesellschft IZB mbH, dated as of May 4, 2011

10.24	Convertible Bridge Loan Agreement by and among Pieris AG and the Stockholder parties listed therein, dated as of November 12, 2012

10.25	Amendment to Convertible Bridge Loan Agreement by and among Pieris AG and the Stockholders listed therein, dated as of March 4, 2014

10.26	Participation Agreement (silent partnership agreement) between Pieris AG and tbg Technologie-Beteiligungs-Gesellschaft mbH, dated May 13, 2003

10.27	Repayment Agreement by and between Pieris AG and tbg Technologie-Beteiligungs-Gesellschaft mbH, dated as of April 3, 2014

10.28	Settlement Agreement (Accelerated Repayment Agreement) by and between Pieris AG and tbg Technologie-Beteiligungs-Gesellschaft mbH, dated as of December 11, 2014

10.29	Convertible Bridge Loan Agreement by and among Pieris AG and the Stockholders listed on Exhibit A thereto, dated as of April 14, 2014

10.30	Consolidated Shareholders’ Agreement 2014, Pieris AG, Freising, Germany, by and among Pieris AG and the Stockholders party thereto, dated October 10, 2014

10.31	Investment Agreement, Pieris AG, Freising, Germany, by and among Pieris AG, Stephen Yoder and the Existing Shareholders party thereto, dated October 10, 2014

10.32	Agreement, by and among Pieris AG and the Stockholders party thereto, dated December 5, 2014

10.33	Split-Off Agreement, by and among the Registrant, Marika Enterprises Inc. and Aleksandrs Sviks, dated December 17, 2014

10.34	General Release Agreement, by and among the Registrant, Marika Enterprises Inc. and Aleksandrs Sviks, dated December 17, 2014

16.1	Letter regarding change in certified public accountant

21.1	List of Subsidiaries

99.1	Audited financial statements of the Registrant as of and for the years ended December 31, 2013 and 2012

99.2	Unaudited financial statements of the Registrant as of and for the nine months ended September 30, 2014 and 2013

99.3	Pro forma financial information of the Registrant and its wholly owned subsidiary Pieris AG

@	Management contract or compensatory plan or arrangement
±	Confidential treatment requested